Filed pursuant to Rule 424(b)(3)

Registration No. 333-281949

707 Cayman Holdings Limited

2,500,000 Ordinary Shares

This prospectus relates to the resale offering of 989,800 Ordinary Shares held by Expert Core Enterprises Limited, 989,800 Ordinary Shares held by Harmony Prime Limited, 929,200 Ordinary Shares held by Goldstone Capital Limited and 929,200 Ordinary Shares held by Long Vehicle Capital Limited (collectively the “Resale Shareholders”). We will not receive any of the proceeds from the sale of Ordinary Shares by any of the Resale Shareholders.

The 3,838,000 Ordinary Shares are being offered for sale by the Resale Shareholders only after the 2,500,000 Ordinary Shares are sold pursuant to a prospectus issued in connection with our initial public offering (the “IPO”), which prospectus may be referred to herein as the Public Offering Prospectus. Any Ordinary Shares sold by the Resale Shareholders in this resale offering (the “Offering”) will occur at prevailing market prices or in privately negotiated prices. The distribution of securities offered hereby may be effected in one or more transactions that may take place in ordinary brokers’ transactions or privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Resale Shareholders.

The underwriter will not receive any compensation from the sale of the Ordinary Shares by the Resale Shareholders. The Resale Shareholders will receive all of the net proceeds from the sales of Ordinary Shares offered by it under this prospectus. We have agreed to bear the expenses relating to the registration of the Ordinary Shares for the Resale Shareholders.

The Ordinary Shares being offered by us pursuant to the Public Offering Prospectus were listed at US$4.00, which is the public offering price of the Ordinary Shares we are selling in our IPO. Thereafter, any sales will occur at prevailing market prices or in privately negotiated prices. The distribution of securities offered hereby may be effected in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Resale Shareholders. No sales of the shares covered by this prospectus shall occur until the Ordinary Shares sold in our IPO begin trading on the Nasdaq.

On June 9, 2025, a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and our Ordinary Shares began trading on June 9 2025. We expect to receive approximately $5.2 million in net proceeds from the IPO after payment of underwriting discounts and commissions and estimated expenses of the IPO.

Concurrent with the IPO, our Ordinary Shares were listed on the Nasdaq Capital Market under the symbol “JEM.”

Investing in our Ordinary Shares involves a high degree of risk. See the section entitled “Risk Factors” starting on page 11 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Ordinary Shares.

We were incorporated in the Cayman Islands on February 2, 2024, as a holding company of our business, which, upon the restructuring as described below, will be primarily operated through our wholly-owned subsidiary, 707IL. Our Company is not a Chinese or Hong Kong operating company but a Cayman Islands holding company with operations conducted by our subsidiary in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong” or “HK”). As a holding company with no material operations of our own, upon completion of the restructuring, we will conduct our operations solely through our HK-incorporated wholly-owned subsidiary, 707IL.

We are not, and our subsidiary 707IL is not, a Chinese operating company.

You are investing in Ordinary Shares of our Company, the Cayman Islands holding company. Investors of our Ordinary Shares are not purchasing and may never directly hold equity interests in 707IL. Such a structure involves unique risks to investors in this Offering. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. There are number of other risks associated with the fact that our operating company is in Hong Kong. For a detailed description of such risks, see “Risks Relating to Doing Business in Hong Kong” on page 18 of this prospectus.

We do not expect to be subject to the cybersecurity review by the China Securities Regulatory Commission (“CSRC”) and the Cyberspace Administration of China (“CAC”) in relation to this Offering, given that: (1) our Operating Subsidiary is incorporated in Hong Kong and is located in Hong Kong, not a PRC domestic company, (2) we have no subsidiary, variable interest entity (“VIE”) structure or any direct operations in mainland China, and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). Because our operations are in Hong Kong, a special administrative region of China, our business is subject to the complex and rapidly evolving laws and regulations there. However, in light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the Offering. We may become subject to PRC laws or Hong Kong regulations relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. In the event of a failure to comply, we may be required to suspend our relevant businesses and become subject to fines and other penalties, which may materially and adversely affect our financial condition. In addition, given the recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, it remains uncertain as to how any such regulatory measures will be interpreted or implemented. See more detailed discussion of this risk factor on page 19 of this prospectus.

We do not currently expect the Measures for Cybersecurity Review (2021) and the PRC Personal Information Protection Law to have an impact on our business, operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “Operator” on the basis that (i) our Operating Subsidiary is incorporated in Hong Kong, not a PRC domestic company, and operates in Hong Kong without any subsidiary or VIE structure in mainland China, and each of the Measures for Cybersecurity Review (2021) and the PRC Personal Information Protection Law remains unclear whether it shall be applied to a company based in Hong Kong; (ii) as of date of this prospectus, our Operating Subsidiary has in aggregate collected and stored personal information of less than one million users, and that data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities; (iii) all of the data our Operating Subsidiary has collected is stored in servers located in Hong Kong; and (iv) as of the date of this prospectus, our Operating Subsidiary has not been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review or a CSRC review. An “Operator” is required to file for cybersecurity review before listing in the United States.

Further, we may be subject to a variety of laws and other obligations regarding data protection in Hong Kong. The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) states that any person who controls the collection, holding, processing or use of personal data (the “data user”) shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO (the “Data Protection Principles”) unless the act or practice, as the case may be, is required or permitted under the PDPO. The PDPO was amended by the Personal Data (Privacy) (Amendment) Ordinance 2021 (the “PDPAO”) in October 2021. It amends the PDPO, particularly to: (i) criminalize doxing, i.e. unconsented disclosure of personal information of targeted individuals and groups; (ii) introduce a cessation notice regime to tackle doxing with extra-territorial reach; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner for Personal Data, in contexts beyond doxing.

We are of the view that we are not likely to be in breach of the PDPO and the PDPAO, for the following reasons: (i) using our products and services do not require providing applicable users’ personal information and (ii) we possess a minimum amount, if not none of the personal information in our business operations. Nonetheless, we are subject to laws and regulations relating to the collection, storage, use, processing, transmission, retention, security and transfer of personal information and other data. The interpretation and application of laws, regulations and standards on data protection and privacy may continue to evolve. We cannot assure you that the governmental authorities in Hong Kong will not interpret or implement the laws or regulations in ways that negatively affect us. For more detailed discussion, see “Risks Relating to Doing Business in Hong Kong” and the risk factor that begins “We may become subject to a variety of PRC laws and other regulations regarding data protection or cybersecurity…” that begins on page 19.

We also do not expect to be subject to the Trial Administrative Measures of Overseas Securities Issuance and Listing by Domestic Enterprises of the PRC (the “Trial Overseas Listing Measures”) in relation to this Offering. On February 17, 2023, the CSRC announced a circular on the Administrative Arrangements for Filing of Securities Offering and Listing By Domestic Companies and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Overseas Listing Measures, and five supporting guidelines. The Trial Overseas Listing Measures came into effect on March 31, 2023. The Trial Overseas Listing Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Overseas Listing Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Overseas Listing Measures also lay out requirements for the reporting of material events. Breaches of the Trial Overseas Listing Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Overseas Listing Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives. The Trial Overseas Listing Measures do not apply to us because we are not a PRC domestic company.

We also do not expect, and as advised by the PRC counsel, Guangdong Wesley Law Firm, the China’s Enterprise Tax Law is applicable to us as we do not have any subsidiary incorporated in the Mainland China as a PRC domestic company. Further, in August 2006, Hong Kong and China have signed a comprehensive arrangement titled “Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income” (the “Comprehensive Double Taxation Arrangement”) for the allocation of the right to tax between the two jurisdictions on a reasonable basis to avoid double taxation of income. The Comprehensive Double Taxation Arrangement covers income from immovable property, associated enterprises, dividends, interest, royalties, capital gains, pensions and government services etc. The Comprehensive Double Taxation Arrangement has since then been modified in 2008, 2010, 2015 and 2019 under different protocols for the purpose of further develop the economic relationship and to enhance the co-operation in tax matters, intending to eliminate double taxation with respect to taxes on income without creating opportunities for non-taxation or reduced taxation through tax evasion or avoidance (including through treaty-shopping arrangements aimed at obtaining tax reliefs provided in the Comprehensive Double Taxation Arrangement for the indirect benefit of residents of third tax jurisdictions). Currently, we do not rely on the Comprehensive Double Taxation Arrangement and no application has been made thereto.

The national laws adopted by the PRC are generally not applicable to Hong Kong according to the Basic Law. The Basic Law came into effect on July 1, 1997. It is the constitutional document of Hong Kong, which sets out the PRC’s basic policies regarding Hong Kong. The principle of “one country, two systems” is a prominent feature of the Basic Law, which dictates that Hong Kong will retain its unique common law and capitalist system for 50 years after the handover of Hong Kong by the United Kingdom in 1997. Under the principle of “one country, two systems”, Hong Kong’s legal system, which is different from that of the PRC, is based on common law, supplemented by statutes.

Pursuant to Article 18 of the Basic Law, national laws adopted by the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws in relation to the national flag, national anthem, and diplomatic privileges and immunities. Further, there is no legislation stating that the laws in Hong Kong should be commensurate with those in the PRC. Despite the foregoing, the legal and operational risks of operating in China also apply to businesses operating in Hong Kong and Macau. There is a risk that there be a change in these policies, which could result in a material change in our operations and/or the value of the Ordinary Shares we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such Ordinary Shares to significantly decline or be worthless.

However, as how the existing PRC regulations will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC and the CSRC, may adopt new laws, regulations, rules, or detailed implementation and interpretation is still in development, if any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. Such new laws, regulations, rules or implementation and interpretation could result in a material change in our operations and / or the value of our Ordinary Shares. Such changes could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and / or cause the value of our Ordinary Shares to significantly decline or be worthless.

We cannot assure you that PRC regulatory agencies, including the CAC and the CSRC, will take the same view as we do. Similarly, there is no assurance that we can fully or timely comply with such laws promulgated by the CAC and the CSRC if an alternative view is applied to Hong Kong. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC or filing procedures with the CSRC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

We believe that we have been in compliance with the data privacy and personal information requirements of the CAC for the above-mentioned reasons. Further, we are not a PRC based “domestic company” for the purposes of the Trial Overseas Listing Measures.

Recently, the government of mainland China initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland Chinese companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. In addition, due to long arm provisions under the current laws and regulations of mainland China, there remains regulatory uncertainty with respect to whether in the future we will be required to obtain permissions or approvals from the authorities of mainland China to operate our business or to list our securities on the U.S. exchanges and offer securities. Any change in foreign investment regulations, and other policy related enforcement actions by the PRC government or changes in Hong Kong regulations relating to companies operating in Hong Kong regarding corporate structure, scope of cybersecurity reviews, expanded anti-monopoly efforts or any other regulatory area could result in a material change in our operations, our ability to accept foreign investment or list on an exchange and could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors or cause the value of our Ordinary Shares to significantly decline or be worthless.

As of the date of this prospectus, our Company and its subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. None of our business activities appears to be within the immediate targeted areas of concern by the Chinese government. For more details, see “Risk Factors — Risks Relating to Doing Business in Hong Kong” — We may become subject to a variety of PRC laws and other regulations regarding data protection or cybersecurity, and any failure to comply with applicable laws and regulations could have a material and adverse effect on our business, financial condition and results of operations” on page 19 of this prospectus.

Pursuant to the Holding Foreign Companies Accountable Act (“HFCAA”), the Public Company Accounting Oversight Board United States (“PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) the PRC because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB recently, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period before our Ordinary Shares may be prohibited from trading or being delisted. Our auditor ARK Pro CPA & Co. is not subject to the determinations as to the inability to be inspected or investigated completely as announced by the PCAOB on December 16, 2021. Our auditor is headquartered in Hong Kong. If trading in our Ordinary Shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited.

The delisting, or the cessation of trading of our Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. See “Risk Factors —Risks Related to Our IPO and Ownership of our Ordinary Shares” on page 23 of the prospectus.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the CSRC and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA, if needed. See “A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.” on page 21.

707IL conducts its business in Hong Kong. Conducting business in Hong Kong involves risks of uncertainty about any actions the Chinese government or authorities in Hong Kong may take. We do not believe and Guangdong Wesley Law Firm, our legal counsel in PRC, has advised us that we are not currently subject to requiring permission or approval from the Chinese government to operate our business or to offer our Ordinary Shares. To the extent we inadvertently conclude that we do not need such permission or approval, or the laws or regulations change requiring approval, we may be subject to penalties or be unable to operate our business or offer our Ordinary Shares as planned. See “Prospectus Summary - Recent Regulatory Developments in the PRC” beginning on page 5 and “Risk Factors – Risks Relating to Doing Business in Hong Kong” beginning on page 18.

There are significant legal and operational risks associated with being based in or having the majority of our operations in Hong Kong, including potential changes in the legal, political and economic policies of the Chinese government, and the relations between China and the United States. Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, and could cause the value of our securities to significantly decline or become worthless. See “Risk Factors – Risks Relating to Doing Business in Hong Kong” – beginning on page 18.

Our business is primarily conducted through our wholly-owned subsidiary, namely 707IL in Hong Kong. The Company will rely on dividends paid by our subsidiary 707IL as well as the intermediary wholly owned subsidiary incorporated in the British Virgin Islands, namely Beta Alpha Holdings, for our working capital and cash needs, including the funds necessary to pay any dividends. Through 707IL, we have made the following distributions to date - a special dividend of approximately HK$5.7 million to Mr. Cheung, as the then sole shareholder of 707IL during the year ended September 30, 2023. We currently intend to retain all of our available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends or making any distributions in the foreseeable future. We do not have a formal cash management policy. While there are currently no restrictions regarding the transfer of cash from Hong Kong, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or our investors, or to fund our operations outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from 707IL. See “Transfers of Cash to and from our Subsidiaries” on page 2 and 7 and related risk factor on page 18 under “Risks Related to Doing Business in Hong Kong - In the event the PRC government restricts or prohibits cash transfers from Hong Kong, our ability to distribute earnings and pay dividends may be impeded, thus limiting our ability to grow our business or receive earnings to the detriment of our investors.

For the financial years ended September 30, 2023 and 2024, there was no transfer or distributions between the holding company and our subsidiaries as the corporate reorganization has not yet taken place. The dividends paid for the financial years ended September 30, 2023 and 2024 were paid directly from our Operating Subsidiary to the shareholder. If we decide to pay dividends on any of our Ordinary Shares, as a holding company, we will depend on the receipt of funds from our subsidiaries through dividend payments. We are permitted under the laws of the Cayman Islands to provide funding to our operating subsidiaries through loans and/or capital contributions without restriction on the amount of the funds loaned or contributed.

Cayman Islands. Subject to the Cayman Act and our Memorandum and Articles of Association, our board of Directors may declare dividends and distributions on our Ordinary Shares and authorize payment of the dividends or distributions out of the funds of the Company. No dividend or distribution shall be paid except out of our realized or unrealized profits, or out of our share premium account unless immediately following the payment we are able to pay our debts as they fall due in the ordinary course of business. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either its profit or share premium account, provided that in no circumstances may a dividend be paid if such payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

British Virgin Islands. Under BVI law, the board of directors of our BVI subsidiary may authorize payment of a dividend to its shareholders as such time and of such an amount as they determine if they are satisfied on reasonable grounds that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

Hong Kong. Under Hong Kong law, dividends may only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves. Dividends cannot be paid out of share capital. As at the date of this prospectus, there are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between the Company and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions or limitations on distributing earnings from our business and subsidiaries to the Company and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

Investors in our Ordinary Shares should note that, to the extent cash in the business is in Hong Kong or a Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC and Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of these subsidiaries by the PRC government or Hong Kong Government to transfer cash.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules and will continue to be as long as our majority and eventual controlling shareholder JME is the beneficial owner of an aggregate of 15,612,000 Ordinary Shares, which will represent 71.13% of the total issued and outstanding Ordinary Shares. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules although we do not presently intend to rely on such exemptions. JME is owned and controlled by Mr. Cheung, our chief executive officer and executive director.

As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nomination and compensation committees might not consist entirely of independent directors upon closing of the Offering. If we cease to remain as a foreign private issuer, we may rely on these exemptions. Furthermore, JME will be able to exert significant control over our management and affairs, including approval of significant corporate transactions. For additional information, see “Risks Relating to Our IPO and Ownership of Our Ordinary Shares.” JME, our Controlling Shareholder has substantial influence over our Company. Further, JME is owned and controlled by Mr. Cheung, our chief executive officer and executive director. Neither JME’s nor Mr. Cheung’s interests may be aligned with the interests of our other shareholders, and JME could prevent or cause a change of control or other transactions” on page 23.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements.

An investment in our Ordinary Shares involves significant risks. You should carefully consider the risk factors beginning on page 11 of this prospectus before you make your decision to invest in our Ordinary Shares.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2025

Until July 4, 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. We do not take responsibility for, nor provide any assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: we have not done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them, and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our reporting currency is the Hong Kong dollar. We make no representation that the Hong Kong dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Hong Kong dollars, as the case may be, at any particular rate or at all.

This prospectus contains translations of certain HK$ amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the Year Ended September 30,
	2023	2024
Period Average HK$: US$ exchange rate	7.85	7.77

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Investors should not place undue reliance on the facts, statistics and data contained in this prospectus with respect to the economies and the industry. Certain market and industry data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All market and industry data used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe the information from industry publications and other third-party sources included in this prospectus is reliable, we do not guarantee the accuracy and completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, certain of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

●	our business and operating strategies and our various measures to implement such strategies;

●	our operations and business prospects, including development and capital expenditure plans for our existing business;

●	changes in policies, legislation, regulations or practices in the industry and place in which we operate that may affect our business operations;

●	our financial condition, results of operations and dividend policy;

●	changes in political and economic conditions and competition in the business in which we operate;

●	the regulatory environment and industry outlook in general;

●	catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

●	the overall economic environment and general market and economic conditions in Hong Kong;

●	changes in the need for capital and the availability of financing and capital to fund those needs;

●	our ability to anticipate and respond to changes in consumer performances, tastes and trends; and

●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

iii

DEFINITIONS

“707IL”	means 707 International Limited, a company incorporated in Hong Kong with limited liability on January 4, 2021 and an indirect wholly-owned subsidiary of our Company, which is also referred to as “Operating Subsidiary.”

“Articles of Association”	means the amended and restated articles of association of our Company adopted on March 7, 2025, as amended from time to time, a copy of which is filed as Exhibit 3.1 to this Registration Statement.

“Beta Alpha”	means Beta Alpha Holdings Limited, a company incorporated in the BVI with limited liability on February 14, 2024 and our direct wholly-owned subsidiary.

“Business Day”	means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“BVI”	means British Virgin Islands.

“China” or the “PRC”	means the People’s Republic of China, excluding, for the purpose of this prospectus only, the special administrative regions of Hong Kong, the Macau Special Administrative Region and Taiwan.

“Companies Act”	means the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time.

“Companies Ordinance”	means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time.

“Company”, “the Company”, or “our Company”	means 707 Cayman Holdings Limited, a company incorporated in the Cayman Islands as an exempted company with limited liability on February 2, 2024.

“Employees’ Compensation Ordinance”	means the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time.

“Employment Ordinance”	means the Employment Ordinance (Chapter 57 of the Laws of Hong Kong, as amended, supplemented or otherwise modified from time to time).

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.

“Expert Core”	means Expert Core Enterprises Limited, a company incorporated in the BVI with limited liability and wholly-owned by Mr. Ho Tong Ho, an Independent Third Party, being an existing shareholder of our Company.

“FINRA”	means Financial Industry Regulatory Authority, Inc.

“Goldstone”	means Goldstone Capital Limited, a company incorporated in the BVI with limited liability and wholly-owned by Mr. Kwok Shun Tim, an Independent Third Party, being an existing shareholder of our Company.

“Group,” “our Group,” “we” or “us”	means our Company and our subsidiaries, including our Operating Subsidiary.

“HK$,” “Hong Kong dollars” or “HK dollars”	means Hong Kong dollars, the lawful currency of Hong Kong.

“Harmony Prime”	means Harmony Prime Limited, a company incorporated in the BVI with limited liability and wholly-owned by Ms. Law Kam Yan, Debby, an Independent Third Party, being an existing shareholder of our Company.

“Independent Third Party(ies)”	means a person or company who or which is independent of and is not a 5% beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% beneficial owner of the Company.

“JME” or “Controlling Shareholder”	means JME International Holdings Limited, a company incorporated in the BVI with limited liability on February 1, 2024 and wholly-owned by Mr. Cheung, our chief executive officer and executive officer.

iv

“Long Vehicle”	means Long Vehicle Capital Limited, a company incorporated in the BVI with limited liability and wholly-owned by Mr. Zhang Xiongfeng, an Independent Third Party, being an existing shareholder of our Company.

“Listing”	means the listing of our Ordinary Shares on the Nasdaq Capital Market or other national securities exchange.

“Mandatory Provident Fund Schemes Ordinance”	means the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time.

“Memorandum of Association” or “Memorandum”	means the amended and restated memorandum of association of our Company adopted on March 7, 2025 and as supplemented, amended or otherwise modified from time to time, a copy of which is filed as Exhibit 3.1 to our Registration Statement of which this prospectus forms a part.

“Minimum Wage Ordinance”	means the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time.

“MPF”	means mandatory provident fund to be contributed by an employer in accordance with the Mandatory Provident Fund Schemes Ordinance.

“MPF Authority”	means the Mandatory Provident Fund Scheme Authority of Hong Kong.

“Mr. Chak”	means Mr. Chak Ka Wai, the chief financial officer of our Company.

“Mr. Cheung”	means Mr. Cheung Lui, an executive director and the chief executive officer of our Company and an indirect controlling shareholder of our Company through JME.

“Mr. Sfez”	means Mr. Jose Sfez, chairman and an executive director of our Company.

“Offering”	means the offer of Ordinary Shares by our Company and the Selling Shareholder pursuant to this prospectus.

“Operating Subsidiary”	means 707IL.

“Ordinary Shares”	means ordinary share(s) with par value of US$0.001 each in the share capital of our Company.

“Pandemic”	means the COVID-19 pandemic which persisted from early 2020 to late 2022.

“Regulation S”	means Regulation S under the U.S. Securities Act.

“Resale Shareholders”	means collectively Expert Core, Harmony Prime, Goldstone and Long Vehicle and each a “Resale Shareholder.”

“Sarbanes Oxley Act”	means The Sarbanes-Oxley Act of 2002.

“SEC”	means the United States Securities and Exchange Commission.

“Securities Act”	means the Securities Act of 1933, as amended.

“SKU”	means stock keeping unit, which is an identification of a particular product (for example by type, color and/or size) that facilitates it to be tracked for inventory purposes.

“U.S.,” “United States” or “US”	means the United States of America.

“US$” or “$” or “U.S. dollars”	means United States dollars, the lawful currency of the United States of America.

“U.S. GAAP”	means the generally accepted accounting principles in the United States of America.

v

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our combined financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Ordinary Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” on page iii.

Overview

We are a Hong Kong-based company that sells quality apparel products and provides supply chain management total solutions to our customers spanning from Western Europe, North America to the Middle East. We were founded in 2021 and became wholly-owned by Mr. Cheung, executive director and chief executive officer, in May 2022 and have grown, in a short period of time, building relationships with a diverse range of customers. Our customers include mid-size brand owners and apparel companies that have comprehensive operations with private labels that are sold worldwide.

Our Competitive Strengths

We believe our competitive strengths lie in the following:

●	Our management team possesses extensive apparel industry experience;

●	Our apparel supply chain management services offer total solutions to our customers;

●	We have built a good relationship with an established network of experienced third-party manufacturers;

●	We have a diversified range of customers;

●	We have stringent quality assurance and control measures; and

●	We operate in a cost effective and asset-light manner.

Our Growth Strategies

We plan to grow our business in the following ways: (i) build on our core business of selling quality apparel products and offering supply chain management total solutions to our customers; (ii) to expand into developing and selling our own brand of quality apparel products to retail customers in Hong Kong; and (iii) to distribute our customers’ apparel products on our sales platforms in Hong Kong, primarily online and through social media platforms with minimal brick-and-mortar stores. To execute this distribution, we plan to offer live streams of our apparel products through social media platforms and customers can place orders for them through our website, mobile app, social media accounts or brick-and-mortar store(s) at a discount for a short preview period after the live stream.

To implement our business growth, we plan to (i) expand our product development department, merchandising department and logistics department; (ii) set up a sales and marketing department and an information technology department; (iii) hire our own team of inhouse designers to support our product development department; (iv) acquire state-of-the-art computer aided design software and tools for use by our designers; (v) expand our warehouse; (vi) revamp our current website and build a new mobile app; (vii) upgrade our enterprise resource planning (“ERP”) system, to cater for this new business; (viii) set up at least one brick-and-mortar store in a densely populated mixed commercial and residential district in Hong Kong which can be accessed conveniently by public transport as well; (ix) expand overseas if this business model proves successful; and (x) acquire the rights from more labels to distribute their apparel products on our sales platforms.

Corporate Information

We were incorporated in the Cayman Islands on February 2, 2024. Our registered office in the Cayman Islands is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our administrative office is located at 5/F., AIA Financial Centre, 712 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong. Our telephone number is +852 3471 8000. The information contained on our website (http://www.707limited.com) does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

1

Transfers of Cash to and From Our Subsidiaries

Our business is primarily conducted through our indirect wholly-owned Operating Subsidiary, 707IL. The Cayman Islands holding company will rely on dividends paid by its subsidiaries, Beta Alpha, our wholly-owned BVI subsidiary and the latter’s wholly-owned Operating Subsidiary, 707IL, for our Company’s working capital and cash needs, including the funds necessary to pay any dividends. Our Company and Beta Alpha are Cayman Islands and BVI holding companies, respectively. Only 707IL operates in Hong Kong.

For the fiscal years ended September 2023 and 2024, except for a special dividend of HK$5,700,000 as described in the “Dividend Policy”, there had been no transfers, dividends, or distributions between the holding company, our Company, its subsidiaries, or to its investors. If we decide to pay dividends on any of our Ordinary Shares, as a holding company, we will depend on the receipt of funds from our Operating Subsidiary through dividend payments. We are permitted under the laws of the Cayman Islands and BVI to provide funding to our Operating Subsidiary through loans and/or capital contributions without restriction on the amount of the funds loaned or contributed.

We currently intend to retain all of our available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends or distributions in the foreseeable future. We do not have a formal cash management policy. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. There are risks related to the fact that the PRC government may restrict our ability to transfer cash outside of Hong Kong or fund operations outside of Hong Kong. See the risk factor on page 18 under “Risks Related to Doing Business in Hong Kong – In the event the PRC government restricts or prohibits cash transfers from Hong Kong, our ability to distribute earnings and pay dividends may be impeded, thus limiting our ability to grow our business or receive earnings to the detriment of our investors.”

Cayman Islands. Subject to the Cayman Act and our Memorandum and Articles of Association, our board of directors may declare dividends and distributions on our Ordinary Shares and authorize payment of the dividends or distributions out of the funds of the Company. No dividend or distribution shall be paid except out of our realized or unrealized profits, or out of our share premium account unless immediately following the payment we are able to pay our debts as they fall due in the ordinary course of business. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either its profit or share premium account, provided that in no circumstances may a dividend be paid if such payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

British Virgin Islands. Under BVI law, the board of directors of our BVI subsidiary may authorize payment of a dividend to its shareholders as such time and of such an amount as they determine if they are satisfied on reasonable grounds that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

Hong Kong. Under Hong Kong law, dividends may only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves. Dividends cannot be paid out of share capital. At this time, there are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between the Company and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions or limitations on distributing earnings from our business and subsidiaries to the Company and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from 707IL.

For more information, see “Dividend Policy,” “Risk Factors”, “Summary Combined Financial and Data” and “Combined Statements of Changes in Shareholders’ Equity” in the Report of the independent registered public accounting firm.

Corporate Structure

The PRC government may, in the future, disallow our corporate structure, which restrictions would likely result in a material change in our operations and/or in the value of our Ordinary Shares. Such restrictions may cause the value of our Ordinary Shares to decline significantly in value or be rendered worthless.

Risks and Challenges

Investing in our Ordinary Shares involves risks. You should carefully read and consider all of the information contained in this prospectus (including in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the notes thereto) before making an investment decision.

For example, see “Risk Factors Relating to Doing Business in Hong Kong” beginning on page 18 for a detailed discussion about the number of risks relating to an investment in our Company arising from the legal system in China, including but not limited to:

-	risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice – see “Risk Factors – Risks Relating to Doing Business in Hong Kong - The economic, political and social conditions of the PRC as well as its government policies may adversely affect our business and results of operations” on page 18;
-	the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our Ordinary Shares – see “Risk Factors – Risk Relating to Doing Business in Hong Kong” that begins “Through long arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight over the conduct of our business” on page 18;
-	any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless – see “Risk Factors – Risk Relating to Doing Business in Hong Kong” that begins “Through long arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight over the conduct of our business” on page 18;
-	the risk that future audit reports will be prepared by auditors who are inspected by the PCAOB and, as such, future investors may be deprived of the benefits of inspection and trading in our Ordinary Shares may be prohibited – see “Risk Factors – Risks Relating to Doing Business in Hong Kong” that begins “A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors” on page 21.
-	under the HFCAA if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities see “Risk Factors - Risks Relating to Doing Business in Hong Kong” that begins “A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors” on page 21
-	that the Accelerating Holding Foreign Companies Accountable Act, which became law on December 29, 2022 and amends the HFCAA, requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduces the time before our Shares may be prohibited from trading or delisted see “Risk Factors - Risks Relating to Doing Business in Hong Kong” that begins “A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors” on page 21.
-	to the extent we inadvertently conclude that we do not need permission or approval from the PRC regarding certain regulatory matters, or the laws or regulations change requiring approval, we may be subject to penalties or be unable to operate our business or offer our Ordinary Shares as planned as discussed further in “Risk Factors – Risks Relating to Doing Business in Hong Kong.”.

2

The following is a summary of what our management views as our most significant risk factors including but not limited to the following:

The risks summarized below are qualified by reference to “Risk Factors” beginning on page 11 of this prospectus, which you should carefully consider before making a decision to invest in our Ordinary Shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Ordinary Shares would likely decline, and you may lose all or part of your investment. In reviewing this prospectus, you should bear in mind that past results are no guarantee of future performance. See “Special Note Regarding Forward-Looking Statements” on page iii for a discussion of forward-looking statements, and the significance of forward-looking statements in the context of this prospectus.

●	If we fail to retain business relationships with two major recurring customers or secure new customers, our business, financial condition and results of operations may be adversely affected.

●	Our relatively short operating history in the apparel supply chain management industry may make it difficult to evaluate our prospects and future financial results and our past growth rate, revenue and net profit margin may not be indicative of our future growth rate, revenue and net profit margin.

●	We depend on our management team, particularly Mr. Cheung, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.

●	Our cash conversion cycle is long and our cash flow may fluctuate due to customers’ payment practice for apparel products and/or apparel-related accessories delivered under the sales contracts.

●	We are dependent on third-party manufacturers for the production of apparel products and apparel-related accessories, and any disruption to our relationship or their manufacturing operations could adversely affect our apparel supply chain management services.

●	Our business and results of operations may be adversely affected if we are unable to capture, predict or respond timely to our customers’ and/or the end consumers’ needs and preferences or keep up with market/seasonal trends for apparel products and/or apparel-related accessories.

●	Fluctuations in consumer spending caused by social, economic, political and legal developments or instability, as well as any changes in government policies, in Western Europe, North America and the Middle East could materially and adversely affect our business, results of operations, financial condition and business prospects.

●	Natural disasters and other catastrophic events beyond our control could adversely affect our business operations and financial performance.

●	A shift in our customers’ business model to business-to-business may affect our sales.

●	We operate in a competitive market.

●	A strong U.S. dollar may affect the demand for our apparel products and apparel-related accessories.

●	If we or the third-party manufacturers engaged by us are required to comply with social responsibility and social compliance standards or if there are changes in existing laws, regulations and government policies requiring such compliance, we may need to adopt additional internal control measures and this may increase our costs and adversely affect our financial performance.

●	If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

●	We may implement business strategies and future plans that may not be successful.

●	We may need to raise additional capital required to grow our business, and we may be unable to raise capital on terms acceptable to us or at all.

●	Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

●	If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

●	We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

●	Our business could be adversely affected by information technology systems breakdown or disruption.

●	The economic, political and social conditions of the PRC as well as its government policies may adversely affect our business and results of operations.

●	Risks and uncertainties relating to doing business in the jurisdictions in which our Operating Subsidiary operates (including the PRC and Hong Kong), beginning on page 18 of this prospectus.

●

In the event the PRC government restricts or prohibits cash transfers from Hong Kong, our ability to distribute earnings and pay dividends may be impeded, thus limiting our ability to grow our business or receive earnings to the detriment of our investors, beginning on page 18 of this prospectus and discussed in more detail on page 2 under “Transfers of Cash to and from our Subsidiaries.”

●	The Chinese regulatory authorities could disallow our organizational structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

3

●	The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and could result in significant losses and you may not be able to resell your shares at or above the IPO price.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	Because we are a Cayman Islands company and all of our business is conducted in Hong Kong you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Holding Foreign Companies Accountable Act

The HFCAA states that if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibitions requirements described above.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years, thus reducing the time period before our Ordinary Shares may be prohibited from trading or being delisted.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, PCAOB announced the PCAOB HFCAA determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. On December 15, 2022, the PCAOB issued a report that vacated the PCAOB determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

On December 29, 2022, legislation titled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

Our auditor, ARK Pro CPA & Co, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess ARK Pro CPA & Co’s compliance with applicable professional standards. ARK Pro CPA & Co is headquartered in Hong Kong. As at the date of this prospectus, our auditor is not subject to the PCAOB determinations. See “Risks Relating to Doing Business in Hong Kong. A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering” on page 21. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. We cannot assure you whether the Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected.

On August 26, 2022, the PCAOB signed a SOP Agreement with the CSRC and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S. law. It includes three provisions that, if abided by, would grant the PCAOB complete access for the first time: (1) the PCAOB has sole discretion to select the firms, audit engagements and potential violations it inspects and investigates – without consultation with, nor input from, Chinese authorities; (2) procedures are in place for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; and (3) the PCAOB has direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. If in the future, the PCAOB is unable to inspect any audit firm used by us, then we may still face the risk of being delisted.

4

Recent Regulatory Developments in the PRC

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China, including cracking down on certain illegal activities in the securities market, enhancing supervision over Chinese-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. In light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we may be subject to a variety of PRC laws, changes in regulatory actions in Hong Kong and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the Offering. It remains uncertain as to how any such regulatory measures will be interpreted or implemented. See more detailed discussion of this risk factor on page 19 of this prospectus.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on certain illegal activities in the securities markets to promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over Chinese-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China,” or “PRC Personal Information Protection Law,” which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the circumstances that processing of personal information of natural persons within the territory of China and that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022, replacing the former Measures for Cybersecurity Review (2020) issued on April 13, 2020. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operators (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, and any online platform operator who controls more than one million users’ personal information must undergo a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

We do not expect to be subject to the cybersecurity review by the China Securities Regulatory Commission (“CSRC”) and the Cyberspace Administration of China (“CAC”) in relation to this Offering, given that: (1) our Operating Subsidiary is incorporated in Hong Kong and is located in Hong Kong, not a PRC domestic company, (2) we have no subsidiary, variable interest entity (“VIE”) structure or any direct operations in mainland China, and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong).

We do not currently expect the Measures for Cybersecurity Review (2021) and the PRC Personal Information Protection Law to have an impact on our business, operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “Operator” on the basis that (i) our Operating Subsidiary is incorporated in Hong Kong, not a PRC domestic company, and operates in Hong Kong without any subsidiary or VIE structure in mainland China, and each of the Measures for Cybersecurity Review (2021) and the PRC Personal Information Protection Law remains unclear whether it shall be applied to a company based in Hong Kong; (ii) as of date of this prospectus, our Operating Subsidiary has in aggregate collected and stored personal information of less than one million users, and that data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities; (iii) all of the data our Operating Subsidiary has collected is stored in servers located in Hong Kong; and (iv) as of the date of this prospectus, our Operating Subsidiary has not been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review or a CSRC review. An “Operator” is required to file for cybersecurity review before listing in the United States.

On February 17, 2023, the CSRC issued the Trial Overseas Listing Measures, which came into effect on March 31, 2023. Under the Trial Overseas Listing Measures, a domestic enterprise conducting overseas issuance and listing (includes direct and indirect overseas issuance and listing) shall conduct and complete relevant filing procedures with the CSRC. Any overseas issuance and listing conducted by an issuer that concurrently meets the following conditions shall be determined as indirect overseas issuance and listing by a domestic enterprise: (i) 50% or more of its operating revenue, total profit, total assets or net assets as recorded in its audited consolidated financial statements for the most recent fiscal year is being accounted for by domestic companies; and (ii) the main parts of its business activities are conducted in mainland China, its principal places of business are located in mainland China, or the senior management in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China.

Based on the above mentioned, given that (i) the Group currently does not have, nor do it currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) it is not controlled by any PRC entity or individual; (iii) it does not have any operation in the PRC, nor does it have any partnership or cooperation with any PRC entity or individual; (iv) it currently does not have, nor does it plan to have, any investment, such as owning or leasing any asset, in the PRC; (v) none of the senior managers in charge of the business operations and management are citizens of the PRC or domiciled in mainland China; and (vi) no revenue of the Company is generated from the PRC, this Offering shall not be deemed as a domestic enterprise that indirectly offer or list securities on an overseas stock exchange, nor does it requires filing or approvals from the CSRC. We are not subject to any PRC laws and regulations except to those applicable to Hong Kong listed in Annex III of the Basic Law. We believe, and we have been advised by our PRC legal counsel, Guangdong Wesley Law Firm, that we do not need permission or approval from the Chinese government to operate our business or offer our Ordinary Shares. As such, we have not applied for and we have not been denied any permissions or approvals.

Further, as of the date of this prospectus, in the opinion of our PRC legal counsel, Guangdong Wesley Law Firm, the Company is not considered a domestic enterprise under the Trial Measures and the Trial Measures do not apply to the Company, and its listing on Nasdaq does not require fulfilling the filing procedure to the CSRC. However, there can be no assurance that the relevant PRC governmental authorities, including the CSRC, would reach the same conclusion as us, or that the CSRC or any other PRC governmental authorities would not promulgate new rules or new interpretation of current rules (with retrospective effect) to require us to obtain CSRC or other PRC governmental approvals for this Offering. If we or our Operating Subsidiary inadvertently conclude that such approvals are not required, we may be required to make corrections, be given a warning, be fined between RMB 1 million and RMB 10 million, warn the responsible person and impose a fine of not less than RMB 500,000 but not more than RMB 5 million, fine the controlling shareholder not less than RMB 1 million but not more than RMB 10 million, prevent the Company from entering the securities market and our ability to offer or continue to offer our Ordinary Shares to investors could be significantly limited or completed hindered, which could cause the value of our Ordinary Shares to significantly decline or become worthless. Our Group may also face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of the PRC, limit our operations in the PRC, delay or restrict the repatriation of the proceeds from this Offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities.

5

However, since these statements and regulatory actions are new and under development, it is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our Operating Subsidiary, its ability to accept foreign investments and the listing of our Ordinary Shares on U.S. or other foreign exchanges. If any of our Operating Subsidiary is deemed to be an “Operator,” or if Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law or the Trial Overseas Listing Measures becomes applicable to our Operating Subsidiary, the business operation of our Operating Subsidiary and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiary becomes subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. If our Operating Subsidiary fails to receive or maintain such permissions or if the required approvals are denied, our Operating Subsidiary may become subject to fines and other penalties which may have a material adverse effect on our business, operations and financial condition and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Additionally, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard.

Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our Hong Kong Operating Subsidiary’s business, it may intervene in or influence our operations. Such governmental actions (i) could result in a material change in our Operating Subsidiary’s operations; (ii) could hinder our ability to continue to offer securities to investors or list on an exchange; and (iii) may cause the value of our Ordinary Shares to significantly decline in value or become worthless.

Implications of Being a “Controlled Company”

As of the completion of the IPO, JME is the beneficial owner of an aggregate of 15,612,000 Ordinary Shares which will represent 71.13% of the then total issued and outstanding Ordinary Shares. As a result, we are a “controlled company” within the meaning of the Nasdaq Stock Market Rules and therefore eligible for certain exemptions from the corporate governance requirements of the Nasdaq listing rules. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors;
●	an exemption from the rule that director nominees be selected or recommended for selection by either a majority of the independent directors or a nomination committee comprised solely of independent directors; and
●	an exemption from the rule that a majority of our board of directors consist of independent directors.

As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements although we currently do not intend to rely on the exemptions.

In addition, our controlling shareholder will be able to exert significant control over our management and affairs, including approval of significant corporate transactions. Our status as a controlled company could cause our Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We will take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of the IPO occurs, (2) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the prior December 31, and (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or chief executive officer pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

6

Implications of Our Being a Foreign Private Issuer

Upon completion of the IPO, we will now report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the Nasdaq.

Transfer of cash to and from our subsidiaries

Our business is primarily conducted through our wholly-owned subsidiary 707IL in Hong Kong. We, as the Cayman Islands holding company, will rely on dividends paid by 707IL as well as the intermediary wholly owned subsidiary incorporated in the British Virgin Islands, Beta Alpha, for our Company’s working capital and cash needs, including the funds necessary to pay any dividends.

For the fiscal years ended September 30, 2023 and 2024, there were no transfer or distributions between the holding company and our subsidiaries as the corporate reorganization has not yet taken place. The dividends paid for the fiscal year ended September 30, 2023 were paid directly from our Operating Subsidiary to the shareholder. If we decide to pay dividends on any of our Ordinary Shares, as a holding company, we will depend on the receipt of funds from our subsidiaries through dividend payments. We are permitted under the laws of the Cayman Islands to provide funding to our operating subsidiaries through loans and/or capital contributions without restriction on the amount of the funds loaned or contributed.

Cayman Islands. Subject to the Cayman Act and our Memorandum and Articles of Association, our board of directors may declare dividends and distributions on our Ordinary Shares and authorize payment of the dividends or distributions out of the funds of the Company. No dividend or distribution shall be paid except out of our realized or unrealized profits, or out of our share premium account unless immediately following the payment we are able to pay our debts as they fall due in the ordinary course of business. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either its profit or share premium account, provided that in no circumstances may a dividend be paid if such payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

British Virgin Islands. Under BVI law, the board of directors of our BVI subsidiary may authorize payment of a dividend to its shareholders as such time and of such an amount as they determine if they are satisfied on reasonable grounds that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

Hong Kong. Under Hong Kong law, dividends may only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves. Dividends cannot be paid out of share capital. As at the date of this prospectus, there are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between the Company and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions or limitations on distributing earnings from our business and subsidiaries to the Company and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

Investors in our Ordinary Shares should note that, to the extent cash in the business is in Hong Kong or a Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC and Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of these subsidiaries by the PRC government or Hong Kong Government to transfer cash. See the risk factor on page 18 under “Risks Related to Doing Business in Hong Kong – In the event the PRC government restricts or prohibits cash transfers from Hong Kong, our ability to distribute earnings and pay dividends may be impeded, thus limiting our ability to grow our business or receive earnings to the detriment of our investors.”

7

Corporate Structure

We were incorporated in the Cayman Islands on February 2, 2024. Our registered office in the Cayman Islands is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our principal executive office is at 5/F., AIA Financial Centre, 712 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong. Our telephone number is +852 3471 8000. Our website address is http://www.707limited.com. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

The chart below sets out our corporate structure after giving effect to an internal reorganization.

Mr. CHEUNG Lui
Mr. HO Tong Ho
Ms. LAW Kam Yan, Debby
Mr. KWOK Shun Tim
Mr. ZHANG Xiongfeng
100%
100%
100%
100%
100%
JME (BVI)
Expert Core (BVI)
Harmony Prime (BVI)
Goldstone (BVI)
Long Vehicle (BVI)
81.0%
4.90%
4.90%
4.60%
4.60%
Company (Cayman Islands)
100%
Beta Alpha (BVI)
100%
707 IL (Hong Kong)

The chart below sets out our corporate structure after giving effect to the IPO and immediately prior to this Offering.

JME
(BVI)
Harmony Prime
(BVI)
Expert Core
(BVI)
Goldstone
(BVI)
Long Vehicle
(BVI)
Public
71.13%
4.51%
4.51%
4.23%
4.23%
11.39%
Company
(Cayman Islands)
100%
Beta Alpha
(BVI)
100%
707 IL
(Hong Kong)

A description of our Operating Subsidiary is set out below.

707IL was incorporated in Hong Kong as a private company limited by shares on January 4, 2021. Following an internal group reorganization completed on August 26, 2024, 707IL became our indirect wholly-owned subsidiary. Since its incorporation, 707IL has been carrying on the business of the sale of quality apparel products and provision of supply chain management total solutions to our customers spanning from Western Europe, North America to the Middle East. An investment in our Company is an investment in the Cayman Islands holding company.

8

THE OFFERING

Ordinary Shares being offered	3,838,000 Ordinary Shares.

Ordinary Shares issued and outstanding immediately after this Offering	21,950,000 Ordinary Shares.

Proceeds	We will not receive any proceeds from the sale of Ordinary Shares held by the Resale Shareholders being registered in this prospectus.

Lock-Up/Leak-Out	Goldstone and Long Vehicle have agreed to enter into Lock-up/Leak-Out Agreements with respect to certain of their Ordinary Shares covered by the Resale Prospectus. See “Lock-Up/Leak-Out Agreements” on page 95 of this prospectus.

Risk factors	Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Listing	Our Ordinary Shares are listed on the Nasdaq Capital Market.

Trading symbol	JEM

9

Summary Financial Data

The following summary combined statements of operations and cash flow data for the years ended September 30, 2023 and 2024 have been derived from our combined financial statements included elsewhere in this prospectus. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus, “Selected Combined Financial and Other Data,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our combined financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP, our combined financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Results of Operations Data:

	Year ended September 30, 2023	Year ended September 30, 2024	Year ended September 30, 2024
	HK$’000	HK$’000	US$’000

Revenues	83,996	87,679	11,285
Net income	6,561	7,461	960
Net income per share attributable to ordinary shareholders	0.32	0.37	0.05
Weighted average number of Ordinary Shares outstanding	20,200,000	20,200,000	20,200,000

Balance Sheet Data:

	September 30, 2023	September 30, 2024	September 30, 2024
	HK$’000	HK$’000	US$’000
Cash and cash equivalents	12,750	12,821	1,650
Working (deficit) capital	(1,523)	6,019	772
Total assets	37,243	33,030	4,251
Total liabilities	34,297	22,622	2,912
Total shareholders’ equity	2,946	10,408	1,340

10

RISK FACTORS

Investing in our Ordinary Shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Ordinary Shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

If we fail to retain business relationships with two major recurring customers or secure new customers, our business, financial condition and results of operations may be adversely affected.

Two major recurring customers contributed approximately 81.2% and 49.14% of our revenue during the fiscal years ended September 30, 2023 and 2024, respectively. We have not signed any long-term contracts with these two customers and they are not obligated to continue placing any sales orders with us at all or at the comparable purchase level or on terms which they historically had done. There is no assurance that they will continue to engage us for our apparel supply chain management services and source apparel products and/or apparel-related accessories via us in the future. If either of these two major recurring customers ceases to transact with us or reduce the amount of sales orders placed through us, we may be unable to timely identify new customers for new orders to make up for the lost sales. Even if new orders are obtained, they may not be on comparable or better commercial terms, and our business prospects and results of operations may be adversely affected.

Our ability to obtain new business from our customers and to maintain good business relationship with them is subject to the stability of their operations and to their business strategies, both of which are beyond our control and our ability to predict. If our existing customers decide to change their business strategies, such as downsizing their business or suspending or ceasing their development or expansion plans due to changes in end consumer spending habits, market conditions, business strategies or performance, their demand for our services may fall or they may switch to only working with service providers that are willing to offer highly competitive quotations or a longer payment period or to accept commercially less favorable terms. Even if we are prepared to match the terms of our competitors, there is still no assurance that we will be awarded with the sales contract, and hence we cannot guarantee that there will be sufficient new and sizeable sales contracts in our pipeline to sustain our business and maintain or improve our current results of operations and financial condition. Any failure to obtain new sales orders from our customers or a significant decrease in the value of the new sales contracts and/or our customers’ significant delay in or failure to make payments to us could lead to loss of revenue and/or affect our liquidity and thus affect our business adversely. Accordingly, if we are unable to obtain business from new customers to diversify our customer portfolio, our business, financial condition and results of operations may be adversely affected.

Our relatively short operating history in the apparel supply chain management industry may make it difficult to evaluate our prospects and future financial results and our past growth rate, revenue and net profit margin may not be indicative of our future growth rate, revenue and net profit margin.

For the fiscal years ended September 30, 2023 and 2024, our revenue amounted to approximately HK$84.0 million and HK$88.0 million, respectively, representing a year-on-year growth rate of approximately 4.38%. We have built a relationship with a range of customers, which include mid-size brand owners and apparel companies, some of whom have operations overseas with private labels that are sold internationally and locally and the number of our customers have increased from 10 in the fiscal year ended September 30, 2023 to 72 in the fiscal year ended September 30, 2024. However, there is no assurance that we will continue to grow at the rate we experienced during the fiscal years ended September 30, 2023 and 2024. There is also no assurance that we will be able to successfully implement our business strategies and capture a larger market or expand our customer base in the future. If we are unable to implement our business strategies successfully, our results of operations and prospects may be materially and adversely affected.

There is an inherent risk in using historical financial information to project or estimate our financial performance in the future, as it only reflects our past performance under particular conditions, especially the unprecedented Pandemic. We may be unable to sustain our historical growth rate, revenue and net profit margin for various reasons, such as deterioration in the market conditions in the countries in which our customers or their businesses are based, intensification of competition among the apparel supply chain management service providers, inflation, high unemployment and other unforeseen factors which may affect the spending habits of end consumers and hence reduce the number of sales contracts awarded to us and/or reduce our profit margins under the sales contracts. There is no assurance that we will be able to achieve the performance we previously did. As such, our relatively short operating history in the apparel supply chain management industry may make it difficult to evaluate our prospects and future financial results. Investors should not solely rely on our historical financial information as an indication of our future financial or operating performance.

11

We depend on our management team, particularly Mr. Cheung, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.

Our business operations depend on the continuing services of our management team, particularly Mr. Cheung, our ultimate controlling shareholder, executive director and chief executive officer who has over 18 years of experience in the apparel industry and is instrumental in business development and the rapid growth of our Group, and other members of the management team, including our chairman and executive director, Mr. Sfez, our executive director and chief financial officer, Mr. Chak and the heads of our product development department and the merchandising department, who each have approximately 30 years of experience in their respective field of expertise, possess extensive apparel industry knowledge and experience and have considerable experience in working with renowned international fashion labels. While we have provided different incentives to our management team, we cannot assure you that we can continue to retain their services. If one or more members of our management team were unable or unwilling to continue in their present positions, we may be unable to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected (and all these can be particularly problematic because we have not maintained any key man insurance policy for Mr. Cheung and/or any other member of our management team), and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our executive directors, there is no assurance that they will not join one of our competitors or form a competing business. If any dispute arises between us and our current or former executive directors, we may have to incur substantial costs and expenses in order to enforce such agreements or we may be unable to enforce them at all.

The management of our existing operations, the expansion of our customer base and our future growth will depend on our ability to continue to identify, hire, train and retain experienced and qualified employees or consultants. We may be unable to continue to hire or retain key management personnel and other experienced and qualified employees or consultants and this could adversely impact our operations and growth.

There is no guarantee that we will receive payments from our customers in full on time or at all.

We generally request all our customers to provide a deposit to us at the signing of a sales contract, with the balance to be settled before shipment (for new customers) or up to 30 days after shipment (for recurring customers). In the case of recurring customers which have a good credit history with us, we may waive the requirement for a deposit and grant them a credit period of up to 45 days after shipment. There is no assurance that our customers will remain solvent or that our customers will pay us in full in a timely manner or at all. We could be engaged in prolonged negotiations with our customers with respect to the settlement of payments and could incur costs to enforce such payments from time to time. We have taken out credit insurance to cover the unpaid receivables but the policy does not cover all the unpaid receivables and there is a limit to the amount of turnover covered by such policy and the number of claims that we could make under the policy. Any failure by our customers to make any payment on time may have a material adverse effect on our liquidity and any failure by our customers to pay us in full may have a material adverse effect on our business, results of operations and financial condition.

Our cash conversion cycle is long and our cash flow may fluctuate due to customers’ payment practice for apparel products and/or apparel-related accessories delivered under the sales contracts.

The payment terms under a sales contract and the back-to-back purchase contract are subject to negotiation between ourselves and our customers on the one hand and between ourselves and the third-party manufacturer on the other, and hence will not match in most circumstances. The third-party manufacturers may request a deposit from us at the signing of the purchase contract but our customers may only pay us within 45 days after the finished apparel products and/or apparel-related accessories are shipped to them. As the lead time between the placing of orders by our customers and the completion of bulk production and delivery is generally between two to six months, we may incur net cash outflows for a sales order and it is uncertain when our cash flows of a particular sales order will turn from net cash outflows into cumulative net cash inflow as it depends on the delivery schedule and the payment practice of our customer. Given our cash conversion cycle is long and the timing of payment by our customers is uncertain, if we take up a large number of significant sales orders at a particular point of time and all the third-party manufacturers require deposits from us, we may not have sufficient and timely cash inflow from other sales orders to cover the position. We rely on prompt settlement of our invoices to meet our payment obligations to third-party manufacturers. If there is a material mismatch in time between receipt of payments from our customers and payment to third-party manufacturers and we fail to manage the fluctuation of our cash flow, our corresponding cash flow position and, in turn, our business, results of operations and financial conditions could be materially and adversely affected.

We have a loan outstanding to our chief executive officer, executive director and controlling shareholder that is repayable in full upon the closing of the IPO, regardless of the amount of funds raised by us.

In October 2023, we entered into the loan facility with our major shareholder, Mr. Cheung to obtain his personal loan to support the transactions in connection with the IPO. The loan is up to the aggregate amount of HK$15 million (US$1.9 million) and is non-interest bearing, unsecured and payable promptly after the date on which the Company consummates the IPO. As of the date of the IPO, we had an aggregate outstanding balance of HK$5.1 million (US$0.6 million) under such note. Because the loan is with an individual who is our chief executive officer, executive director and controlling shareholder, there is an inherent conflict of interest between the Company and Mr. Cheung as the lender. While we fully intend, and the terms of the note dictate, that the loan is payable in full with the proceeds of the IPO, in the event the terms are changed or the term of the loan is extended beyond the IPO, we may continue to have an outstanding loan with a closely related party. However, we do note that the audit committee consisting of independent directors will be in place at the time of the IPO, and will be required to review the terms of any related party transactions such as this.

12

We are dependent on third-party manufacturers for the production of apparel products and apparel-related accessories, and any disruption to our relationship or their manufacturing operations could adversely affect our apparel supply chain management services.

All the apparel products and apparel-related accessories we sourced for our customers during the fiscal years ended September 30, 2023 and 2024 were produced by third-party manufacturers located in the PRC and Vietnam. As such, we rely heavily on the ability and efficiency of third-party manufacturers to produce apparel products and apparel-related accessories for our customers and third-party manufacturers play a vital role in our apparel supply chain management services. We do not enter into any long-term contracts with third-party manufacturers and purchase contracts are signed with them on a case-by-case basis depending on the needs and requirements of our customers. There is no assurance that all or any of the third-party manufacturers that we have worked with during the fiscal years ended September 30, 2023 and 2024 will continue to produce apparel products and/or apparel-related accessories for us at our desired quality and quantity, in a timely manner and on terms commercially acceptable to us. Any disruption to such third-party manufacturers’ production may inevitably have an impact on their ability to produce the apparels products and/or apparel-related accessories in line with our required schedule. If any of such third-party manufacturers terminates its business relationship with us for any reason or if there were changes to the current business arrangements, we may be unable to source suitable and stable supply of apparel products and/or apparel-related accessories from comparable alternative third-party manufacturers in a timely manner or on terms commercially acceptable to us. Any of the above may result in production delay which would adversely affect our ability to fulfil our customers’ orders and may result in our customers cancelling their sales orders with us, and these will adversely affect our sales and profitability.

Moreover, as we do not enter into any long-term contracts with the third-party manufacturers, the contractual terms offered by them may also be susceptible to fluctuations with regard to pricing, timing, quality and the market condition at the time of negotiation. Any increase in their costs may be passed on to us but we might be unable to pass on all or part of the increase in costs to our customers, which may have a material adverse effect on our financial performance.

We rely on a limited number of suppliers, the loss of any of which could have a material impact on our ability to make our products and generate revenues from sales.

For the fiscal years ended September 30, 2023 and 2024, our purchases from our five largest suppliers together accounted for approximately 63.1% and 77.8% of our total purchases, respectively, while our purchase from our largest supplier accounted for approximately 20.9% and 36.9%, respectively, of our total purchases for the same periods. Our success depends on our ability to maintain close cooperation with our existing pool of suppliers and our ability to secure new and efficient supply chain solutions and production capacities. We do not enter into any long-term contracts with the suppliers, the contractual terms offered by them may also be susceptible to fluctuations with regard to pricing, timing, quality and the market condition at the time of negotiation. If we lose one or more of our suppliers, our ability to meet customer demand may suffer and we could lose sales, which may have a material adverse effect on our financial performance.

Any failure to maintain an effective quality control system may have a material adverse effect on our reputation, results of operations and financial condition.

As an apparel supply chain management service provider, quality control is a critical part of the supply chain management total solutions we provide to our customers. We have a quality control system for our merchandising staff to monitor and inspect the apparel products and/or apparel-related accessories produced for our customers from the time of production of proto samples (if required), procurement of raw materials to the apparel products and/or apparel-related accessories being produced during inline production. If there is any significant failure or deterioration in our quality control system or if we fail to meet or conform to the required specifications of our customers, it may result in product returns and/or customer claims or complaints and we may lose the customer. All these could have a material adverse effect on our reputation, results of operations and financial condition.

Our business and results of operations may be adversely affected if we are unable to capture, predict or respond timely to our customers’ and/or the end consumers’ needs and preferences or keep up with market/seasonal trends for apparel products and/or apparel-related accessories.

We believe that our success is, to a significant extent, attributed to the ability of our product development department to understand the respective apparel markets of our customers and design/develop apparel products and/or apparel-related accessories that suit our customers’ needs and ultimately the appetites of the end consumers. As fashion and taste are subjective matters, the market trend for apparels keeps changing and apparel products and/or apparel-related accessories are also subject to seasonal trends, we may be unable to capture or predict the future fashion trend and continue to design/develop apparel products and/or apparel-related accessories that appeals to our customers and the end consumers. If we fail to (i) capture, predict or respond timely to our customers’ and/or the end consumers’ needs and preferences; or (ii) design/develop appealing and commercially viable apparel products and/or apparel-related accessories that keep up with market/seasonal trends in a timely manner, our business and results of operations may be adversely affected.

If we have disruption to our supply chain, our results of operations could be adversely affected.

Transportation shortages, factory closures, delays in receipt of materials, labor shortages, port congestion, air freight cancellation and other supply chain disruptions may lead to prolonged delays in receiving supplies we need to make our products, and in turn could result in delays or our inability to provide our own products in a timely manner, which could result in lower than anticipated sales, delayed shipments to customers as committed and negative impacts on customer relationships. Any of these risks could adversely affect our results of operations.

Fluctuations in consumer spending caused by social, economic, political and legal developments or instability, as well as any changes in government policies, in Western Europe, North America and the Middle East could materially and adversely affect our business, results of operations, financial condition and business prospects.

Our customers or their businesses are based in Western Europe, North America and the Middle East. Our customers’ purchasing decisions and quantity of orders they place with us, will be heavily influenced by the likely spending habits of the end consumers which, in turn, will be influenced by macroeconomic conditions in their country of residence. Therefore, our business, results of operations, financial condition and business prospects are significantly exposed to the social, economic, political and legal developments in Western Europe, North America and the Middle East. Uncertainties in these areas include, but are not limited to, the risks of war, regional conflicts, terrorism, extremism, nationalism, nullification of contracts, changes in interest rates, inflation, imposition of capital controls, foreign ownership restrictions and international sanctions, changes in government policies or introduction of new rules or regulations concerning the apparel industry (such as new trade barriers, sanctions and boycotts) as well as methods of taxation. In particular, events with adverse impact on investors’ confidence and risk appetites, such as general deterioration of the economy in Western Europe, North America and the Middle East, mass civil disobedience movements (such as strikes and industrial actions), significant fluctuations in the stock exchange, deterioration of political relations or tightening of foreign investment may lead to an economic downturn in Western Europe, North America and the Middle East slowing down all sorts of economic activities in general which, in turn, may adversely affect the spending habits of the end consumers and hence the purchasing decisions of our customers who are or whose businesses are based in Western Europe, North America and the Middle East. If there were a material decrease in the sales orders from our customers in these markets or they put greater pricing pressure on us, there is no assurance that we will be able to respond quickly to develop new markets to make up for the lost sales or to pass on the pricing pressure to our suppliers. All these will adversely affect our business, results of operations, financial conditions and business prospects.

13

As open economies, the domestic economies of Western Europe, North America and the Middle East are affected by many other unpredictable factors such as global economic, social, legal and political developments and changes in local and international economic and political situations. There is no assurance that any changes in the existing government policies, economic, social and political conditions and the business environment in Western Europe, North America and the Middle East in the future, some of which are beyond our control (such as natural disasters, pandemics/epidemics like the outbreak of the Pandemic, severe acute respiratory syndrome, the H5N1 strain of avian influenza and the H1N1 strain of swine flu, acts of God and other disasters), will not have a negative effect on the spending habits of the end consumers and hence the purchasing decisions of our customers, which directly affect our business prospects. Specifically, our business and results of operations could be materially and adversely affected by changes in laws and regulations concerning the apparel industry, foreign trade, taxation and ownership and expropriation of property, as well as environmental or health and safety matters, in Western Europe, North America and the Middle East.

The future growth and level of profitability of the apparel supply chain management services industry in Hong Kong depend primarily upon consumer spending on apparel products and/or apparel-related accessories as well as the development of the apparel industries in Western Europe, North America and the Middle East, the nature, extent and timing of which will be determined by the interplay of a variety of factors, in particular, the investments of fashion labels as well as the general conditions and prospects of the local economies. Economic changes as well as cultural, lifestyle, weather, demographics and population changes may affect the demand for apparel products and/or apparel-related accessories in Western Europe, North America and the Middle East, and hence the business strategies of our customers which, in turn, will affect our business prospects and results of operations. There are also many other factors affecting the apparel industry in Western Europe, North America and the Middle East, including (i) general political, economic, financial and social developments in Western Europe, North America and the Middle East; (ii) inflation; (iii) unemployment rate; (iv) fluctuations in interest rates; (v) local government policies; (vi) cyclical trends of the regional and global economies; and (vii) global warming and extreme weathers. If the apparel industry in Western Europe, North America and the Middle East declines for any reason, our business, results of operations, financial condition and future prospects could be adversely affected.

Natural disasters and other catastrophic events beyond our control could adversely affect our business operations and financial performance.

The worldwide apparel industry had generally suffered a serious blow during the Pandemic and quarantining and working from home had a profound effect on how people shopped and the type of clothing they purchased during the Pandemic. Although our Group was established in 2021 and we were able to avoid most of the negative impacts that the Pandemic had brought to the apparel industry and the apparel supply chain management industry, the occurrence of one or more other natural disasters, such as fires, hurricanes, tornados, tsunamis, floods and earthquakes; geo-political events, such as civil unrest in a country in which our suppliers are located or terrorist or military activities disrupting transportation, communication or utility systems; or other highly disruptive events, such as nuclear accidents, pandemics, unusual weather conditions or cyberattacks, could adversely affect our operations and financial performance. The occurrence of these events or another global pandemic (including the resurgence of the Pandemic pandemic) could result in, among other things, operational disruptions, physical damage to or destruction or disruption of one or more of our properties or properties used by third parties in connection with the supply of products or services to us, the lack of an adequate workforce in parts or all of our operations and communications and transportation disruptions which, in turn, could also cause consumer confidence and spending to decrease or result in increased volatility in Hong Kong, countries in which our customers and their businesses are based (including Europe, North America and the Middle East) and global financial markets and economy. Such occurrences in the future could have a material adverse effect on our business, financial condition and results of operations and could also have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage.

Our success depends on our ability to maintain our reputation and our business and financial results may be harmed if events occur that damage our reputation.

Our business, results of operations and prospects depend, in part, on our ability to maintain the value of our reputation for providing high quality products and services. We could lose existing or potential customers and/or opportunities for securing new sales contracts if our reputation were to be associated with any negative publicity, including negative complaints raised by unsatisfied customers, that comes to the public’s attention. If we fail to successfully maintain, promote and position our brand and protect our reputation, our business, financial condition and operating results may be adversely affected.

A shift in our customers’ business model to business-to-business may affect our sales.

In our current business model, we act as an intermediary between brand owners and retailers and third-party manufacturers. With the internet, third-party manufacturers may set up their own business-to-business commerce sites, and our customers may get easy access to third-party manufacturers and reduce their need to rely on apparel supply chain management services, which will have a material adverse impact on our business and results of operations.

14

We operate in a competitive market.

The apparel supply chain management service industry in Hong Kong is highly fragmented and competitive. We believe that there are over 10,000 apparel supply chain management service providers in Hong Kong at the date of this prospectus, and they generally compete on (i) reputation and certifications (such as ISO 9000, ISO 14000 and the Global Organic Textile Standard) which help to establish a service provider’s credentials; (ii) scope of services encompassing the entire supply chain process which may help to reduce production lead times and costs; (iii) scope and economies of scale which may help to lower production costs; (iv) financial risk management; and (v) credibility with apparel brand owners or retailers and manufacturers. Some of our competitors may have more manpower and resources, more certifications which help to establish their credentials, longer operating histories, more financial strength, stronger relationships with customers and higher level of market recognition than we have. When we provide quotation on apparel products and/or apparel-related accessories for our customers, we may face keen competition and significant downward pricing pressure, thereby reducing our profit margins, which will have an adverse effect on our profitability and results of operations. If we fail to adapt to market conditions and customer preferences expediently or otherwise fail to provide a competitive quotation as compared to our competitors, our potential customer may turn to our competitors. As a result, our business, results of operations, financial condition and business prospects may be materially and adversely affected.

A strong U.S. dollar may affect the demand for our apparel products and apparel-related accessories.

All our sales are quoted in U.S. dollars. The strengthening of the U.S. dollar against other major currencies in the world, in particular, the domestic currencies used by our customers and the end consumers may result in a lower demand for our apparel products and apparel-related accessories due to higher sales price after the currency conversion. All major currencies in the world had hit its lowest level against U.S. dollars in the last calendar quarter of 2022, and the U.S. dollar remains strong at the date of this prospectus. Any further strengthening of the U.S. dollar will continue to put pressure on the purchasing power of our customers which may reduce the sales orders placed from these customers and our financial performance will be adversely affected as a result.

If we or the third-party manufacturers engaged by us are required to comply with social responsibility and social compliance standards or if there are changes in existing laws, regulations and government policies requiring such compliance, we may need to adopt additional internal control measures and this may increase our costs and adversely affect our financial performance.

Most of our customers currently do not require us or the third-party manufacturers engaged by us to comply with their social responsibility or social compliance standards (“Standards”), such as fair, safe and healthy working conditions and environmental responsibility. If all our customers adopt similar Standards or if there are changes in existing laws, regulations and government policies that require all our customers to adopt similar Standards, we may need to adopt additional internal control measures to ensure that the third-party manufacturers we engage to manufacture the apparel products and/or apparel-related accessories for these customers are in compliance with such Standards and this may increase our costs and adversely affect our financial performance. Even if we have adopted such additional internal control measures, there is no assurance that we will discover the third-party manufacturers’ violations to such Standards at all or in a timely manner. If any third-party manufacturer fails to comply with such Standards and they are unable to remedy the violation, we may have to terminate our purchase contract with them and identify another qualified third-party manufacturer to fulfil the order. That may delay the delivery of finished apparel products and/or apparel-related accessories to our customers, increase our costs and result in our customers discontinuing our apparel supply chain management services which, in turn, may adversely affect our reputation, business and profitability.

The nature of our business exposes us to product liability claims.

A product liability claim attempts to hold the manufacturer or seller of a product accountable for allowing a defective product to enter into the stream of commerce. There are three types of defects in apparel products and apparel-related accessories that may result in liability, namely design defects, manufacturing defects and defective warnings (which includes the failure to properly instruct a consumer on how to use the product). For instance, an apparel product may be flammable and does not meet local safety standards for fire and burn ratings and there is inadequate warning regarding flame and fire risks to the end consumers. There is no assurance that we and/or the third-party manufacturers engaged by us will not design, develop or manufacture any apparel products and/or apparel-related accessories that are defective. If any defective apparel products and/or apparel-related accessories designed, developed or manufactured by us and/or the third-party manufacturers engaged by us are subsequently sold by our customers, we may be exposed to product liability claims from our customers and/or the end consumers and we may have to recall all the defective apparel products and/or apparel-related accessories in the market. Even if we managed to recall all the defective apparel products and/or apparel-related accessories, or if we defend or settle such claims, our reputation, business, results of operations, financial condition and business prospects may be adversely affected.

15

If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

Our business depends, in part, on our ability to identify and protect proprietary information and other intellectual property such as our customers’ designs, information and business methods. We rely on a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements and copyright and trademark laws to protect our intellectual property rights. However, we may not adequately protect these rights, and their disclosure to, or use by, third parties may harm our competitive position. Our inability to detect unauthorized use of, or to take appropriate or timely steps to enforce, our intellectual property rights may harm our business. Moreover, third parties may claim that our business operations infringe on their intellectual property rights. These claims may harm our reputation, cost us money to defend, distract the attention of our management and prevent us from Offering some services. Confidential intellectual property is increasingly stored or carried on mobile devices, such as laptop computers, which increases the risk of inadvertent disclosure where the mobile devices are lost or stolen and the information has not been adequately safeguarded or encrypted. This also makes it easier for someone with access to our systems, or someone who gains unauthorized access, to steal information and use it to our disadvantage. Advances in technology, which permit increasingly large amounts of information to be stored on mobile devices or on third-party “cloud” servers, may exacerbate these risks.

Our current insurance coverage may not sufficiently protect us against all the risks we are exposed and the insurance premium may increase.

There can be no assurance that our current insurance will cover all our risks or adequately protect us against all liabilities arising from claims and litigation against us. We will have to bear any losses, damages or liabilities in the course of our operations arising from events for which we do not have adequate insurance coverage. Further, the insurance premium payable by us depends on various factors, such as our insurance claim track record. There is no assurance that the insurance premium payable by us will not increase or that our insurance coverage will not be reduced in the future. If we were held liable for uninsured losses, the amounts of claims for insured losses exceed the limits of our insurance coverage or the insurance premium payable by us increases significantly, our business, results of operations and financial condition may be materially and adversely affected.

We may implement business strategies and future plans that may not be successful.

The successful implementation of our business strategies and future plans depends on a number of factors, including general market conditions, the availability of funds, competition and our ability to retain and recruit competent employees. There is no assurance that our business strategies and future plans can be implemented effectively and successfully within the planned time frame, or at all, as some of these factors are beyond our control. If any implementation of these strategies and plans fails or is delayed, we may be adversely affected by investment expenses that have not led to the anticipated results, by the distraction of management from our core business or by damage to our brand or reputation. Additionally, if we fail to secure adequate funds in a timely manner, we may also be unable to pursue opportunities to expand our business. All these may adversely affect our future growth, results of operations and profitability.

We may need to raise additional capital required to grow our business, and we may be unable to raise capital on terms acceptable to us or at all.

Growing and operating our business will require significant cash outlays and capital expenditures and commitments. Although our current cash and cash equivalents, anticipated cash flows from operating activities and the proceeds from the IPO will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for at least 12 months following the IPO, there is a risk that we may need additional cash resources in the future to fund our growth plans or if we experience adverse changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for new investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we will need to seek additional capital, potentially through equity or debt financing, to fund our growth. Our ability to access the credit and capital markets in the future as a source of liquidity, and the costs associated with such financing, are dependent upon market conditions. We cannot provide any assurance that our assumptions used to estimate our liquidity requirements will remain accurate due to unseen factors such as the recurrence of the Pandemic, risks of war and regional conflicts. In the event of a sustained market deterioration, and continued declines in revenues, we may need additional liquidity, which would require us to evaluate available alternatives and take appropriate actions. We cannot provide any assurance that we will be able to obtain additional sources of financing or liquidity in amounts or on terms acceptable to us, or at all. In addition, we have agreed for a period of 12 months after completion of the IPO, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares or any securities convertible into or exchangeable for our shares either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. The existence of this provision may delay or prevent us from raising additional capital for the 12-month period following the IPO. In addition, any equity securities we issue, including any preferred stock, may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the price per share of our shares in the IPO. The holders of any equity securities we issue, including any preferred stock, may also have rights, preferences or privileges which are senior to those of existing holders of our Ordinary Shares. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to grow our business.

16

Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

Our executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price. We do plan to hire or engage individuals that have US public company experience.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to the IPO, we were a private company with limited accounting personnel resources. Furthermore, prior to the IPO, our management has not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud.

Our internal controls relating to financial reporting have not kept pace with the expansion of our business. Our financial reporting function and system of internal controls may be less developed in certain respects than those of similar companies that operate in Hong Kong and may not provide our management with as much or as accurate or timely information. The PCAOB has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis”.

Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the Ordinary Shares.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under securities laws and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We are subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

We are subject to rules and regulations by various governing bodies and self-regulatory organizations, including, for example, the SEC and the Nasdaq, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, as these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

17

Our business could be adversely affected by information technology systems breakdown or disruption.

We depend on our information technology systems to (i) conduct market trend analysis; (ii) manage our logistic services; (iii) trace information on our sales contracts and purchase contracts; (iv) manage our work schedules; and (v) review our performance. We also depend on our information technology systems to assist us in our (a) designs and drawings; and (b) communication with our customers and third-party manufacturers. An extended breakdown or failure of our information technology systems could disrupt our operations and have an adverse effect on our business, financial condition and results of operations.

The economic, political and social conditions of the PRC as well as its government policies may adversely affect our business and results of operations.

The vast majority of our suppliers, which are third-party manufacturers, have manufacturing facilities in the PRC and most of the apparel products and/or apparel-related accessories sold by us during the fiscal years ended September 30, 2023 and 2024 were manufactured in the PRC. As such, our business and results of operations may indirectly be adversely affected by changes in political, economic and social conditions or the relevant policies of the PRC government, such as changes in laws and regulations (or the interpretations thereof), measures which might be introduced to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and the imposition of additional export restrictions. Furthermore, a significant portion of economic activities in the PRC are export-driven and, therefore, are affected by developments in the economies of the principal trading partners of the PRC and other export-driven economies. In the past, the PRC government has implemented a number of measures to prevent the PRC economy from overheating and their current policy is to boost domestic spending. Many of the economic reforms undertaken by the PRC government are unprecedented and may be subject to change, revision or abolition. We can offer no assurance that the PRC government will continue to pursue a policy of economic and social reform. The policies and other measures taken by the PRC government to regulate the PRC economy and social condition may adversely affect our operating and financial results.

Risks Relating to Doing Business in Hong Kong

Through long arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight over the conduct of our business, which could result in a material change in our operations and/or the value of our Ordinary Shares. Changes in the policies, regulations and rules and the enforcement of laws of the Chinese government may also occur and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Ordinary Shares, potentially rendering them worthless.

Our operations are located in Hong Kong. In addition, PRC laws and regulations may be interpreted and applied inconsistently by different Hong Kong or PRC agencies or authorities, and may be inconsistent with our current policies and practices. New laws, regulations, and other government directives in the PRC that apply to our Operating Subsidiary in Hong Kong may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other PRC or Hong Kong government actions may:

●	intervene or interfere with our operations at any time;

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention; and/or

●	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

Any such interventions or actions could result in a material negative change in our operations, which could also negatively impact the value of our Ordinary Shares.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China, including the regulation of certain activities in the United States and global securities markets, enhancing supervision over PRC-based companies listed overseas using VIE structures, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since some of these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange.

The PRC government may exert more supervision and regulations over offerings conducted overseas and foreign investment in the PRC or HK-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares, or even our ability to continue to offer securities to investors, in which case the value of our Ordinary Shares could significantly decline or become worthless.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to achieve compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Ordinary Shares, potentially rendering them worthless.

In the event the PRC government restricts or prohibits cash transfers from Hong Kong, our ability to distribute earnings and pay dividends may be impeded, thus limiting our ability to grow our business or receive earnings to the detriment of our investors.

Further, there are currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between 707 Cayman Holdings Ltd., the ultimate holding company, and 707IL, the wholly-owned operating subsidiary in Hong Kong. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to fund operations outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from 707IL See “Transfers of Cash to and from our Subsidiaries” on page 2 for more detailed discussion.

The Chinese regulatory authorities could disallow our organizational structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

We are exposed to various risks and uncertainties stemming from the interpretations and implementations of laws and regulations in the PRC. These include, but are not limited to, the regulatory scrutiny of PRC companies’ overseas listings. Furthermore, we are susceptible to potential risks and uncertainties associated with future actions undertaken by the PRC government, which could potentially result in the disallowance of our organizational structure. Such an outcome would likely lead to a substantial transformation in our operational activities, and as a consequence, the value of our Ordinary Shares may experience a significant depreciation or even become worthless.

18

We may become subject to a variety of PRC laws and other regulations regarding data protection or cybersecurity, and any failure to comply with applicable laws and regulations could have a material and adverse effect on our business, financial condition and results of operations.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection, although we do not believe that we are currently subject to any such laws or regulations. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation have interpreted and enforced data privacy and protection laws and regulations within their respective areas.

In November 2016, the Standing Committee of China’s National People’s Congress passed the CSL, which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the CAC and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas initial public offerings. On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business.

On December 28, 2021, thirteen PRC regulatory agencies, namely, the CAC, the National Development and Reform Commission, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, the Ministry of Commerce, the State Administration for Market Regulation, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review.

According to the temporary application of Chinese laws related to cybersecurity to companies within China, companies established in Hong Kong are not within the scope of application. The Company is therefore currently not required to obtain regulatory approval from the CAC nor any other PRC authorities for its and its subsidiaries’ operations in HK.

We do not expect to be subject to the cybersecurity review by the CAC, given that: (i) using our products and services do not require providing users’ personal information; (ii) we possess minimum amount, if not none of personal information in our business operations; (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities and (iv) our operations are in HK, a Special Autonomous Region apart from mainland PRC. However, detailed implementation and interpretation related to network security are still under development. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us, where applicable and necessary.

19

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

We believe that we have been in compliance with the data privacy and personal information requirements of the CAC. Neither the CAC nor any other PRC regulatory agency or administration has contacted the Company in connection with the Company’s or its subsidiaries’ operations.

We may be subject to a variety of laws and other obligations regarding data protection in HK. The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) came into force on 20 December 1996. The PDPO states that any person who controls the collection, holding, processing or use of personal data (the “data user”) shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO (the “Data Protection Principles”) unless the act or practice, as the case may be, is required or permitted under the PDPO. Personal data means any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

The Data Protection Principles set out that (1) personal data must be collected in a lawful and fair way, for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfillment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps so that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate.

Moreover, the Personal Data (Privacy) (Amendment) Ordinance 2021 (the “PDPAO”) came into effect on 8 October 2021. It amends the PDPO, particularly to: (i) criminalize doxing, i.e. unconsented disclosure of personal information of targeted individuals and groups; (ii) introduce a cessation notice regime to tackle doxing with extra-territorial reach; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner for Personal Data, in contexts beyond doxing.

We are of the view that we are not likely to be in breach of the PDPO and the PDPAO, for the following reasons: (i) using our products and services do not require providing applicable users’ personal information and (ii) we possess a minimum amount, if not none of the personal information in our business operations. Nonetheless, we are subject to laws and regulations relating to the collection, storage, use, processing, transmission, retention, security and transfer of personal information and other data. The interpretation and application of laws, regulations and standards on data protection and privacy may continue to evolve. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may be subject to investigations and inspections by government authorities regarding our compliance with laws and regulations on data privacy, and we cannot assure you that our practices will always fully comply with all applicable rules and regulatory requirements. In addition, laws, regulations and standards on data protection and privacy continue to develop and may vary from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause us to incur substantial costs or require us to change our business practices.

We do not expect, and as advised by our PRC counsel, Guangdong Wesley Law Firm, the China’s Enterprise Tax Law is not applicable to us as we do not have any subsidiary incorporated in the Mainland China as a PRC domestic company. Further, in August 2006, Hong Kong and China have signed a comprehensive arrangement titled “Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income” (the “Comprehensive Double Taxation Arrangement”) for the allocation of the right to tax between the two jurisdictions on a reasonable basis to avoid double taxation of income. The Comprehensive Double Taxation Arrangement covers income from immovable property, associated enterprises, dividends, interest, royalties, capital gains, pensions and government services etc. The Comprehensive Double Taxation Arrangement has since then been modified in 2008, 2010, 2015 and 2019 under different protocols for the purpose of further develop the economic relationship and to enhance the co-operation in tax matters, intending to eliminate double taxation with respect to taxes on income without creating opportunities for non-taxation or reduced taxation through tax evasion or avoidance (including through treaty-shopping arrangements aimed at obtaining tax reliefs provided in the Comprehensive Double Taxation Arrangement for the indirect benefit of residents of third tax jurisdictions). Currently, we do not rely on the Comprehensive Double Taxation Arrangement and no application has been made thereto.

The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council and the New Overseas Listing Rules promulgated by the CSRC may subject us to additional compliance requirements in the future.

On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Overseas Listing Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Overseas Listing Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; if a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited combined financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for an initial public offering in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

Based on the above mentioned, given that (i) the Group currently does not have, nor do it currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) it is not controlled by any PRC entity or individual; (iii) it does not have any operation in the PRC, nor does it have any partnership or cooperation with any PRC entity or individual; (iv) it currently does not have, nor does it plan to have, any investment, such as owning or leasing any asset, in the PRC; (v) none of the senior managers in charge of the business operations and management are citizens of the PRC or domiciled in mainland China; and (vi) no revenue of the Company is generated from the PRC, the IPO shall not be deemed as a domestic enterprise that indirectly offer or list securities on an overseas stock exchange, nor does it requires filing or approvals from the CSRC. We are not subject to any PRC laws and regulations except to those applicable to Hong Kong listed in Annex III of the Basic Law. We do not need permission or approval from the Chinese government to operate our business or offer our Ordinary Shares. As such, we have not applied for and we have not been denied any permissions or approvals. We believe, and we have been advised by our PRC legal counsel, Guangdong Wesley Law Firm, that we do not need permission or approval from the Chinese government to operate our business or offer our Ordinary Shares. As such, we have not applied for and we have not been denied any permissions or approvals.

Further, as of the date of this prospectus, in the opinion of our PRC legal counsel, Guangdong Wesley Law Firm, the Company is not considered a domestic enterprise under the Trial Measures and the Trial Measures do not apply to the Company, and its listing on NASDAQ does not require fulfilling the filing procedure to the CSRC. However, there can be no assurance that the relevant PRC governmental authorities, including the CSRC, would reach the same conclusion as us, or that the CSRC or any other PRC governmental authorities would not promulgate new rules or new interpretation of current rules (with retrospective effect) to require us to obtain CSRC or other PRC governmental approvals for the IPO. If we or our Operating Subsidiaries inadvertently conclude that such approvals are not required, we may be required to make corrections, be given a warning, be fined between RMB 1 million and RMB 10 million, warn the responsible person and impose a fine of not less than RMB 500,000 but not more than RMB 5 million, fine the controlling shareholder not less than RMB 1 million but not more than RMB 10 million, prevent the Company from entering the securities market and our ability to offer or continue to offer our Ordinary Shares to investors could be significantly limited or completed hindered, which could cause the value of our Ordinary Shares to significantly decline or become worthless. Our Group may also face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of the PRC, limit our operations in the PRC, delay or restrict the repatriation of the proceeds from the IPO into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities.

20

On February 24, 2023, the CSRC revised the Archives Rules issued in 2009. The Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises (“the revised Archives Rules”) came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. Where a domestic company provides or publicly discloses to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses through its overseas listing entity, any document or material involving any state secret or any work secret of any governmental agency, it shall report to the competent authority for approval in accordance with the law, and submit to the secrecy administration department for filing. Securities companies and securities service organizations shall comply with the confidentiality and archive management requirements, and keep the documents and materials properly. Securities companies and securities service institutions that provide domestic enterprises with relevant securities services for overseas issuance and listing of securities shall keep the working papers they compile (such as the records of working plan and procedure, evidence and supporting materials related to the services which are obtained and prepared by the aforementioned service providers) within the territory of the PRC. If such working papers need to be taken abroad, approval shall be obtained in accordance with relevant provisions.

The Trial Overseas Listing Measures, and the revised Archives Rules as enacted, do not presently subject us to additional compliance requirements because we are not considered a PRC-based “domestic company” and are instead subject to general application of the Basic Law. However, we cannot assure you that they will not apply to us in the future. If they do eventually apply to us, we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Overseas Listing Measures on a timely basis, or at all. Any failure by us to fully comply with new regulatory requirements, including but limited to the failure to complete the filing procedures with the CSRC if required, may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

Additionally, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard.

Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our Hong Kong Operating Subsidiary’s business, it may intervene in or influence our operations. Such governmental actions (i) could result in a material change in our Operating Subsidiary’s operations; (ii) could hinder our ability to continue to offer securities to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline in value or become worthless.

The Hong Kong legal system is subject to uncertainties in the interpretation and enforcement of PRC laws and regulations.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, prescribes that Hong Kong’s current sovereignty will remain in effect for 50 years.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. We cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

We may be affected by adverse changes in the political, economic, regulatory or social conditions in Hong Kong.

Our operations in HK are subject to special PRC considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our operating results may be adversely affected by changes in the political and social conditions in HK, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things. Similarly, Hong Kong’s economy differs from the economies of most developed countries in many respects, including the amount of PRC government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Economic conditions in Hong Kong are sensitive to global economic conditions. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

A recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

On April 21, 2020, former SEC chairman Jay Clayton and former PCAOB chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

The HFCAA was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above.

21

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years.

On June 22, 2021, the U.S. Senate passed the Consolidated Appropriations Act, which was signed into law by President Biden and contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. A termination in the trading of our securities due to an involuntary delisting or any restriction on the trading in our securities would be expected to have a negative impact on the Company as well as on the value of our securities, should we face heightened operational and legal risks in relation to HFCAA compliance.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, PCAOB announced the PCAOB determinations relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On August 26, 2022, the PCAOB announced that it had signed the SOP with the CSRC and the Ministry of Finance of China. The SOP Agreement establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. The PCAOB’s December 15, 2022 determination may be subsequently vacated and does not automatically grant a grace period. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and resumed regular inspections in early 2023. It continues pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA, if needed. Even though the PCAOB’s December 15, 2022 determination significantly reduces the risk of an involuntary delisting under the HFCAA, it does not eliminate other requirements for companies with PRC operating entities’ operations in China like us under both the HFCAA and SEC guidance.

Our auditor, ARK Pro CPA & Co, an independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Hong Kong. As of the date of this prospectus, our auditor is not subject to the PCAOB determinations announced by the PCAOB on December 16, 2021 relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong because of a position taken by one or more authorities in the PRC or Hong Kong.

Additionally, the recent developments have added uncertainties to our Offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional or more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. Furthermore, the HFCAA, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within two years, as amended, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time. Our securities may be prohibited from trading if our auditor cannot be fully inspected as more stringent criteria have been imposed by the SEC and the PCAOB recently. While the Company’s auditor is based in Hong Kong and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has made plans to resume regular inspections, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA, if needed. If trading in our Ordinary Shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares.

A termination in the trading of our securities or any restriction on the trading in our securities would be expected to have a negative impact on the Company as well as on the value of our securities.

22

It remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on the companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the above amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our Ordinary Shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

Furthermore, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our securities on the Nasdaq Capital Market, which could materially impair the market for and the market price of our securities. Any new developments could add uncertainties to our Offering. Despite that we have an auditor that is registered with the PCAOB and subject to PCAOB inspection, there are still risks to the Company and investors if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction. Such risks include but not limited to that trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities.

Risks Relating to Our IPO and Ownership of Our Ordinary Shares

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and could result in significant losses and you may not be able to resell your shares at or above the Offering price.

The Offering price for our Ordinary Shares was determined through negotiations between the underwriter and us and may vary from the market price of our Ordinary Shares following our Offering. If you purchase our Ordinary Shares in our Offering, you may not be able to resell those Ordinary Shares at or above the Offering price. We cannot assure you that our Ordinary Shares’ Offering price, or the market price following our Offering, will equal or exceed prices in privately negotiated transactions of our Ordinary Shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;
●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;
●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
●	lawsuits threatened or filed against us; and
●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the trading price of our Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, akin to the performance and fluctuation of the market prices of other companies with business operations located mainly in HK or the PRC that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of the securities of these Chinese companies after their offerings may affect the general perception and attitude of investors toward Chinese companies listed in the United. Consequently, these factors may impact the trading performance of our shares, notwithstanding our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings and cash flow;

●	changes in financial estimates by securities analysts;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Ordinary Shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

23

We may not maintain the listing of our Ordinary Shares on the Nasdaq, which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

We listed our Ordinary Shares on the Nasdaq concurrently with the IPO. In order to continue listing our Ordinary Shares on the Nasdaq, we must maintain certain financial and share price levels, and we may be unable to meet these requirements in the future. We cannot assure you that our Ordinary Shares will continue to be listed on the Nasdaq in the future. If the Nasdaq delists our Ordinary Shares and we are unable to list our Ordinary Shares on another national securities exchange, we will endeavor to have our Ordinary Shares quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Ordinary Shares;

●	reduced liquidity for our Ordinary Shares;

●	a determination that our Ordinary Shares are a “penny stock,” which would require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Ordinary Shares are listed on the Nasdaq, U.S. federal law prevents or preempts states from regulating their sale of those listed Ordinary Shares. However, the law does permit states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of those listed Ordinary Shares. Further, if our Ordinary Shares are no longer listed on the Nasdaq, we would be subject to regulations in each state in which we offer our Ordinary Shares.

Our offering structure was impacted by Nasdaq Listing Qualifications

In order to be listed on the Nasdaq Capital Market, an issuer must meet certain financial and liquidity requirements. An issuer must have at least 1 million unrestricted publicly held shares, at least 300 unrestricted round lot holders and a minimum listing price of $4.00, and also meet one of several other criteria, including either the net income standard, where an issuer must meet minimum net income requirements of $750,000 in the latest fiscal year or in two of the last three fiscal years, or the equity standard, where the market value of unrestricted publicly held shares must be at least $15 million. These listing qualifications were one factor that was considered when we determined the number of shares offered in the resale offering, as the inclusion of resale shares in the resale offering helped us meet the market value (or “public float”) requirement that was applicable at the time we undertook the analysis of meeting Nasdaq’s listing criteria. The Ordinary Shares offered by the Resale Shareholders may introduce risks such as increased market volatility or downward pressure on your share price, as discussed in more detail in the risk factor below, because the Resale Shareholders may be willing to accept a lower sales price than the price investors pay in the Offering. In addition to listing qualifications, Nasdaq has ongoing listing requirements, including that if we fail to maintain a share price above $1 for a 30-day trading period, our Ordinary Shares would be delisted from Nasdaq. The Ordinary Shares offered by the Resale Shareholders could cause our share price to decrease below $1.00 for a 30-day trading period. Failure to maintain the listing standards of Nasdaq could result in our Ordinary Shares being delisted and we would not have a national securities exchange as a platform to trade our shares, thus significantly negatively impacting the liquidity of our Ordinary Shares in addition to the other risks discussed in more detail in the risk factor above.

Future issuances or sales, or perceived issuances or sales, of substantial amounts of Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Ordinary Shares and our ability to raise capital in the future.

The market price of our Ordinary Shares could decline as a result of future sales of substantial amounts of our Ordinary Shares in the public market after the completion of the IPO and also from the sale of Ordinary Shares by the Resale Shareholders through this prospectus, or the perception that these sales could occur. Future sales, or perceived sales, of substantial amounts of the shares could adversely affect the market price of our Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. As of the IPO, we have 21,950,000 Ordinary Shares outstanding. The Ordinary Shares sold in the IPO and this Offering will be freely tradable without restriction or further registration under the Securities Act, and Ordinary Shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and applicable lock-up or lock-up/leak-out agreements. In connection with the IPO, our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any shares (excluding Ordinary Shares sold as the Selling Shareholder in the IPO and Resale Shareholders pursuant to this Offering) until 180 days after the date our Ordinary Shares commence trading on the Nasdaq Capital Market without the prior written consent of the underwriter, subject to certain exceptions in the relevant lock-up and lock-up/leak-out agreements. However, the underwriter may release these securities from these restrictions at any time. The Ordinary Shares held by the Resale Shareholders (other than Goldstone and Long Vehicle who may sell if the conditions in their lock-up/leak-out agreements are met) pursuant to this Resale Prospectus are not subject to similar lock-up restrictions, they may freely sell their Ordinary Shares in the open market subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. The Resale Shareholders may be willing to accept a lower sales price than the price investors pay in the IPO, which could substantially lower the market price of our Ordinary Shares. We cannot predict what effect, if any, market sales of securities sold by the Resale Shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Ordinary Shares.

Short selling may drive down the market price of our Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. Since it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These negative opinions have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any negative opinions of short sellers, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time-consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Ordinary Shares.

24

Because we may not expect to pay dividends in the foreseeable future, you may rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this Offering to fund the development and growth of our business. As a result, we may not expect to pay any cash dividends or make any distributions in the foreseeable future. Therefore, you should not rely on an investment in our Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our securities will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased our Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment.

If we become classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

A non-U.S. corporation such as our Company will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

It is possible that, in future taxable years, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. We treat our affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we combine their operating results in our combined financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

25

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Tax Considerations — Passive Foreign Investment Company Considerations” on page 91.

Our Controlling Shareholder has substantial influence over the Company. Its interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

As of the date of this prospectus, JME, which is wholly-owned by Mr. Cheung, beneficially owns an aggregate of 15,612,000 Ordinary Shares, or approximately 71.13% of our issued and outstanding Ordinary Shares. Mr. Cheung is also our chief executive officer and executive director.

Accordingly, our Controlling Shareholder could control the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions, including the power to prevent or cause a change in control. Without the consent of our Controlling Shareholder, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholder may differ from the interests of our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our Ordinary Shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

We are a “controlled company” within the meaning of the rules of Nasdaq and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the rules of Nasdaq. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;
●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and
●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Accordingly, a majority of the members of our board of directors might not be independent directors and our nomination and compensation committees might not consist entirely of independent directors upon closing of the Offering. Our status as a controlled company could cause our Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. We currently do not plan to rely on these exemptions although we may in the future elect to so rely.

26

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a foreign private issuer listing our Ordinary Shares on Nasdaq, we may rely on provisions in the Nasdaq corporate governance listing standards that allow us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq.

For example, we may be exempt from the Nasdaq regulations that require a listed U.S. company to:

●	require non-management directors to meet on a regular basis without management present; and

●	seek shareholders’ approval for the implementation of certain equity compensation plans and issuances of Ordinary Shares.

As a foreign private issuer, we are permitted to follow home country practice in lieu of the above requirements. Our audit committee is required to comply with the provisions of Rule 10A-3 of the Exchange Act, which is applicable to U.S. companies listed on the Nasdaq.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors and us, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the English common law, which is generally persuasive authority, but is not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions of the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, which provides significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will, in certain circumstances, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the Memorandum and Articles of Association) or to obtain copies of lists of shareholders of these companies. Our directors are not required under our Memorandum and Articles of Association to make our corporate records available for inspection by our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions, such as the U.S. Currently, we plan to rely on home country practice with respect to any corporate governance matter. Accordingly, our shareholders will be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or Controlling Shareholder than they would as shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Certain Cayman Islands Company Considerations — Differences in Corporate Law.”

27

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to the completion of the IPO, we were a private company with limited accounting personnel. Furthermore, prior to the completion of the IPO, our management has not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of our Ordinary Shares.

We are a public company in the United States subject to the Sarbanes- Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may be unable to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from Nasdaq to regulatory investigations and to civil or criminal sanctions.

We currently lack personnel adequately trained in and have appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements, which could result in (i) our failure to maintain effective internal control over financial reporting; (ii) result in errors in our financial statements; (iii) result in failure to meet our reporting obligations; and (iv) cause investors to lose confidence in our financial information. To address this issue, the Company is undertaking the necessary steps to fulfill our financial reporting requirements including the hiring of additional personnel with experience in this area.

28

Because we are a Cayman Islands company and all of our business is conducted in Hong Kong, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

Although we are a Cayman Islands exempted company, we conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong and substantially all of our assets are located outside of the United States. In addition, the majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for our shareholders to effect service on these persons or bring an action against us or against these individuals in the Cayman Islands or in Hong Kong in the event that they believe that their rights have been infringed under the securities laws of the United States or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and Hong Kong may render them unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States or Hong Kong, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforceability of Civil Liabilities.” As a result of the foregoing, our shareholders may have more difficulties in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our corporate affairs are governed by our Memorandum and Articles of Association and by the Companies Act and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands does. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

Our Memorandum and Articles of Association provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act.

Our Memorandum and Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Memorandum and Articles of Association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

29

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies. Moreover, we are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and, therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter. Accordingly, the next determination will be made with respect to us on March 31, 2025. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents, and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we were to lose our foreign private issuer status, we would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We also would be required to comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we do not incur as a foreign private issuer.

We will incur significantly increased costs and devote substantial amount of our management’s time as a result of becoming a public company and the eventual listing of our Ordinary Shares on the Nasdaq.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, we will incur additional legal, accounting and other expenses as a public reporting company that we did not incur as a private company, particularly after we cease to qualify as an emerging growth company. For example, we are required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, increasing legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

30

Future financing may cause a dilution in your shareholding or place restrictions on our operations.

We may need to raise additional funds immediately after the completion of this Offering or in the future to finance further expansion of our capacity and business relating to our existing operations, acquisitions or strategic partnerships. If additional funds are raised through the issuance of new equity or equity-linked securities of the Company other than on a pro rata basis to existing shareholder, the percentage ownership of such shareholders in the Company may be reduced, and such new securities may confer rights and privileges that take priority over those conferred by the shares. Alternatively, if we meet such funding requirements by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements which may:

●	further limit our ability to pay dividends or require us to seek consents for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a substantial portion of our cash flows from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

Our compensation of directors and Executive Officers may not be publicly available.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers based on previously agreed targets for the business. Shares (or the cash equivalent) may be awarded under the 2025 Equity Incentive Plan (as defined below).

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our Board or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

31

USE OF PROCEEDS

The Resale Shareholders will receive all of the proceeds from any sales of the Ordinary Shares offered hereby. However, we will incur expenses in connection with the registration of our Ordinary Shares offered hereby.

32

DIVIDEND POLICY

No dividends were declared and paid by the companies comprising our Group for the year ended September 30, 2024. 707 International Limited declared a special dividend of HK$5,700,000 on September 29, 2023. As of the date of this prospectus, no dividends have been declared or paid since September 29, 2023. The basis for declaring this dividend was due to the fact that the Group had financially performed favorably during the year and the cash flow position of the Group was relatively strong. In addition, since the development of the Group’s business has been financed by the controlling shareholder, it was appropriate to return certain financial gains to him from the Group’s surplus cash available for distribution.

We have adopted a dividend policy, according to which our board of directors will take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividends paid, if any; (g) capital requirements and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our board of directors may consider relevant. The payment of dividends, in certain circumstances is also subject to the approval of our shareholders, the Companies Act and our Articles of Association as well as any other applicable laws. Currently, we do not have any predetermined dividend distribution ratio.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends. As a holding company, we may rely on dividends and other distributions on equity paid by our Operating Subsidiary for our cash and financing requirements. We are permitted under the laws of the Cayman Islands and our Memorandum and Articles of Association (as amended from time to time) to provide funding to our Operating Subsidiary incorporated in Hong Kong through loans or capital contributions. Our Operating Subsidiary is permitted under the laws of Hong Kong to provide funding to us through dividend distribution without restrictions on the amount of the funds. If our Operating Subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. As of the date of this prospectus, our Operating Subsidiary has not experienced any difficulties or limitations on its ability to pay dividends; nor does it maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred. There can be no assurance that the PRC government will not impose restrictions to prevent the cash maintained in Hong Kong from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends.

33

SELECTED SUMMARY COMBINED FINANCIAL AND OTHER DATA

The following summary consolidated and combined financial data as of September 30, 2023 and 2024 and for the years ended September 30, 2023 and 2024 have been derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The summary financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and notes thereto included elsewhere in this prospectus. Our combined financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future period.

The following table shows key components of our results of operations during the fiscal years ended September 30, 2023 and 2024.

	2023	2024	2024
	HK$	HK$	US$
Revenue from third parties	83,130,627	86,757,848	11,166,753
Revenue from related party	865,816	921,256	118,576
Total revenue, net	83,996,443	87,679,104	11,285,329
Cost of revenue	(66,496,755)	(62,143,414)	(7,998,586)
Gross profit	17,499,688	25,535,690	3,286,743

Operating expenses:
Sales and distribution expense to third parties	(547,544)	(778,226)	(100,167)
Sales and distribution expense to related parties	(2,040,000)	(680,000)	(87,524)
Personnel and benefits costs	(4,899,068)	(7,115,663)	(915,869)
General and administrative expenses	(2,389,880)	(7,543,938)	(970,993)
Total operating expenses	(9,876,492)	(16,117,827)	(2,074,553)

Income from operations	7,623,196	9,417,863	1,212,190

Other income (expense):
Interest income	914	30,451	3,919
Interest expense	(55,363)	(456,597)	(58,769)
Government subsidies	4,800	-	-
Sundry income	-	33,206	4,274
Total other income (expense), net	(49,649)	(392,940)	(50,576)

Income before income taxes	7,573,547	9,024,923	1,161,614

Income tax expense	(1,012,496)	(1,563,477)	(201,238)

NET INCOME	6,561,051	7,461,446	960,376

34

The following table presents our selected consolidated and combined balance sheets data as of September 30, 2023 and 2024.

	September 30, 2023	September 30, 2024	September 30, 2024
	HK$	HK$	US$
ASSETS
Current assets:
Cash and cash equivalents	$12,750,082	$12,820,596	$1,650,161
Accounts receivable, third parties	7,158,728	7,355,202	946,701
Accounts receivable, related party	717,208	97,449	12,543
Amounts due from related parties	3,829,476	-	-
Amount due to a shareholder	-	-	-
Inventories, net	-	103,991	13,385
Deferred offering costs	-	3,719,760	478,777
Deposit, prepayments, and other receivables	1,669,916	1,077,930	138,742

Total current assets	26,125,410	25,174,928	3,240,309

Non-current assets:
Plant and equipment, net	852,992	602,550	77,555
Right-of-use assets, net	9,402,318	6,156,518	792,416
Rental deposit	862,464	862,464	111,009

Total non-current assets	11,117,774	7,621,532	980,980

TOTAL ASSETS	$37,243,184	$32,796,460	$4,221,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,858,512	$6,603,523	$849,951
Customer deposits	783,326	421,146	54,206
Accrued liabilities and other payables	921,599	2,351,692	302,691
Amounts due to related parties	3,422,910	-	-
Amounts due to a shareholder	2,692,150	3,598,750	463,201
Bills payable	730,353	-	-
Current portion of lease liabilities	3,004,702	3,415,438	439,607
Income tax payable	1,182,290	2,745,767	353,412

Total current liabilities	27,595,842	19,136,316	2,463,068

Long-term liabilities:
Lease liabilities	6,648,060	3,232,622	416,076
Other long-term liabilities	52,769	19,563	2,518

Total long-term liabilities	6,700,829	3,252,185	418,594

TOTAL LIABILITIES	34,296,671	22,388,501	2,881,662

Commitments and contingencies	-	-	-

Shareholders’ equity:
Ordinary share, US$0.001 par value, 500,000,000 ordinary shares authorized, 20,200,000 ordinary shares issued and outstanding as of September 30, 2023 and 2024*	158,570	158,570	20,410
Subscription receivable	(150,720)	(150,720)	(19,399)
Retained earnings	2,938,663	10,400,109	1,338,616
Total shareholders’ equity	2,946,513	10,407,959	1,339,627

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,243,184	$32,796,460	$4,221,289

* The share amounts are presented on a retroactive basis, due to group reorganization.

35

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of its financial condition and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Its actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are principally engaged in (i) the sale of quality apparel products and (ii) the provision in supply chain management total solutions, among our customers spanning from Western Europe, North America to the Middle East. Our operation is mainly based in Hong Kong and was led by Mr. Cheung, executive director and chief executive officer since May 2022. Our business has rapidly grown, in a short period of time, building relationships with a diverse range of customers, which include mid-size brand owners and apparel companies that have comprehensive operations with private labels that are sold worldwide.

Effects of the Pandemic outbreak

As of the date of this prospectus, our business has been affected by the Pandemic outbreak primarily in the following aspects:

●	there was a worldwide shortage on raw materials and trims in apparel industry, and thus, negatively affected our purchase prices of the apparel. We, therefore, cannot guarantee that the prices we currently pay for the apparel will always remain stable. Any increase in the prices we are required to pay for apparel raw materials and trims could result in our Offering to the market a less competitive product, and compel us to identify more suitable and cost-competitive alternatives;

●	some of our customers experienced business/operation disruptions impacted by pandemic outbreak, which caused us to experience payment collection issues and hence negatively impacted our account receivable aging; and

●	global logistics and supply chain were adversely interrupted by pandemic outbreak, which resulted in longer logistics/shipping time for certain orders.

The extent to which pandemic outbreak impacts our operating subsidiaries’ business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of pandemic outbreak and the actions to contain pandemic outbreak or treat its impact, among others. If the disruptions posed by pandemic outbreak or other matters of global concern continue for an extended period of time, our operating subsidiaries’ ability to pursue their business objectives may be materially adversely affected. However, we cannot assure you that we will be able to maintain the growth rate we have experienced prior to pandemic outbreak or as projected by our management. We will continue to closely monitor the situation throughout the rest of 2025 and beyond. See “Risk Factors — Risks Related to Our Business and Doing Business in Hong Kong —Natural disasters and other catastrophic events, such as the global pandemic outbreak, could significantly disrupt our supply chain for a prolonged period of time.”

Principal Factors Affecting Our Financial Performance

Our results of operations have been and will continue to be affected by a number of factors, including those set out below:

●	Our ability to compete successfully and broaden our customer base

Since we have just built and developed the business relationships with our key customers, we cannot guarantee that some of our competitors would not have more financial and human resources, more competitive pricing strategies or closer relationships with customers and/or manufacturers of apparel products than we have. In the event that our competitors offer less expensive alternatives, engage in aggressive pricing in order to increase their market share, or are capable of supplying products with superior performance, functions or efficiency, we could lose customers to our competitors and our business, financial condition and results of operations could be adversely affected. Competition could also lead to, among other things, stricter terms in agreements with manufacturers of apparel products, which may an adverse impact on our business, financial condition and results of operations.

●	Our ability to increase awareness of our strength and develop customer loyalty

Our strength is integral to our supply chain support, sales and marketing efforts. We will continue to improve our pre-and-post-sale support by strengthen our industry expertise to promote our company brand to enhance customer recognition of our company brand. We believe that maintaining and enhancing our fashion apparel expertise in a cost-effective manner is critical to achieving widespread acceptance of our products and services and is an important element in our effort to increase our customer base. Successful promotion of our strength will depend largely on our sales and marketing efforts and ability to provide reliable and quality products and services at competitive prices. Business promotion activities may not necessarily yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in marketing activities. If we fail to successfully promote and maintain our business or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our business, we may fail to attract new customers or retain our existing customers, in which case our business, operating results and financial condition, would be materially adversely affected.

36

●	Our ability to establish and retain long-term strategic relationship with suppliers

Our success depends on the continued to maintain close co-operations with our existing pool of suppliers and our ability to secure new and efficient supply chain solutions and production capacities. For the fiscal years ended September 30, 2023 and 2024, our purchases from our five largest suppliers together accounted for approximately 63.1% and 77.8% of our total purchases, respectively, while our purchase from our largest supplier accounted for approximately 20.9% and 36.9%, respectively, of our total purchases for the same periods. We do not enter into any long-term contracts with the suppliers, the contractual terms offered by them may also be susceptible to fluctuations with regard to pricing, timing, quality and the market condition at the time of negotiation. Any increase in their costs may be passed on to us but we might be unable to pass on all or part of the increase in costs to our customers, which may have a material adverse effect on our financial performance.

●	Our ability to avoid or manage our supply chain

As we are reliant on our suppliers to provide materials and in turn, are relied upon by our customers to deliver finished products, we must manage our supply chain effectively to mitigate delays or possibly not being able to complete our orders in a timely or complete manner. Delays in receipt of goods could in turn impact our ability to ensure that we are able to produce quality goods in a timely manner, without having to incur extra labor or shipping costs that would negatively impact our profits.

In order to effectively manage and mitigate potential delays, we have implemented a robust set of measures. These measures include:

(1) Multi-region sourcing strategies: We have implemented a comprehensive approach to sourcing materials from multiple regions. By diversifying our sourcing locations, we minimize the risk of concentration and ensure a more resilient supply chain. This allows us to mitigate the impact of any regional disruptions or unforeseen events.;

(2) Multi-supplier framework: For each specific type of material, we maintain a portfolio of trusted suppliers. This ensures that we have alternative options readily available in the event of a delay from one supplier. By proactively establishing relationships with multiple suppliers, we can swiftly pivot to an alternative source and sustain uninterrupted production and delivery.

(3) Incorporation of time margins: As part of our commitment to punctuality, we proactively build in time margins within our agreements. For instance, if the agreed-upon delivery date with our customers is December 30th, we establish contractual arrangements with our suppliers to deliver the materials on or before December 15th. This deliberate inclusion of a 15-day margin safeguards against potential delays and allows us to uphold our delivery commitments without compromising on quality or efficiency.

By implementing these strategic measures, we demonstrate our proactive approach to risk management and our dedication to meeting customer expectations. These practices have enabled us to effectively navigate potential delays and maintain a high level of operational excellence.

●	Our ability to control product costs and adjust selling price

Although we have entered into agreements with various suppliers, the price for the products that we procure from our suppliers is not fixed. We purchase our products in foreign currencies, the fluctuation of exchange rate may impact our purchase costs. When the purchase costs fluctuate, our selling prices to our customers would generally be adjusted correspondingly. We have attempted and will continue to attempt to negotiate competitive rates for our products, however any shortage or excess in supply, fluctuation in exchange rate or shift in demand of our products could result in fluctuation of our purchase prices of the products. We, therefore, cannot guarantee that the prices we currently pay for the products will always remain stable. Fluctuations in the product costs could result in our Offering to the market a less competitive product.

Our ability to adjust the selling price of our products depends largely on market conditions. For the fiscal years ended September 30, 2023 and 2024, our gross profit margins were approximately 20.83% and 29.12%, respectively. If we are unable to adjust our selling price to reflect changes in our purchasing price, our results of operations, profit margins and profitability could be adversely affected.

●	Our ability to adopt to the rapid change of the apparel market trends

The fashion/garment trends are rapidly changing, and evolving industry standards, with frequent introductions and enhancements of new products and styles. Our future success will depend on our ability to adapt to rapidly changing trend and product design, adapting our services to the evolving industry standards and continually improve the know-how of our staff in response to evolving demands of the marketplace. Failure to adapt to such changes would have a material adverse effect on our business and results of operations.

●	Our customers’ financial condition and ability to make payments

Our customers generally purchase our products on credit, and as a result, our results of operations and financial condition may be adversely affected if our customers experience financial difficulties. The credit period that we grant to customers generally ranged from 30 days to 90 days. For the fiscal years ended September 30, 2023 and 2024, our trade receivable days are 20 days and 32 days, respectively. Longer trade receivables will lead to the additional financial burden to finance our increased working capital needs. We cannot assure that our customers will pay us on time and that they will be able to fulfil their payment obligations. Should we experience any unexpected delay or difficulty in collections from our customers, our operating results and financial condition may be adversely affected. In addition, if our trade receivables increase significantly from current levels, our bank financing and interest expenses would increase, adversely affecting our profitability. We cannot assure you that the risk of default by our customers will not occur in the future.

●	Economic conditions such as foreign exchange rates

Most of our business transactions in the sales and purchases are denominated in U.S. dollars. Since 1983, Hong Kong dollars have been pegged to US dollars at the rate of approximately HK$7.80 to US$1.00. Our foreign exchange risk arises primarily from the fluctuations in the exchange rate between the US dollar and Renminbi. During the two fiscal years ended September 30, 2023 and 2024, we did not experience material foreign exchange risk.

37

Basis of Presentation

Our consolidated and combined financial statements have been prepared in accordance with U.S. GAAP and pursuant to the SEC reporting requirement. They include the consolidated and combined financial statements of our Company and our subsidiaries. All transactions and balances among these entities have been eliminated upon combination.

Please also refer to the summary of the significant accounting policies of our Company discussed in Note 2 to the consolidated and combined financial statements for the fiscal years ended September 30, 2023 and 2024.

Results of Operations

Fiscal Year Ended September 30, 2023 Compared to Fiscal Year Ended September 30, 2024

	2023	2024	2024	Variance (+/-)
	HK$	HK$	US$	HK$	%
Revenue from third parties	83,130,627	86,757,848	11,166,753	3,627,221	4.36
Revenue from related party	865,816	921,256	118,576	55,440	6.4
Total revenue, net	83,996,443	87,679,104	11,285,329	3,682,661	4.38
Cost of revenue	(66,496,755)	(62,143,414)	(7,998,586)	-4,353,341	-6.55
Gross profit	17,499,688	25,535,690	3,286,743	8,036,002	45.92

Operating expenses:
Sales and distribution expense to third parties	(547,544)	(778,226)	(100,167)	230,682	42.13
Sales and distribution expense to related parties	(2,040,000)	(680,000)	(87,524)	(1,360,000)	-66.67
Personnel and benefits costs	(4,899,068)	(7,115,663)	(915,869)	2,216,595	45.25
General and administrative expenses	(2,389,880)	(7,543,938)	(970,993)	5,154,058	215.66
Total operating expenses	(9,876,492)	(16,117,827)	(2,074,553)	6,241,335	63.19

Income from operations	7,623,196	9,417,863	1,212,190	1,794,667	23.54

Other income (expense):
Interest income	914	30,451	3,919	29,537	3,231.62
Interest expense	(55,363)	(456,597)	(58,769)	401,234	724.73
Government subsidies	4,800	-	-	-4,800	-100
Sundry income	-	33,206	4,274	33,206	N/A
Total other expense, net	(49,649)	(392,940)	(50,576)	343,291	691.44

Income before income taxes	7,573,547	9,024,923	1,161,614	1,451,376	19.16

Income tax expense	(1,012,496)	(1,563,477)	(201,238)	550,981	54.42

NET INCOME	6,561,051	7,461,446	960,376	900,395	13.72

Revenue

Our revenue recorded a slight increase for the fiscal year ended September 30, 2024, as compared to the fiscal year ended September 30, 2023. For the fiscal year ended September 30, 2024, our revenue increased by approximately HK$3.68 million or 4.38% to HK$87.68 million (US$11.29 million), as compared to HK$84.00 million for the fiscal year ended September 30, 2023. The increase was mainly due to an increase in new customers with more sale orders.

Our revenues were generated by the sales of products, sourcing service and logistic service. The following table sets forth the breakdown of our revenue by business operation.

	2023		2024	2024
	HK$	% of total revenue	HK$	US$	% of total revenue
Product sales	81,623,606	97.17%	84,490,029	10,874,857	96.36%
Product sales (self-branded)	-	N/A	601,458	77,415	0.69%
Sourcing service	2,207,276	2.63%	594,708	76,546	0.68%
Logistics service	165,561	0.20%	1,992,909	256,511	2.27%
Total revenue	83,996,443	100.00%	87,679,104	11,285,329	100.00%

38

Our revenues were mainly generated from product sales for the fiscal years ended September 30, 2024 and 2023, which contributed 96.36% and 97.17% of our total revenue respectively. For the fiscal year ended September 30, 2024, revenue generated from product sales increased by approximately HK$3.47 million or 4.25% to HK$85.09 million (US$10.95 million), as compared with HK$81.62 million for the fiscal year ended September 30, 2023 mainly due to (i) more sales orders from new customers and (ii) increase in revenue from sales of self-branded product of HK$0.6 million (US$0.08 million) for fiscal years ended September 30, 2024.

Revenue generated from the provision of sourcing services accounted for 0.68% and 2.63% of our total revenue for the fiscal years ended September 30, 2024 and 2023, respectively. For the year ended September 30, 2024, revenue generated from sourcing services decreased by approximately HK$1.61 million or 73.06% to HK$0.59 million (US$0.08 million), as compared with HK$2.21 million for the year ended September 30, 2023 mainly due to decrease in demand in sourcing service.

Revenue generated from the provision of logistics service contributed to 2.27% and 0.20% of our total revenue for the fiscal years ended September 30, 2024 and 2023, respectively. Revenue generated from logistic service increased by approximately HK$1.83 million or 1,103.73% to HK$1.99 million (US$0.26 million), as compared with HK$0.17 million for the year ended September 30, 2023. The increase was mainly due to the monthly service agreement having only commenced in September 2023 and hence, the income represented a full year monthly service income for fiscal year ended September 30, 2024 while it represented one month for fiscal year ended September 30, 2023.

For the fiscal years ended September 30, 2023 and 2024, our revenues were mainly generated from customers who are fashion houses in various countries. The following table sets forth the breakdown of our revenue based on the location of the customers.

	2023		2024	2024
	HK$	% of total revenue	HK$	US$	% of total revenue
Western Europe	51,550,492	61.37%	55,421,000	7,133,333	63.21%
North America	31,488,475	37.49%	23,930,354	3,080,117	27.29%
Middle East	103,868	0.12%	5,569	717	0.01%
Other countries	853,608	1.02%	8,322,181	1,071,162	9.49%
Total revenue	83,996,443	100.00%	87,679,104	11,285,329	100.00%

Cost of revenue

Our revenues were generated by the sales of products, sourcing service and logistic service. The following table sets forth the breakdown of our cost of revenue by business operation.

	2023		2024	2024
	HK$	% of total revenue	HK$	US$	% of total revenue
Product sales	64,842,240	77.20%	60,150,478	7,742,072	68.60%
Product sales (self-branded)	-	N/A	196,736	25,322	0.22%
Sourcing service	1,539,515	1.83%	416,200	53,570	0.47%
Logistics service	115,000	0.14%	1,380,000	177,622	1.57%
Total cost of revenue	66,496,755	79.17%	62,143,414	7,998,586	70.88%

Our cost of revenue mainly consisted of purchases from vendors. For the fiscal year ended September 30, 2024, our cost of revenue decreased by approximately HK$4.35 million or 6.55% to HK$62.14 million (US$8.00 million), as compared to HK$66.50 million for the fiscal year ended September 30, 2023.

The cost of revenue in product sales that represents the cost of purchase of products decreased by approximately HK$4.50 million or 6.93% to HK$60.35 million (US$7.77 million) for fiscal year ended September 30, 2024, as compared to HK$64.84 million for the fiscal year ended September 30, 2023. The average purchase cost decreased as the Company placed purchase orders to suppliers who offered more competitive prices.

The cost of revenue in sourcing service comprised support and logistic service, which decreased by approximately HK$1.12 million or 72.97% to HK$0.42 million (US$0.05 million) for fiscal year ended September 30, 2024, as compared to HK$1.54 million for the fiscal year ended September 30, 2023 mainly due to decrease in demand for such service from the customers.

The cost of revenue in logistic service comprised storage and logistic service, which increased by approximately HK$1.27 million or 1,100.00% to HK$1.38 million (US$0.18 million) for fiscal year ended September 30, 2024, as compared to HK$0.12 million for the fiscal year ended September 30, 2023 mainly due to entering the monthly service agreement for logistic service with a customer commencing from September, 2023.

39

Gross profit

The following table sets forth the breakdown of our gross profit by business operation.

	2023	% of	2024	2024	% of
	HK$	Total	HK$	US$	Total
Product sales	16,781,366	95.90%	24,339,551	3,132,785	95.32%
Product sales (self-branded)	-	N/A	404,722	52,093	1.58%
Sourcing service	667,761	3.82%	178,508	22,976	0.70%
Logistics service	50,561	0.28%	612,909	78,889	2.40%
Gross profit, total	17,499,688	100.00%	25,535,690	3,286,743	100.00%

For the fiscal year ended September 30, 2024, our gross profit increased by approximately HK$8.04 million, or 45.92% to HK$25.54 million (US$3.29 million), as compared to HK$17.50 million for the fiscal year ended September 30, 2023. This increase is mainly attributable to product sales business as the average cost of goods sold for the fiscal year ended September 30, 2024 decreased due to the volume purchase orders we made to suppliers, which resulted in more discounts.

The following table sets forth the breakdown of our gross profit margin by business operation.

	2023	2024	Change	Change
			by point	By %
Product sales	20.56%	28.81%	8.25%	40.13%
Product sales (self-branded)	N/A	67.29%	67.29%	N/A
Sourcing service	30.25%	30.02%	-0.24%	-0.76%
Logistics service	30.54%	30.75%	0.22%	0.69%
Gross margin, total	20.83%	29.12%	8.29%	39.80%

For the fiscal year ended September 30, 2024, our gross margin increased to 29.12%, by 8.29%, from 20.83% for the fiscal year ended September 30, 2023. This increase was mainly attributable to the growing demand in the product sales, which has a higher gross margin from purchase discounts as result of bulk purchase orders made to vendors.

Sales and distribution expense

Our sales and distribution expense represent the consultancy fees paid to related parties and external consultants. For the fiscal year ended September 30, 2024, our sales and distribution expense decreased by approximately HK$1.13 million or 43.64% to HK$1.46 million (US$0.19 million), as compared to HK$2.59 million for the fiscal year ended September 30, 2023. The decrease is attributable to the termination of the consultancy agreement for sales and pricing advisory with an external consultant since January 2024.

Personnel and benefits costs

Our personnel and benefits costs mainly represent the salaries, bonus, pension and staff welfare costs. For the fiscal year ended September 30, 2024, our personnel and benefits costs increased by approximately HK$2.22 million or 45.25% to HK$7.12 million (US$0.92 million), as compared to HK$4.90 million for the fiscal year ended September 30, 2023. The increase was mainly due to the increase in the number of employees to cope with the expansion of the business of the Company.

General and administrative expenses

Our general and administrative expenses mainly comprised the following:

	2023	% of	2024	2024	% of
	HK$	Total	HK$	US$	Total
Allowance for expected credit losses	-	N/A	55,341	7,123	0.73%
Building management fee	43,841	1.83%	536,760	69,087	7.12%
Rental expenses	115,980	4.85%	128,500	16,539	1.70%
Depreciation on plant and equipment	177,715	7.44%	300,575	38,688	3.98%
Depreciation on right-of-use assets	335,082	14.02%	3,245,800	417,773	43.03%
Insurance	296,961	12.43%	374,286	48,175	4.96%
Legal and professional fee	-	N/A	1,262,899	162,550	16.74%
Transportation	420,921	17.61%	352,660	45,391	4.67%
Travelling expense	350,218	14.65%	222,251	28,606	2.95%
Office supplies	143,857	6.02%	109,890	14,144	1.46%
Others	505,305	21.15%	954,976	122,917	12.66%
Total	2,389,880	100.00%	7,543,938	970,993	100.00%

40

For the fiscal year ended September 30, 2024, our general and administrative expenses increased by approximately HK$5.15 million or 215.66% to HK$7.54 million (US$0.97 million), as compared to HK$2.39 million for the fiscal year ended September 30, 2023. The increase was mainly due to the increase in (i) depreciation on right-of-use assets of HK$2.91 million, (ii) depreciation on plant and equipment of HK$0.12 million, (iii) legal and professional expenses of HK$1.26 million and (iv) other general and administrative expenses of HK$0.45 million.

Income from operations

For the fiscal year ended September 30, 2024, our income from operations increased by approximately HK$1.79 million or 23.54% to HK$9.42 million (US$1.21 million), as compared to HK$7.62 million for the fiscal year ended September 30, 2023. The increase is mainly due to the increase in gross profit, as explained above.

Other income (expenses)

Our other income (expenses) primarily included interest income, interest expense and government subsidies. The following sets forth the breakdown of our other expense, net:

	2023	% of	2024	2024	% of
	HK$	Total	HK$	US$	Total
Interest income	914	-1.84%	30,451	3,919	-7.75%
Interest expense	(55,363)	111.51%	(456,597)	(58,769)	116.20%
Government subsidies	4,800	-9.67%	-	-	N/A
Sundry income	-	N/A	33,206	4,274	-8.45%
Total other expense, net	(49,649)	100.00%	(392,940)	(50,576)	100.00%

For the fiscal year ended September 30, 2024, our total other expense, net increased by approximately HK$343,291 to other expense, net to HK$392,940 (US$50,576), as compared to other income, net of HK$49,649 for the fiscal year ended September 30, 2023. Such increase was mainly attributable to the following factors:

(i)	Interest expense increased by approximately HK$401,234 to HK$456,597 (US$58,769) for the fiscal year ended September 30, 2024 due to interest expense from right-of-use under operating lease throughout 12 months over the lease period, which was commenced in August 2023, as compared to two-months’ interest expense for the fiscal year ended September 30, 2023.

(ii)	Government subsidies decreased by approximately HK$4,800 or 100% to HK$0 (US$0) for the fiscal year ended September 30, 2024, as compared to that of HK$4,800 for the fiscal year ended September 30, 2023, resulting from no further employment support subsidy granted by HK government during 2024 fiscal year.

Income tax expenses

We incurred income tax expenses of approximately HK$1.56 million (US$0.20 million) and HK$1.01 million for the fiscal years ended September 30, 2024 and 2023, respectively. Increase in income tax expenses for the fiscal year ended September 30, 2024 was due to the increase in operating profit in 2024.

Net income

For the fiscal year ended September 30, 2024, our net income increased by approximately HK$0.90 million or 13.27% to HK$7.46 million (US$0.96 million), as compared to HK$6.56 million for the fiscal year ended September 30, 2023. The increase was mainly attributable to an increase in our gross profit in 2024.

41

Liquidity and Capital Resources

As of September 30, 2023 and September 30, 2024, we had cash and bank balances of approximately HK$12.75 million and HK$12.82 million (US$1.65 million), respectively. Our cash and cash equivalents mainly consist of cash at bank.

To date, we have financed our operations primarily from our working capital in our operation. We expect to finance our operations and working capital needs in the near future from part of the net proceeds of the IPO and net cash generating through operations.

We believe that our existing cash and cash equivalents, anticipated cash raised from financings, and anticipated cash flow from operations, together with the net proceeds from the IPO, will be sufficient to meet our anticipated cash needs for at least the next 12 months from the date of this prospectus. We believe that our existing cash and cash equivalents will be sufficient to support our planned operations for the next 12 months, and that our existing cash and cash equivalents, together with anticipated cash flow from our sales projects, will be sufficient to meet our operating needs for the next 24 months. However, the exact amount of proceeds we use for our operations and expansion plans will depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plans and the amount of cash necessary to fund these plans. We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities and accrued liabilities, may materially affect our financial condition and results of operations. We believe that available cash and bank balances, and the current assets, such as accounts receivable, should enable the Company to meet anticipated cash needs for at least the next 12 months.

Cash Flows

The following table sets forth a summary of our cash flows for the fiscal years ended:

	Years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Net cash provided by operating activities	499,996	2,933,807	377,616
Net cash used in investing activities	(855,588)	(50,133)	(6,453)
Net cash used in financing activities	(3,000,000)	(2,813,160)	(362,087)
Net change in cash and cash equivalent	(3,355,592)	70,514	9,076
Cash and cash equivalent, at the beginning of year	16,105,674	12,750,082	1,641,085
Cash and cash equivalent, at the end of year	12,750,082	12,820,596	1,650,161

Operating Activities

Our cash inflow from operating activities was mainly receipt of payments from customers while our cash outflow from operating activities were mainly product costs paid to suppliers. Our net cash provided by operating activities reflects our net income adjusted for non-cash items, including depreciation on property and plant and non-cash lease expense.

42

For the fiscal year ended September 30, 2024, we had net cash generated from operating activities of approximately HK$2.93 million (US$0.38 million) mainly arising from net income from our operations of HK$7.46 million (US$0.96 million), adjusted for increase in inventories of HK$0.10 million (US$0.01 million), decrease in accounts payable of HK$8.25 million (US$1.06 million), decrease in bills payable of HK$0.73 million (US$0.09 million), decrease in customer deposit of HK$0.36 million (US$0.05 million) and decrease in lease liabilities of HK$3.45 million (US$0.44 million). These amounts were partially offset by adjusted non-cash items consisting of allowance for expected credit losses of HK$0.05 million (US$0.01 million), depreciation of plant and equipment of HK$0.30 million (US$0.04 million), non-cash lease expense of HK$3.69 million (US$0.47 million), decrease in accounts receivable of HK$0.37 million (US$0.05 million), decrease in deposits, prepayments and other receivables of HK$0.59 million (US$0.08 million), increase in accrued liabilities and other payables of HK$1.39 million (US$0.17 million), increase in amounts due from related parties of HK$0.41 million (US$0.05 million) and increase in income tax payable of HK$1.56 million (US$0.20 million).

For the fiscal year ended September 30, 2023, we had net cash provided by operating activities of approximately HK$0.50 million mainly arising from net income from our operations of HK$6.56 million, adjusted for increase in accounts receivable of HK$6.56 million, increase in deposits, prepayments and other receivables of HK$1.13 million, increase in amounts due from related parties of HK$3.41 million, decrease in lease liabilities of HK$0.14 million, and decrease in customer deposits of HK$1.01 million. These amounts were partially offset by adjusted non-cash items consisting of depreciation of plant and equipment of HK$0.18 million, non-cash lease expense of HK$0.39 million, increase in accounts payable of HK$3.42 million, increase in bills payable of HK$0.73 million, increase in accrued liabilities and other payables of HK$0.46 million and increase in income tax payable of HK$1.01 million.

Investing Activities

Net cash used in investing activities for the fiscal year ended September 30, 2024 was approximately HK$50,133 (US$6,453) compared to HK$855,588 for the fiscal year ended September 30, 2023. The cash outflow used in investing activities was primarily related to the purchase of plant and equipment.

Financing Activities

Net cash flows used in financing activities for the fiscal year ended September 30, 2024 were approximately HK$2.81 million (US$0.36 million), was attributable to dividend paid and payment of offering costs offset by repayment from a shareholder.

Accounts receivable

As of September 30, 2024, our accounts receivable decreased by approximately HK$0.42 million or 5.37% to HK$7.45 million (US$0.96 million), as compared to HK$7.88 million as of September 30, 2023. The decrease was primarily attributable to the decrease in overdue accounts receivable in September 30, 2024.

We did not charge any interest on or hold any collateral as security over these accounts receivable balances. We have not had, and do not expect to have, issues collecting payment from these longer aging invoices.

The following table sets forth the ageing analysis of our accounts receivable:

	Years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
1 – 30 days	2,890,038	6,667,129	858,138
31 – 60 days	2,555,238	602,545	77,555
61 – 90 days	1,709,145	101,310	13,040
Over 90 days	721,515	137,008	17,635
	7,875,936	7,507,992	966,368
Less: allowance of estimated credit losses	-	(55,341)	(7,124)
Total accounts receivable	7,875,936	7,452,651	959,244

We generally conduct our business with creditworthy third parties, with credit terms ranging from 30 to 90 days to our customers in the ordinary course of business. We determine, on a continuing basis, the probable losses and an allowance for estimated credit losses, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecasted economic and market conditions. Accounts receivables are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

43

For the fiscal year ended September 30, 2024, an allowance of estimated credit losses of HK$55,341 has been recognized, while no such allowance has been recognized for the fiscal year ended September 30, 2023. We have not experienced any significant bad debt or write-offs of accounts receivable in the past.

As of the date of this prospectus, the Company had collected 99% of accounts receivable balance that were outstanding as of September 30, 2024.

The following table sets forth the turnover analysis (by days) of our accounts receivable:

	Years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Average balance of accounts receivable	4,595,411	7,664,294	986,484
Revenue recognized during the year	83,996,443	87,679,104	11,285,329
Accounts receivable turnover (days)	20	32	32

Our accounts receivable turnover days increased from 20 days in 2023 to 32 days in 2024.

Deposit, prepayments and other receivables

As of September 30, 2024, our deposit, prepayment and other receivables decreased by approximately HK$0.59 million or 35.45% to HK$1.08 million (US$0.14 million), as compared to HK$1.67 million as of September 30, 2023. The decrease was primarily attributable to a decrease in the payment in advance to certain suppliers in order to better manage the Company’s working capital.

Accounts payable

Our major suppliers generally offer us the payment terms of 10 to 60 days from the purchase. As of September 30, 2024, our accounts payable decreased by approximately HK$8.25 million or 55.56% to HK$6.60 million (US$0.85 million), as compared to HK$14.86 million as of September 30, 2023. The decrease was due to settlement of long aged accounts payable and decrease in the average purchases from suppliers as the Company placed orders from suppliers who offered competitive prices in September 30, 2024. Our average payables turnover days decreased from 72 days in 2023 to 63 days in 2024.

We have not experienced any significant or notable payment defaults in relation to our accounts payable during the fiscal years ended September 30, 2024 and 2023.

Bills payable

In January 2023, we obtained an import facility with HSBC Bank for the maximum principal of HK$12,000,000 (US$1,544,541), in the form of loan against import and trust receipts, for the term of up to 90 days. These bills payable bear annual interest at the bank prevailing rates. These facilities are secured by a legal charge over the property held by the Company’s director and personally guaranteed by the Company’s director, Mr. Cheung.

As of September 30, 2023 and 2024, the Company borrowed HK$730,353 and HK$0 (US$0), respectively.

Material Cash Requirements

Our cash requirements consist primarily of day-to-day operating expenses, capital expenditures and contractual obligations with respect to banking facilities and other operating leases. We lease all our office facilities. We expect to make future payments on existing leases from cash generated from operations. We have limited credit available from our major vendors and are obligated to settle the purchase invoices and repay the contractual bank loans in a punctual manner, which further constrains our cash liquidity.

We believe that we have sufficient working capital for our requirements for at least the next 12 months from the date of this prospectus, absent unforeseen circumstances, taking into account the financial resources presently available to us, including cash and cash equivalents on hand, cash flows from our operations and the estimated net proceeds from the IPO.

44

Capital Expenditures

Our capital expenditures amounted to approximately HK$855.59 thousands and HK$50.13 thousands (US$6.45 thousands) relating to the purchase of office equipment for the fiscal years ended September 30, 2023 and 2024, respectively.

We plan to fund our future capital expenditures with our existing cash balance and proceeds from the IPO. We will continue to make capital expenditures to meet the expected growth of our business, including for office equipment and leasehold improvements.

Contractual Obligations

We have entered into commercial operating lease agreements with various third parties for the use of offices and warehouse in Hong Kong.

Trend Information

Other than as disclosed in this registration statement, we are not aware of any trends, uncertainties, demands, commitments or events for the current fiscal year that are reasonably likely to have a material effect on our net revenues, income, profitability, liquidity or capital reserves, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

For more information, see “Principal Factors Affecting Our Financial Performance” on page 38 and “Risk Factors – Risks Relating to Our Business and Industry - If we have disruption to our supply chain, our results of operations could be adversely affected” on page 13.

Off-Balance Sheet Arrangements

As of September 30, 2023 and 2024, we have not entered into any material off-balance sheet transactions or arrangements.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated and combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

45

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with financial institutions with high credit ratings and quality.

We conduct credit evaluations of customers, and generally do not require collateral or other security from our customers. We establish an allowance for estimated credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Concentration risk in major customers

For the fiscal year ended September 30, 2024, the individual customer who accounted for 10% or more of our Company’s revenue and its outstanding receivables balances at year-end date, are presented as follows:

	Year ended September 30, 2024			As of September 30, 2024
Customer	Revenue		% of Revenue	Accounts receivable
	HK$’ million	US$’ million		HK$’ million	US$’ million
Customer D	$25.01	$3.22	28.52%	$4.88	$0.63
Customer A	$22.29	$2.87	25.43%	$0.70	$0.09
Customer B	$20.79	$2.68	23.71%	$0.74	$0.10

For the fiscal year ended September 30, 2023, the individual customer who accounted for 10% or more of our Company’s revenue and its outstanding receivables balances at year-end date, are presented as follows:

	Year ended September 30, 2023		As of September 30, 2023
Customer	Revenue	% of Revenue	Accounts receivable
	HK$’ million		HK$’ million
Customer A	$40.34	48.03%	$3.59
Customer B	$27.86	33.17%	$2.39
Customer C	$9.89	11.78%	$0.66

Concentration risk in major vendors

For the fiscal year ended September 30, 2024, the individual vendor who accounted for 10% or more of our Company’s purchases and its outstanding payable balances at year-end date, are presented as follows:

	Year ended September 30, 2024			As of September 30, 2024
Vendor	Purchases		% of Purchases	Accounts payable
	HK$’ million	US$’ million		HK$’ million	US$’ million
Vendor D	$22.93	$2.95	36.91%	$2.82	$0.36
Vendor C	$10.82	$1.39	17.42%	$1.12	$0.14

46

For the fiscal year ended September 30, 2023, the individual vendor who accounted for 10% or more of our Company’s purchases and its outstanding payable balances at year-end date, are presented as follows:

	Year ended September 30, 2023		As of September 30, 2023
Vendor	Purchases	% of Purchases	Accounts payable
	HK$’ million		HK$’ million
Vendor A	$13.92	20.93%	$0.71
Vendor B	$8.68	13.05%	$-
Vendor C	$7.90	11.88%	$8.20

All of our Company’s major vendors are located in the PRC and Hong Kong.

Liquidity risk

Our policy is to regularly monitor our liquidity requirements and our compliance with lending covenants, to ensure that we maintain sufficient reserves of cash and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and long term. See “—Liquidity and Capital Resources” on page 44 for details.

Interest rate risk

We are exposed to interest rate risk primarily relating to the variable-rate import facility and is mainly concentrated on the fluctuation of HIBOR and USD reference rate arising from our bills payable. We have not used any derivative instruments to mitigate its exposure associated with interest rate risk. However, the management monitors interest rate exposure and will consider other necessary actions when significant interest rate exposure is anticipated.

As of September 30, 2023 and 2024, we had outstanding balance in bills payable of HK$730,353 and HK$0 (US$0).

Foreign currency risk

Our foreign currency exposure gives rise to market risks associated with exchange rate movements against the US dollar. As of September 30, 2023 and 2024, we did not hold or issue any derivative for trading purposes or to hedge against fluctuations in foreign exchange rates. We mitigated this risk by conducting sales and purchases transactions in the same currency. Doing so helped to reduce, but has not eliminated, the impact of foreign currency exchange rate movements. As of September 30, 2023 and 2024, we had no outstanding forward exchange or foreign currency option contracts.

We currently do not have a foreign currency hedging policy. Our management monitors foreign exchange exposure and will consider hedging significant foreign exchange exposure should the need arise.

Economic and political risk

Our major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong and the general state of Hong Kong’s economy may influence our business, financial condition, and results of operations.

47

Critical Accounting Policies

We prepare our consolidated and combined financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amounts of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there were no material changes made to the accounting estimates and assumptions in the past two fiscal years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated and combined financial condition and results of operations.

Use of Estimates and Assumptions

The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the fiscal years presented. Significant accounting estimates reflected in the Company’s consolidated and combined financial statements include the useful lives of plant and equipment, impairment of long-lived assets, allowance for estimated credit losses, provision for long service payments, revenue recognition, income tax provision, leases, deferred taxes and uncertain tax position.

The inputs into the management’s judgments and estimates consider the economic implications of the Pandemic on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

Accounts Receivable

Accounts receivables are recorded at the gross billing amount less an allowance for any uncollectible accounts due from the customers. Accounts receivable do not bear interest and grant with credit terms ranging from 30 to 90 days, depending upon the customers. The Company records impairment losses for accounts receivable based on assessments of the recoverability of the accounts receivable and individual account analysis, including the current creditworthiness and the past collection history of each customer and current economic industry trends. Impairments arise when there is objective evidence indicating that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on analysis of customers’ credit and ongoing relationship, management makes conclusions about whether any balances outstanding at the end of the period will be deemed non-collectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated and combined statements of operations and comprehensive income. Delinquent account balances are written off against the allowance for estimated credit losses after management has determined that the likelihood of collection is not probable.

Inventories

Inventories are comprised of finished apparel products, and are stated at cost, on a weighted average basis, which does not exceed net realizable value.

48

Revenue Recognition

The Company earns and receives revenue from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC Topic 606”).

ASC Topic 606 provided the following overview of how revenue is recognized from the Company’s contracts with customers: The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

Certain portion of the Company’s income is derived from contracts with customers, and as such, the revenue recognized depicts the transfer of promised goods or services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The Company’s revenue recognition policies are in compliance with ASC Topic 606, as follows:

The Company typically enters into purchase orders with its customers where the rights of the parties, including payment terms, are identified and sales prices to the customers are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of merchandise. The Company’s performance obligation is to deliver products according to contract specifications. The Company recognizes gross product revenue at a point in time when the control of products or services is transferred to customers.

Revenue from product sales is recognized at a point in time when the goods are delivered and transferred to customers, being at the point that the customer obtains the control of the goods under the free on board (“FOB”) and the Company has presented the right of payment and collection of the consideration is probable.

The Company only accepts the return of products that are defective or non-conforming due to defects in manufacturing and/or workmanship within 10 days upon the receipt of products by the customers.

Revenue from sourcing service is generated as a merchandizer to facilitate the production, price and tariff, stability and quality of fabric and apparel for Company’s customers, upon the agreed upon terms and condition, as a single performance obligation. Such fees are charged at the specific percentage based on the invoice value of the order made by the Company’s customer and billed to its customer when the service is rendered. The Company recognizes such revenue in the period when the amounts are determined to be fixed and the performance obligation is satisfied as the Company completes each period’s obligations.

Revenue from logistic service encompasses fees paid for logistic and supply chain support provided by the Company to customers, with a single performance obligation. Such fees are fixed and billed on a monthly basis. The Company recognizes such revenue in the period when the amounts are determined to be fixed and the performance obligation is satisfied as the Company completes each period’s obligations.

49

Principal vs Agent Considerations

When another party is involved in providing goods to the customer, the Company will apply the principal versus agent guidance in ASC Topic 606 to determine if the Company is acting as the principal or an agent to the transaction. This evaluation determined that the Company is in control of establishing the transaction price, managing all aspects of the shipment term, and taking the risk of loss for delivery, collection, and returns. Based on the Company’s evaluation of the control model, it determined that all the Company’s major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

Leases

The Company adopts the Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2016-02 “Leases (Topic 842).” For all periods presented. This standard requires lessees to recognize lease assets (“right-of-use”) and related lease obligations (“lease liabilities”) on the balance sheet for leases with terms in excess of twelve months. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the consolidated and combined balance sheets. Finance leases are included in finance lease ROU assets and finance lease liabilities in the consolidated and combined balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease and finance lease ROU assets and liabilities are recognized, based on the present value of lease payments over the lease term discounted using the rate implicit in the lease. In cases where the implicit rate is not readily determinable, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term. The Company depreciated the ROU assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the ROU assets or the end of the lease term. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

All of the Company’s leases are classified as operating leases and there was no lease with a duration of twelve months or less.

Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operations as the related employee service are provided.

The Company also recognizes long service payments to be made by the Company to its employees upon the termination of services as a defined benefit plan under post-employment benefits. The cost of providing benefits is measured using projected unit credit method with actuarial valuations to determine its present value and service cost. When the calculation results in a benefit to the Company, the recognized assets limited to lower of the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan and the asset ceiling. The net defined benefit liabilities recognized in the statement of financial position represent the present value of the obligation under defined benefit plan minus the fair value of plan assets. The Company carried out comprehensive actuarial valuation at the end of reporting period. The remeasurement of the net defined benefit liabilities during a period are recognized as cost of defined benefit plan during the period.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

50

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments — Credit Losses (Topic 326). The new standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. In February 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), which amends the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2023. The Company believes the adoption will modify the way the Company analyses financial instruments, but it does not anticipate a material impact on results of operations. The Company is in the process of determining the effects the adoption will have on its consolidated and combined financial statements.

In June 2023, the FASB issued ASU No. 2023-03, Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. These amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. This guidance is effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company has assessed ASU 2023-03 and early adopted the guidance during the second quarter of 2023. The adoption did not have a material impact on the Company’s consolidated and combined financial statements.

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842) – Common-Control Arrangements. This guidance amends the accounting for leasehold improvements in common-control arrangements by requiring a lessee in a common-control arrangement to amortize leasehold improvements that it owns over the improvements’ useful life to the common-control group, regardless of the lease term, if the lessee continues to control the use of the underlying asset through a lease. The new standard will become effective for the Company beginning in fiscal year 2025. The Company is currently evaluating the impact of this standard on its consolidated and combined financial statements and disclosures.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification. This update will improve disclosure and presentation requirements of a variety of topics and align the requirements in the FASB codification with the SEC’s regulations. The Company is currently evaluating the potential effect of this ASU on its consolidated and combined financial statements, but does not expect the impact to be material.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The purpose of the update was to improve financial reporting by requiring disclosures of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all periods presented in the consolidated financial statements. Management is evaluating the impact on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

In March 2024, the FASB issued ASU No. 2024-02, which removes references to the Board’s concepts statements from the FASB Accounting Standards Codification (the “Codification” or ASC). The ASU is part of the Board’s standing project to make “Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance, and other minor improvements.” The Company’s management does not believe the adoption of ASU 2024-02 will have a material impact on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires that an entity disclose, in the notes to financial statements, specified information about certain costs and expenses. The amendment in the ASU is intended to enhance the transparency and decision usefulness to better understand the major components of an entity’s income statement. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact of the new standard on its consolidated financial statements which is expected to result in enhanced disclosures.

51

HISTORY AND CORPORATE STRUCTURE

We are a Cayman Islands exempted company that wholly owns our BVI company subsidiary, Beta Alpha, which, in turn, wholly owns our Operating Subsidiary, 707IL, in Hong Kong. We do not use VIE in our corporate structure.

With 18 years of experience in the apparel industry, Mr. Cheung acquired our Operating Subsidiary 707IL in May 2022 to launch his own apparel business. In the short period since our Group’s establishment, Mr. Cheung and his team have grown our businesses rapidly and we have successfully built relationships with our customers that include mid-size brand owners and apparel companies which have comprehensive operations with private labels that are sold internationally and locally. For further details on Mr. Cheung’s background, see the section “Management” beginning on page 80.

Corporate Structure

Our Company was incorporated in the Cayman Islands on February 2, 2024 under the Companies Act as an exempted company with limited liability. Our authorized share capital is US$500,000 divided into 500,000,000 Ordinary Shares, par value of US$0.001 each. Following incorporation, our share capital was held 100% by JME as to 999,999 Shares. On March 19, 2024, Goldstone and Long Vehicle acquired 46,000 and 46,000 Ordinary Shares from JME, representing 4.60% and 4.60% of the entire issued share capital of our Company, and on March 20, 2024, Expert Core and Harmony Prime acquired from JME 49,000 and 49,000 Ordinary Shares, representing 4.90% and 4.90% of the entire issued share capital of our Company. On 26 August 2024, one Ordinary Share was allotted and issued to JME in consideration of Mr. Cheung transferring 707IL to our Group. Historically, our Group was comprised of 707IL. Prior to the effective date of the registration statement of which this prospectus forms a part, we completed a share swap transaction on August 26, 2024 whereby the entire share capital of 707IL was transferred to Beta Alpha resulting in our Group being comprised of Beta Alpha and 707IL as our direct and indirect wholly-owned subsidiaries, respectively. On October 9, 2024, for the purpose of maintaining proportional shareholdings before and after the Offering and taking into account the Company’s valuation and the requirements of the public float requirement of Nasdaq Capital Market, each of our existing Shareholders, namely JME, Goldstone, Long Vehicle, Expert Core and Harmony Prime were allocated 15,520,000 Shares, 883,200 Shares, 883,200 Shares, 940,800 Shares and 940,800 Shares, respectively, for cash at par to effectively implement a forward split. As of the date of this prospectus, JME holds 15,612,000 Shares, Goldstone and Long Vehicle each hold 929,200 Shares and Harmony Prime and Expert Core each hold 989,800 Shares.

Organization Chart

The chart below sets out our corporate structure before the IPO:

Mr. CHEUNG Lui
Mr. HO Tong Ho
Ms. LAW Kam Yan, Debby
Mr. KWOK Shun Tim
Mr. ZHANG Xiongfeng
100%
100%
100%
100%
100%
JME (BVI)
Expert Core (BVI)
Harmony Prime (BVI)
Goldstone (BVI)
Long Vehicle (BVI)
81.0%
4.90%
4.90%
4.60%
4.60%
Company (Cayman Islands)
100%
Beta Alpha (BVI)
100%
707 IL (Hong Kong)

52

The chart below sets out our corporate structure after giving effect to the IPO:

Notes:

1.	JME is wholly-owned by Mr. Cheung, our chief executive officer, executive director and indirect controlling shareholder.
2.	Harmony Prime is wholly-owned by Ms. Law Kam Yan Debby, an independent Third Party.
3.	Expert Core is wholly-owned by Mr. Ho Tong Ho, an independent Third Party.
4.	Goldstone is wholly-owned by Mr. Kwok Shun Tim, an independent Third Party.
5.	Long Vehicle is wholly-owned by Mr. Zhang Xiongfeng, an independent Third Party.

Entity

A description of our Operating Subsidiary is set out below.

707 International Limited

Our HK operating company, 707IL, was incorporated in Hong Kong as a private company limited by shares on January 4, 2021. Following an internal Group reorganization on 26 August 2024, 707IL became our indirect wholly-owned subsidiary. Since its incorporation, 707IL has been carrying on the business of the sale of quality apparel products and the provision of supply chain management total solutions to our customers spanning from Western Europe, North America to the Middle East. An investment in our Company is an investment in the Cayman Islands holding company.

53

Key Milestones

The key milestones in the development of our Group are highlighted chronologically below:

Year	Milestones

2021	Establishment of 707 International Limited.

We confirmed our first order on sourcing services.

We confirmed our first order on sales of products with its customer in the U.S.

We successfully developed one of our major customers who is a premium lifestyle brand in Ireland.

2022	We further developed two customers (i) a contemporary fashion brand in the U.S. and (ii) a world leading pet products platform selling top international brands for pets in Ireland.

We further developed our customer base in United Kingdom and Canada.

We strengthened the capacity of our design and product development department by recruiting a product development manager who possess extensive apparel industry knowledge and experience in working with renowned international fashion labels to oversee the operation of our design and product development team.

2023	We further developed our customer base in Israel.

We expanded our sourcing base from the PRC to Vietnam.

54

BUSINESS

Our Mission

Our mission is to facilitate the supply of quality apparel products and related accessories for humans and pets (hereafter generally referred to as “apparel products” unless the context requires otherwise) around the world.

Overview

We, through 707IL, are a Hong Kong-based group that sells quality apparel products and provide supply chain management total solutions to our customers spanning from Western Europe, North America to the Middle East. We derive our revenue from the various supply chain management services we provide to our customers more particularly described in “Our Services” below and the scope of our services for each contract is negotiated with our customer on a case-by-case basis. Instead of charging our customers service fee for each type of supply chain management service we provide to them, we normally sell the finished products to our customers at a mark-up to cover the comprehensive supply chain management services we provide to them. We generally charge our customers service fees in cases where we only provide specific services to them.

Despite having fewer than three years of operating history and only 14 employees as of the date of this prospectus, our businesses have grown and we have built relationship with customers that include mid-size brand owners and apparel companies which have comprehensive operations with private labels sold internationally and locally. For the fiscal years ended September 30, 2023 and 2024, our revenue amounted to approximately HK$84.0 million and HK$88.0 million, respectively.

Our Services

Our comprehensive range of supply chain management total solutions include market trend analysis, design and product development, sourcing, production management, quality control and logistics services, and our solutions encompass the total supply chain from conceptualizing the product, the selection of materials until the final delivery of finished apparel products to our customers at their nominated destinations, whether it be a designated port for shipment, our customer’s warehouse or the end consumers. As our customers are mainly mid-sized brand owners and apparel companies that generally do not have a presence or any operations in Hong Kong, they rely on us to assist them in developing apparel and managing the supply chain for their brands.

Market Trend Analysis

Around six months before the scheduled delivery of apparel products to a customer, we will meet with the customer to get an initial understanding of, among other things, its and the end consumers’ apparel needs and requirements, its pricing strategy, its brand’s core principles, goals and values, market positions of its brand and its competitors and the SKU structure. Market trend analysis is conducted by our product development department.

Depending on our customers’ preferences and requirements, our product development staff conducts research on the specific apparel industry on platforms such as Adobe Stock and Vogue.com to understand the end consumers’ demands and the latest market trends on the style and technology involved. With internet and the trend of posting information on social media, we have easy access to an enormous database of relevant information that helps us to capture the latest fashion trend and understand the concepts and cultural requirement of our customers worldwide as well as to help foster new ideas and designs for our product development department. Our product development staff also keeps abreast of the latest fashion trends and styles and industry know-how by attending fashion events and apparel trade fairs, and assess the popularity of different styles amongst consumers, particularly in Western Europe, North America and the Middle East. In order to gather market information on our customers and their respective competitors, our product development staff also visits retail stores and/or the websites of our customers and other industry players. The information that we obtain provides a general guidance of the trends and preferences of end consumers of a specific region, which provides guidance on design of apparel products that suit our customers’ needs and ultimately the appetites of their end consumers. Our product development department also holds regular meetings with our chief executive officer to discuss thoughts and ideas of upcoming trends to ensure that we are in the forefront of the apparel industry. Where appropriate, we may also engage external consulting companies to assist us with market trend analysis.

55

After conducting the market trend analysis, we try to transform our customers’ concepts into commercially viable apparel products and a thorough understanding of the market trend will help us meet the needs and expectations of our customers. We will also optimize the design of the apparel products based on our customers’ feedback. For our mass market customers, we may do less extensive analysis as design may not necessarily be a major consideration for these customers. Based on our experience, the major factors for consideration of our mass market customers are pricing and production lead time, rather than design. In addition to analysis specifically conducted for customers, our product development staff will also conduct general market analysis prior to each new fashion season by purchasing sample items from retailers to create a physical catalog for our customers to use as a reference to create apparel products that fit their design needs and specifications as well as to facilitate creative inspiration for our product development staff and communication with third-party manufacturers.

For customers that request us to create apparel collections that follow fashion trends, we normally prepare a concept, theme and mood board which gives a preliminary feel and direction of the design that we are proposing for use in our face-to-face discussions with such customers. For mass market retailers that request us to create more generic apparel designs, we generally do not prepare a mood board. A mood board is simply a collage of current trends and fashion ideas from which we try to visually sum up the inspiration behind a proposed collection. In the mood board, we try to explain how various apparel products are to be matched with the intention of maximizing the number of SKUs that will be ordered for each collection. Once we have obtained feedback from the customers (such as their comments on patterns, colors and styling of the proposed concept and theme), we will design and develop an apparel.

Design and product development

Our product development department is also in charge of the design and product development process, which generally takes place at around five months before the scheduled delivery of apparel products to a customer. The designs requested by our customers may be plain and simple (such as a t-shirt in different colors), but they may also be detailed and complicated that require specific craftsmanship (such as embroidery, rhinestone hotfix and certain washing processes). It may take approximately three to four days to create designs which require minimal design work and up to one month to design a collection of apparel products (such as t-shirts, shirts, shorts, trousers, skirts and caps for womenswear, menswear and/or childrenswear).

When we were first set up in 2021, we did not have any in-house designers as the demand for apparel products with complex design elements has been relatively low since the Pandemic. However, the employees in our product development department are very experienced in the apparel industry and are capable of preparing drawings and managing most work that is typically managed by a designer, such as design for simple apparel products from scratch or further development on existing designs provided by our customers. For more complex designs, we may seek help from external consulting companies or the designers that work for the third-party manufacturers that we plan to engage to prepare the proto samples and salesman samples. We believe that our product development staff’s in-depth knowledge and understanding of materials and manufacturing methods enable them to offer suitable solutions to address any design requirements of our customers. With the recruitment of our own in-house designer in February 2024, we are equipped to provide full in-house design services and we expect that we will outsource less design work to external consulting companies.

Apparel design is normally initiated by meetings and discussions between our customers and our product development staff. Customers that visit our office may browse through the various sample apparel products that our product development staff have amassed as part of their analysis, and they can select an existing apparel item that meets their requirements to be used as a base for our product development staff to tailor-make the design to suit their needs and specifications. In some cases, our customers may have a specific style that they wish to create for their brands (such as the use of a certain fabric or a certain aesthetic effect) and our product development staff will help to create that styling for them. With these basic specifications and our understanding of our customers’ core brand principles, goals and value, we can help our customers design apparel products and provide design suggestions (such as type of fabric, type of print and measurements, etc.) to them.

With our product development staff’s in-depth knowledge of apparel (such as types of fabrics, construction methods and detailings), we can work with our customers and discuss in detail the various options that they may have in terms of colors, details, construction, fabrics and cutting instructions, etc., so that our customers can choose the most cost-effective production method or a production method that suits their quality needs. With the detailed requirements of our customers in mind, our product development staff will prepare techpacks for use by the third-party manufacturers who manufacture the apparel products for our customers. A techpack is an informative sheet which sets out all the specifications for an apparel product and will typically include information such as graphic images, hang tag placements, labelling specifications and specific dimensions of the apparel product. In cases where our customers already have an in-depth understanding of apparel design, they may provide us with their own techpacks for use in the production of their apparel products.

After the designs have been prepared, they have to be approved by our chief executive officer before they are presented to our customers. For designs prepared and presented to our customers, we will specify the type of materials proposed to be used and the production price per piece based on the SKU proposed by our customers. Our customers will then indicate which designs and the SKU they would like to order and our merchandising department will arrange for sales contracts to be drafted and delivered to the customers for their acceptance and confirmation. For customers who require us to design apparel products in a collection for a brand, the SKU for each order may range from approximately 300 to 2,000. For apparel products that target the mass market and are less affected by trends, customers may order more than 2,000 SKU for each collection.

56

Sourcing

After a design has been approved by our customer and the relevant sales contract signed, we will move into the sourcing process that generally takes place around four months before the scheduled delivery of apparel products to our customer. During the sourcing process, we will proceed to prepare proto samples and salesman samples. A proto sample is a prototype of a new design of apparel products. This is the first sample in the design and development stage of apparel products. A proto sample is made to communicate the design of a style or a line or to present garment structure and will not necessarily focus on fit and fabric detailing. The cost of preparing a proto sample is typically borne by third-party manufacturers who will manufacture the apparel products for us. A salesman sample is the apparel made with the actual fabric, trims and accessories proposed to be used and is used to obtain feedback to help customers forecast demand. The cost of preparing a salesman sample is initially borne by us and subsequently charged to our customers.

We normally outsource the manufacturing of apparel products to a third-party manufacturer with appropriate technical skills to produce the apparel products with raw materials that satisfy our customer’s pricing and design needs and such third-party manufacturer is also responsible for the sourcing of raw materials for the apparel products and the production of pre-production samples. All third-party manufacturers are required to undergo our vetting process to ensure that their operations are in compliance with or aligned to international manufacturing guidelines or practices and local regulations. In assessing whether a manufacturer is suitable, we consider, among other things, their experience in the apparel industry, reputation, technical capabilities, financial strength, production capacity, quality control measures, ethical practices and past record of compliance with applicable standards for apparel products, and we may also conduct an on-site inspection on such manufacturer. Before deciding on which third-party manufacturer to appoint for the manufacturing of the final apparel products, we may source different third-party manufacturers to produce proto samples and salesman samples, but we typically give a first right of refusal to produce the pre-production sample and the final apparel products to the third-party manufacturer which produced the proto samples and salesman samples.

If the appointed third-party manufacturers are unable to source the appropriate raw materials, we will assist in sourcing raw materials but will typically request our third-party manufacturers to liaise directly with the raw material suppliers that we have recommended to purchase the necessary raw materials. Occasionally, we may have to source raw materials and deliver them to the appointed third-party manufacturer to produce salesmen samples and charge them for the costs incurred.

Production management

We do not have any manufacturing capabilities and all the apparel products (including proto samples, salesman samples, pre-production samples and final apparel products) are produced by independent third-party manufacturers. During the fiscal years ended September 30, 2023 and 2024, all the apparel products produced by third-party manufacturers were produced in the PRC and Vietnam but some of these manufacturers also have manufacturing facilities in Bangladesh and Cambodia that we may utilize, if needed.

Our merchandising department is responsible for production management which includes, among other things, monitoring production schedules, evaluating the performance of third-party manufacturers and providing technical support to third-party manufacturers. After our customers have signed the sales contracts with us, our merchandising staff will confirm our orders with the relevant third-party manufacturers to produce the apparel products based on our customers’ design and fabric requirements and will continue to provide technical support to such third-party manufacturers. All third-party manufacturers engaged by us are required to sign a confidentiality agreement agreeing to keep all information with respect to the engagement (such as designs, drawings and marketing plans) confidential and a confirmation that they will comply with our code of conduct with respect to labor policy, ethical conduct and environmental protection, etc.

The lead time between the initial stage of creation of product designs, development of samples and the placing of orders by our customers is generally up to one month, and the lead time between the placing of orders by our customers and the completion of bulk production and delivery is generally two to six months.

Quality control

Quality control is a critical part of the supply chain management total solutions we provide to our customers. Our merchandising department is responsible for quality control during the production stage under the supervision of our chief executive officer. They monitor and inspect the apparel products produced from the time of production of proto samples (if required), procurement of raw materials to the apparel products being produced during inline production. We have established the following quality control measures during various critical points of our supply chain management process:

57

Quality control of fabric

Materials to be used in the production of apparel products are typically sourced by the third-party manufacturers. At the time when techpacks are provided to the third-party manufacturers, we will specify to them, among other things, the quality of fabrics and other materials that are required. It is the responsibility of the third-party manufacturers to source from their own sources, or from sources that we have introduced to them, the materials of appropriate quantity and quality. Any materials used in the production of salesman samples, pre-production samples and final apparel products, are checked by our merchandising staff to ensure that they meet our customer’s standards and/or requirements. Any materials that do not meet our customer’s standards and/or requirements will not be approved for pre-production or bulk production.

Certain customers may nominate specific suppliers to supply certain materials for the manufacture of apparel products to be sold to them. In these cases, we will obtain price quotations for such customers but we will not be responsible for the quality of such suppliers. However, we will still go through the necessary quality checks on the quality of the fabric supplied by such suppliers to ensure they meet our customers’ standards and/or requirements.

Quality control of apparel production

During the pre-production and the bulk production processes, our merchandising staff will visit the third-party manufacturers to ensure that the quality of the apparel products produced (including size, cutting and fabric) is within our customers’ specifications and the information contained in the techpacks. If they find any specifications that are not met, they will notify the third-party manufacturers for rectification measures to be taken. Inspections of semi-finished apparel products are carried out at various stages of the manufacturing process with a final detailed inspection to be carried out on the finished apparel products before the delivery of final products to our customers’ nominated destinations, which could be a designated port for shipment, our customer’s warehouse or the end customers. A final quality control inspection report is prepared by our merchandising staff which will cover, among other things, the number of pieces inspected, labelling requirements, packaging requirements and we will specify major and minor defects which may not be acceptable to our customers.

Corporate social responsibility checks

The apparel industry and end consumers are generally trending to more corporate social responsibility matters. Customers want to buy and connect with brands that care about the products and services they offer, who value the importance of an ethical supply chain and will incorporate social and human rights and environmental considerations into how they do business across the world. During the fiscal years ended September 30, 2023 and 2024, we had a customer that had their own supplier compliance package on corporate social responsibility matters that they expect all their suppliers to comply with. We understand that some of our other customers are working towards their own supplier compliance package that in the future will require our compliance. There may be additional costs we incur as we seek to meet the more stringent production standards that the industry is trending towards.

We endeavor to boost the sustainability and transparency of the supply chains for our customers. As such, we will conduct human rights, environmental and good governance due diligence on each third-party manufacturer before we sign our purchase contract with them. We will also require each third-party manufacturer to sign a confirmation that they would abide by our code of conduct when they source raw materials and produce apparel products for our customers at the time of signing the purchase contract. The code of conduct provides, among other things, no child labor should be used, fair wages are paid, health and safety of the workers are being protected and no environmental pollution, which is generally consistent with our customer’s own supplier compliance package. In the case of a customer that has its own supplier compliance package on corporate social responsibility matters, we take extra care to inform the third-party manufacturers that produce their apparel products about their specific supplier compliance requirements.

Product return and feedback/complaints handling

It is a typical term in the sales contracts with our customers that customers could return or make claims for products with defects or incorrect quantity within 10 days after the date of receipt of the apparel products. If we receive any feedback or complaint from our customers, we will investigate which party should be held responsible for it. If any defect is caused by the third-party manufacturer engaged by us, we will negotiate a settlement with our customer (such as allowance for product returns or discounts) and then make a claim against such manufacturer. There were no product returns or other major claims or complaints from our customers during the fiscal years ended September 30, 2023 and 2024.

58

Logistics services

The method of delivery of finished apparel products to our customers is normally agreed between us and our customers on a case-by-case basis. Most of the sales contracts that we enter into with our customers with deliveries during the fiscal years ended September 30, 2023 and 2024 specify that the items sold are to be delivered to them on a FOB (free on board) basis, i.e., we are only required to pay for transportation of the goods to the port of shipment and loading costs. In other words, legal title to the apparel products will be transferred to our customers when they are loaded onto the ship and we will not be considered as an importer at the port of discharge. In these cases, we also include the corresponding term in the purchase contracts with third-party manufacturers that all goods ordered are to be delivered on FOB basis. Through this arrangement, we do not have to bear the risk of any damage caused to the apparel products or losses during the transit to our customers’ designated ports of shipment. As part of our supply chain management total solutions, we ensure that appropriate logistics for the delivery of the finished apparel products to the port specified by our customers are made by the third-party manufacturers generally two weeks before the scheduled delivery date.

Apart from delivery on a FOB basis, we can also arrange for delivery on CIF (costs, insurance and freight), DDP (delivered duty paid) and FCA (free carrier) bases upon the request of our customers. Regardless of the delivery method agreed, we will request the relevant third-party manufacturer to deliver the finished apparel products to us with the same delivery method so that we do not have to bear the risk of any damage caused to the apparel products or losses during transit or keep any inventory of the apparel products.

As part of our supply chain management total solutions, we can also provide warehouse logistics services to our customers with such costs being built into our product costs. Our customers can request for the finished apparel products to be delivered to our warehouse in Hong Kong (at which point the legal title of the apparel products will pass to our customers) and we can help our customers store, pick and pack the apparel products and arrange for them to be shipped to our customers’ nominated destinations (which could be their brick-and-mortar stores or the end consumers). We can also set up showrooms for our customers in our office to help showcase their products to their business associates.

Seasonality

Our results from operations are affected by seasonal fluctuations in demand for our products. We experience higher sales volume and turnover in the time leading to Christmas and fall/winter season. Moreover, sales of certain products are subject to seasonality by nature. For example, sales of jackets and garment are generally higher in cooler seasons, and these products are also of higher value. Accordingly, various aspects of our operations, including sales, production capacity and utilization, working capital and operating cashflow, are exposed to the risks associated with seasonal fluctuations in demand for our products pattern, and our quarterly or interim results may not reflect our full-year results.

Marketing

We intend to use part of our proceeds to expand our marketing efforts, including attending trade fairs to expand our customer base through exposure to wholesale buyers; strengthening and increasing our online presence. We believe there is potential to create better brand awareness and possibly expand into direct to consumer sales through a presence on social media. We also intend to engage local third party marketing agencies or consultants in countries where our suppliers are based in order to help us develop a cohesive marketing program and to further strengthen our reputation and our customer relationships.

Our Business Model

We generally do not enter into long-term contracts with our customers and the third-party manufacturers, which we believe is the common practice in the apparel supply chain management service industry in Hong Kong. We generally sign our standard form sales contracts with our customers on a case-by-case basis after they have confirmed the order for a new batch of apparel for a new season. The sales contracts would normally include, among other things, details of customer, payment or credit terms, quantity in terms of pieces, trade terms (i.e. manner of shipment), delivery date, detailed list of apparel products to be ordered and total contract price. After we have signed a sales contract with a customer, we will sign our standard form purchase contract with the relevant third-party manufacturer as we do not own any manufacturing facilities. The purchase contracts would normally include, among other things, details of the third-party manufacturer, payment terms, quantity in terms of pieces, trade terms, delivery date, detailed list of apparel products to be ordered and total contract price.

All sales contracts and purchase contracts have to be approved by Mr. Cheung, our executive director and chief executive officer, or in his absence, by our chief financial officer, Mr. Chak. All our sales are denominated in U.S. dollars and the purchases under the purchase contracts are also denominated in U.S. dollars. We normally match the trade terms under a sales contract with the back-to-back purchase contract so that the third-party manufacturer will deliver or ship the finished apparel products to the destination nominated by our customer, and we do not have to bear the risk of any damage or losses during transit nor maintain any inventory. However, the payment terms under a sales contract and the back-to-back purchase contract are subject to negotiation between ourselves and our customers on the one hand and between ourselves and the third-party manufacturer on the other, and hence will not match in most circumstances.

59

We generally request all our customers to provide a deposit to us at the signing of a sales contract, with the balance to be settled before shipment (for new customers) or up to 30 days after shipment (for recurring customers). In the case of recurring customers which have a good credit history with us, we may waive the requirement for a deposit and grant them a credit period of up to 45 days after shipment. Our customers typically pay us by telegraphic transfer, and we generally pay the third-party manufacturers by telegraphic transfer or letter of credit. Some third-party manufacturers request deposits from us at the signing of the purchase contract, with the balance or full payment to be settled up to 60 days after shipment. For the fiscal years ended September 30, 2023 and 2024, we did not have any material bad debts which were required to be written off.

In 2021, we entered into long-term service agreements with two customers as special arrangements during the Pandemic mainly because border controls and mandatory quarantine requirements during the Pandemic had made it difficult for them to manage the supply chain themselves. Such long-term service agreements were eventually terminated in 2022 and 2023, respectively. The service income derived from these two service agreements accounted for approximately 1.4% and 0% of our revenue during the fiscal years ended September 30, 2023 and 2024, respectively. At the date of this prospectus, we do not have any long-term agreements with our customers.

During the fiscal years ended September 30, 2023 and 2024, the apparel products that we sourced and sold directly to our customers comprised knitted and woven apparel products, such as t-shirts, trousers, dresses, shorts, sweaters and jackets for men, women and children, and t-shirts, jumpsuits and hoodies for pets. We also sold leather apparel products (such as jackets, pants, skirts and vests) and apparel-related accessories for humans (such as belts) and pets (such as bags and leashes). Due to the wide range of apparel products we sold during the fiscal years ended September 30, 2023 and 2024, the price per SKU of the apparel products ranged from approximately US$0.8 to US$353.7.

Most of the apparel products we sourced and sold directly to our customers during the fiscal years ended September 30, 2023 and 2024 were made for female end-customers and the following are pictures of some of the apparel products we developed for a customer during this period:

Instead of charging our customers service fees for each type of supply chain management services we provide to them, we normally sell the finished products to our customers at a mark-up to cover the comprehensive supply chain management services we provide to them. As such, our revenue is generally correlated with the sales volume and the selling price of our apparel products, and is determined by our customers’ demand which, in turn, is influenced by the macro consumer market, the worldwide economy, the end consumers’ spending habits and our customers’ satisfaction with our services.

60

Competitive Landscape of the Apparel Supply Chain Management Industry in Hong Kong

The apparel supply chain management service industry in Hong Kong is highly fragmented and competitive. We believe that apparel supply chain management service providers generally compete on (i) reputation and certifications (such as ISO 9000, ISO 14000 and the Global Organic Textile Standard) which help to establish a service provider’s credentials; (ii) scope of services encompassing the entire supply chain process which may help to reduce production lead times and costs; (iii) scope and economies of scale which may help to lower production costs; (iv) financial risk management; and (v) credibility with apparel brand owners or retailers and manufacturers.

Our Competitive Strengths

We believe we can achieve sustainable growth with the following competitive strengths:

Our management team possesses extensive apparel industry experience

Our ultimate controlling shareholder, executive director and chief executive officer, Mr. Cheung, has over 18 years of experience in the apparel industry and he is instrumental in the growth of our Group. As a veteran with established business connections in the field, he has attracted a lot of talent to join our management team, which includes our chairman and executive director, Mr. Sfez (who has worked with him for over 10 years), our chief financial officer, Mr. Chak (who has worked with him for over 10 years) and the heads of our product development department and the merchandising department, each having approximately 30 years of experience in their respective fields of expertise, possesses extensive apparel industry knowledge and experience and has considerable experience in working with renowned international fashion labels. With a highly experienced management team, we believe that we are well placed to develop sustainable business strategies, anticipate changes in fashion trends and styles, assess and manage risks as well as to capture profitable market opportunities. We believe that our management team possesses the necessary experience, qualifications, commitment and leadership skills to manage and sustain our business, which helps us to attract and retain customers despite our short operating history and to ensure that our business continues to develop and grow in the long run, as evident by the recurring orders from our customers and the growing number of new customers.

Our apparel supply chain management services offer total solutions to our customers

We offer our customers total solutions for their complete apparel design and procurement needs. Our solutions target the complete needs of our customers from initial market trend analysis to design and product development, sourcing, production management, quality control and logistics services. We target mid-sized brand owners and retailers with limited resources, with whom we co-develop designs and collaborate on product development, thus enabling our customers which generally do not have any presence or operations in Hong Kong to do business without having the complexity and cost of operating their own regional sourcing office. Our extensive experience and expertise in the field and our business network have helped our customers to operate their business in a more cost-effective and efficient manner.

We have built a good relationship with an established network of experienced third-party manufacturers

During the fiscal years ended September 30, 2023 and 2024, we have worked with 39 third-party manufacturers, some of which have manufacturing facilities in the PRC and Vietnam. Some of these manufacturers also have factories in Bangladesh and Cambodia, and, in the future, we may utilize these facilities. As veterans in the apparel industry, our management team has established close working relationships with a wide network of experienced third-party manufacturers with different technical capabilities, to enable us to target the specific needs and demands of our customers by appointing the appropriate third-party manufacturer(s) to produce the apparel products for them in a cost-effective, efficient and timely manner.

We have a diversified range of customers

Our total number of customers increased from 10 in the fiscal year ended September 30, 2023 to 71 in the fiscal year ended September 30, 2024, of which eight were recurring customers. Our customers are based in Western Europe, North America and the Middle East, and we have managed to develop a range of customers in terms of geographical locations as well as design and technical needs. We believe that a diversified range of customers provides us with exposure to new cultures, demands and needs and thus enable us to widen our design and supply chain management capabilities which, in turn, will better equip us to serve our existing and new customers. Furthermore, we believe it will also help us to minimize our concentration risk and may help to steer us through rough times due to regional economic or political turmoil.

61

We have stringent quality assurance and control measures

As an apparel supply chain management service provider, our customers rely on us to ensure that the apparel products we source for them meet their specifications. Our merchandising department is responsible for quality control during the production stage under the supervision of our chief executive officer and they monitor and inspect the apparel products produced from the time of production of proto samples (if required), procurement of raw materials to the apparel products being produced during inline production. Third-party manufacturers are also responsible for the sourcing of raw materials for the apparel products and they are required to undergo our vetting process to ensure that they are technically capable, socially responsible, financially sound and that their operations are in compliance with or aligned to international manufacturing guidelines or practices and local regulations. Please see “Our Services” above for details. With these stringent quality assurance and control measures throughout our apparel supply chain management, we gain the trust and confidence of our customers as evident by the recurring orders from our customers and the growing number of new customers.

We operate in a cost effective and asset-light manner

We managed to provide supply chain management total solutions to our customers with minimal staff and overhead costs and a relatively simple business structure. We do not own any manufacturing facilities and we generally arrange for third-party manufacturers to deliver the finished apparel products to our customers in accordance with the sales contracts we signed with our customers. As such, we do not have any inventory holding risks and we are not liable for damages or losses during the transit of the finished apparel products to our customers’ nominated destinations. We are flexible with the services that we can offer to our customers and our ability to operate in a financially prudent manner helps to ensure our profitability.

Business Strategies

We plan to leverage our ultimate controlling shareholder, executive director and chief executive officer, Mr. Cheung’s experience and established business connections to continue to sell quality apparel products and provide supply chain management total solutions to our customers as well as to expand into the retail sector by developing our own brand of quality human apparel products.

Our Growth Strategies

Mr. Cheung observed that quarantining and working from home during the Pandemic had a profound effect on how people shopped and the type of clothing they purchased. He also observed that apparel businesses with a strong online presence, several manufacturing locations and an ability to quickly adjust their merchandise were better able to withstand the Pandemic’s impact. He envisaged that if we were to leverage his experience in supply chain management total solutions (which include market trend analysis, design and product development, sourcing, production management, quality control and logistics services) and his business connections with other industry players in the field (such as third-party manufacturers and material suppliers), we could build on our core business by developing our own brands and/or through acquisition of brands to sell quality apparel products for humans to customers in both retail and wholesale levels in Asia as well as distributing our customers’ apparel products on our sales platforms which can be a combination of both online, social media platforms, and brick-and-mortar stores. Given our customers are mainly mid-size brand owners and apparel companies that generally do not have a presence or any operations in Asia, having our own sales platforms servicing as their sales channel may work to our mutual benefit and help to widen our service capability as well as sources of revenue.

We plan to offer our apparel products via multi channels which may include strategically located brick and mortar channels, online channels, and social media platforms where customers can place orders for them through our website, mobile app, social media accounts or the brick-and-mortar store(s) that coped with strategically placed promotional materials and price strategies. We can also adopt a just-in-time inventory system to minimize the inventory of our apparel products and the obsolescence of such inventory. This business model will involve rapid design, production, distribution and marketing, and will allow us to pull large quantities of greater product variety as well as to meet the latest and newest trends and allow customers to get more style of value-for-money products.

To implement this new business, we plan to (i) expand our design and product development department, merchandising department and logistics department; (ii) set up a sales, marketing and distributions department and an information technology department; (iii) hire more inhouse designers to support our product development department and hire more merchandisers for sourcing and production management; (iv) acquire state-of-the-art computer aided design software and tools for use by our designers; (v) expand our warehouse; (vi) revamp our current website and build a new mobile app; and (vii) upgrade our enterprise resource planning (“ERP”) system, to cater for this new business (See “Use of Proceeds” on page 32). We expect that our total head count will be increased to at least 25 by 2025.

We also plan to obtain the rights from more labels to distribute their apparel products on our sales platforms. We believe this new business will complement our core business in selling quality apparel products and the provision of supply chain management total solutions to customers as we can cross-sell such services to customers which only utilize our sales platforms. There may be additional costs and infrastructure required in order to build out these direct sales capabilities.

While implementing the above strategies and business plans, we will seek to adhere to prudent financial management to ensure sustainable growth and capital sufficiency.

62

Real Property

We currently operate in the following two leased premises in Hong Kong:

Location	Usage	Lease period	Monthly rent (HK$)	Approximate gross floor area

5th Floor, AIA Financial Centre 712 Prince Edward Road East San Po Kong, Kowloon Hong Kong	Head office, showrooms and warehouse	September 1, 2023 to August 31, 2026	236,980	11,849 square feet

Flat 4A, Chiap King Industrial Building 114 King Fuk Street San Po Kong, Kowloon Hong Kong	Warehouse and logistics center	August 1, 2023 to October 28, 2025	70,000	5,399 square feet

Business Development

We strive to maintain good business relationships with our customers. Our ultimate controlling shareholder, executive director and chief executive officer, Mr. Cheung, with the support of our chairman and executive director, Mr. Sfez, is responsible for fostering, building and maintaining our relationship with customers and keeping abreast of market developments and potential business opportunities.

Pricing Model

In cases where we sell the finished products to our customers at a mark-up to compensate us for the comprehensive supply chain management services we provide to them, the price of apparel products we quote to our customers will depend primarily on, among other things, the quality and quantity of raw materials used, technical complexity of the design and details that are required to be incorporated in the apparel product and the number of SKU. For apparel products that are more technically demanding, we normally charge a higher profit margin. When determining the price of apparel products offered to our customers, we generally take into consideration, among other things, the production costs as quoted to us by the third-party manufacturers, the cost of materials (if required to be separately procured) and our expected margins. As our production cost is fixed at the time we offer our pricing to our customers, any fluctuation or changes to raw material costs would be borne by the third-party manufacturers.

In cases where we charge our customers service fees for the specific supply chain management services we provide to them, the service fees we quote to our customers will depend primarily on, among other things, the type of services involved, the time and skills required to provide the relevant services, our operating costs and the price of similar services in the market.

Customers

We serve a range of customers spanning from Western Europe, North America and the Middle East. Our customers mainly comprise mid-size brand owners and apparel companies and certain of them have comprehensive operations with private labels that are sold internationally and locally. They generally do not have a presence or any operations in Hong Kong. During the fiscal years ended September 30, 2023 and 2024, we expanded our customer base from 10 customers to 71 customers, respectively, of which eight were recurring customers. The top three customers contributed approximately 93.0% and 77.7% of our revenue during the fiscal years ended September 30, 2023 and 2024, respectively, of which three customers accounted for 10% or more of our total revenue for the fiscal years ended September 30, 2023 and 2024. Those top three customers accounted for approximately 48.0%, 33.2%, and 11.8% of our total revenue for the fiscal year ended September 30, 2023; and those three customers accounted for 28.5%, 25.4%, and 23.7% of our total revenue for the fiscal year ended September 30, 2024.

We decide whether to pursue a business relationship with a customer based on, among other things, the projected number of orders and size of orders in terms of SKU that we expect to receive from such customer and their historical trading record with us (if any). Some customers provide us with their respective purchase projections for the coming year on an annual basis in the last quarter of each calendar year with their estimate of the quantity of apparel products required for each fashion season (i.e. either Spring/Summer or Fall/Winter). Such purchase projections provide an indication of the quantity of apparel products required by our customers for each fashion season. In order to minimize our credit risk, we conduct desktop searches and credibility checks on all new customers before accepting any orders from them. We generally do not enter into long-term contracts with our customers and sales contracts are negotiated and signed with our customers on a case-by-case basis. We generally commence discussions with our customers for new orders approximately six to seven months before a new batch of apparel products are offered for a new season.

63

Suppliers

During the fiscal years ended September 30, 2023 and 2024, all our suppliers were third-party manufacturers. We have worked with a total of 39 third-party manufacturers, some of which have manufacturing facilities in the PRC, Vietnam, Bangladesh and Cambodia. The majority of the finished apparel products purchased in the fiscal years ended September 30, 2023 and 2024 were manufactured in the PRC.

We have a diversified base of third-party manufacturers with different technical capabilities, so we can choose the most suitable one for our customers based on their needs and specifications. We generally obtain quotations from two to three third-party manufacturers and negotiate various terms of engagement with them, including the total production costs, payment terms, delivery method and schedule before presenting our price quote to our customer. We generally do not enter into long-term contracts with our suppliers. For the fiscal years ended September 30, 2023 and 2024, aggregate purchases from our five largest suppliers accounted for approximately 63.1% and 77.8% of our total purchases, respectively, of which 3 and 2 suppliers accounted for 10% or more of our total purchases for the fiscal years ended September 30, 2023 and 2024, respectively. They accounted for approximately 20.9%, 13.1% and 11.9% and 36.9%, and 17.4% of our total purchases for the fiscal years ended September 30, 2023 and 2024, respectively.

Employees

At the date of this prospectus, we had a total of 14 employees and the number of our employees classified by function was as follows:

Management	3
Product development	4
Merchandising	3
Logistics	2
Finance & Administration	2
Total:	14

All our employees are local and they are not covered by collective bargaining agreements. We offer competitive salaries, discretionary performance-based bonuses and a defined contribution to a MPF scheme to our employees. We have complied with the statutory minimum wage requirement provided under the Minimum Wage Ordinance for the fiscal years ended September 30, 2023 and 2024 and consider our labor practices and employee relations to be good.

Intellectual Property

We provide our apparel supply chain management services under the brand name of “707.” We do not have any registered trademark, but we have registered the domain name http://www.707limited.com.

In Hong Kong, design elements of a wide range of products such as the shape, configuration, pattern or ornament of an article can be registered as registered designs provided that they appeal to and can be judged by the eye in the finished article. Owners of registered designs have the right to prevent others from manufacturing, importing, using, selling or hiring out their design products. We understand the importance of design and we endeavor to ensure that the design of the apparel products for our customers should not be in breach of any third-party intellectual property rights, in particular, design rights. Our sales contracts generally provide that all design rights created during our design process for our customers belong to our customers. To ensure that the design of the apparel products for our customers does not infringe any third-party rights, our product development staff are required to adopt the following work procedures:

(i)	all design work should be sufficiently documented with customer’s name/brand name and the relevant season (e.g. Fall/Winter 2023);

(ii)	all market trend analysis should be properly saved;

(iii)	prior to using, among other things, any graphics, images, patterns and designs provided by our customers, steps should be taken to diligently ensure that the intellectual property belongs to our customer or to ensure such designs do not belong to others, including (a) conducting desktop analysis which includes searches on online databases available at the governmental intellectual property offices in Hong Kong, the PRC and other jurisdictions that are relevant to our customers; (b) performing general searches using web search engines and a photo sharing website; (c) visiting websites of well-known international brands to conduct similarity test for possible intellectual property rights infringement; and (d) obtaining confirmation from our customers that the images or designs to be used in production are owned by them before we commence any design work;

(iv)	all changes to any designs should be tracked and saved until the final adopted versions;

64

(v)	each final design draft should be approved by our chief executive officer, and when approving the design, we adopt the general principle that following a trend is fine but exact or substantially similar design should always be avoided;

(vi)	consult our chief executive officer in cases of any potential infringement; and

(ii)	if required, obtain legal advice to ensure that there is no infringement before we proceed to manufacture the apparel products.

To our best knowledge, we have not been involved in any proceedings with regard to, and we have not received notice of any claims or infringement of, any intellectual property rights that may be threatened or pending, in which we may be involved either as a claimant or respondent.

Cyber Security

We have the legal obligation to protect the personal data and confidential information of our customers. Therefore, to ensure the adherence to such obligations, we implement a number of internal control measures on our information technology systems, including (i) installing various firewalls and anti-virus software to protect our information technology systems from cyber security breaches such as unauthorized access, hacking and computer viruses; (ii) requiring proper approval for any request for firewall modification; (iii) recording and reviewing unusual situation and suspicious activity, and taking and properly documenting all follow-up actions immediately; (iv) enabling password protection for and restricted access (i.e. to designated personnel in accordance with their roles and responsibilities) to files that contain confidential personal information, and the staff in charge should ensure that password access will not be granted to unauthorized personnel; (v) enabling individual user’s password protection known only to the user for each computer, including password protected screen for all mobile equipment; (vi) reviewing access rights to computers on an annual basis, and access rights of all employees, contractors and third-party users to information and information processing facilities will be removed upon termination of their employment, contract or agreement, or otherwise adjusted; (vii) requiring the destruction of confidential files, products and devices to be made in a secure manner; and (viii) reminding computer users to avoid downloading unauthorized and suspicious software that could potentially compromise data security. Moreover, we perform system backup instantly using cloud technology.

We will continuously monitor and improve our internal control procedures to ensure that it is in line with the growth of our business and good corporate governance practice.

Insurance

We believe we maintain adequate insurance which includes without limitation (i) office content all risks (excluding stock) insurance covering business interruption, money & assault, public liability and employees’ compensation; (ii) property all risk insurance for the warehouse; (iii) credit insurance covering unpaid receivables; and (iv) group medical insurance. We believe that our existing insurance coverage is in line with the industry practice in Hong Kong and is customary for a business of its nature and size. We will continue to review our insurance coverage and where appropriate, make necessary and appropriate adjustments to align with our changing needs.

Litigation and Other Legal Proceedings

At the date of this prospectus, we are not party to any claim, litigation or arbitration of material importance and there was no claim, litigation or arbitration of material importance known to our directors to be pending or threatened against us which could have a material adverse effect on our business, results of operations or financial conditions.

65

REGULATORY ENVIRONMENT AND THE LAWS AND

REGULATIONS OF HONG KONG

The following sets forth a summary of the material laws and regulations relating to our Group’s business operations in Hong Kong.

This section summarizes the major aspects of the principal laws, rules and regulations that are directly relevant and material to our operations in Hong Kong.

HONG KONG REGULATORY OVERVIEW

We only have office and operations in Hong Kong. Based on the advice from our Hong Kong Legal Advisers and the representations of our Company, 707IL had obtained all material requisite licenses, approvals and permits from the relevant governmental authorities in Hong Kong for our business operations in Hong Kong during the Track Record Period and up to the date of this prospectus.

This section sets forth a summary of the general Hong Kong laws and regulations applicable to our Group’s business in Hong Kong.

Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong)

The Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong) is an ordinance to provide for, among others, the regulation and control of the import of articles into Hong Kong and the export of articles from Hong Kong.

Textiles, which include any natural or artificial fiber products and any combination of natural and artificial fiber as defined under the Import and Export (General) Regulations (Chapter 60A of the Laws of Hong Kong), a subsidiary legislation of the Import and Export Ordinance, are currently not a ‘‘prohibited article’’ under the provision of the Import and Export Ordinance and its subsidiary legislations. Thus, a license issued by the director-General of Trade and Industry for permission of importation and exportation is not necessary under the Import and Export Ordinance. However, we can apply for registration under the Import and Export (General) Regulations as a registered textiles trader under the textiles trader registration scheme (‘‘TTRS’’). TTRS is a voluntary registration scheme and is not a mandatory requirement for us to conduct our business.

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong)

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every entity which carries on a business in Hong Kong to apply for business registration. We held a valid business registration certificate under the Business Registration Ordinance throughout the Track Record Period and as at the date of this prospectus.

The Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) is an ordinance for the purposes of imposing taxes on property, earnings and profits in Hong Kong. The Inland Revenue Ordinance provides, among others, that persons, which include corporations, partnerships, trustees and bodies of persons, carrying on any trade, profession or business in Hong Kong are chargeable to tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business.

As at the Latest Practicable Date, the standard profits tax rate for corporations is at 16.5%. The Inland Revenue Ordinance also contains provisions relating to, among others, permissible reductions for outgoings and expenses, set-offs for losses and allowances for depreciation. We as a company carrying out business in Hong Kong is subject to the profits tax regime under the Inland Revenue Ordinance.

Our directors confirm that 707IL had complied with the applicable provisions under the Inland Revenue Ordinance throughout the Track Record Period and up to the Latest Practicable Date.

66

Registered Designs Ordinance (Chapter 552 of the Laws of Hong Kong)

The Registered Designs Ordinance is an ordinance to provide for registered design right and related matters.

Design elements of a wide range of products such as the shape, configuration, pattern or ornament of an article can be registered as registered designs provided that they appeal to and can be judged by the eye in the finished article. In order to obtain protection as registered designs in Hong Kong, designs must be registered under the Registered Designs Ordinance and the Registered Designs Rules (Chapter 522A of the Laws of Hong Kong), a subsidiary legislation of the Registered Designs Ordinance. It is not a mandatory requirement to register a design in Hong Kong.

The registration of a design under the Registered Designs Ordinance gives to the registered owner the exclusive right to the design in relation to the article for which the design is registered. The period of protection of a registered design is renewable for periods of five years, up to a maximum of 25 years in total.

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance provides for, among other things, the protection of the wages of employees, to regulate general conditions of employment, and for matters connected therewith. Under section 25 of the Employment Ordinance, where a contract of employment is terminated, any sum due to the employee shall be paid to him as soon as is practicable and in any case not later than seven days after the day of termination. Any employer who willfully and without reasonable excuse contravenes section 25 of the Employment Ordinance commits an offence and is liable to a fine up to HK$350,000 and imprisonment up to three years. Further, under section 25A of the Employment Ordinance, if any wages or any sum referred to in section 25(2)(a) are not paid within seven days from the day on which they become due, the employer shall pay interest at a specified rate on the outstanding amount of wages or sum from the date on which such wages or sum become due up to the date of actual payment. Any employer who willfully and without reasonable excuse contravenes section 25A of the Employment Ordinance commits an offence and is liable on conviction to a fine up to HK$10,000.

The Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)

The MPF schemes are defined contribution retirement schemes managed by authorized independent trustees. The Mandatory Provident Fund Schemes Ordinance provides that an employer shall participate in an MPF scheme and make contributions for its employees aged between 18 and 65. Under the MPF scheme, an employer and its employee are both required to contribute 5% of the employee’s monthly relevant income as mandatory contribution for and in respect of the employee, subject to the minimum and maximum relevant income levels for contribution purposes. The maximum level of relevant income for contribution purposes is currently HK$30,000 per month or HK$360,000 per year.

Unless an employee is exempted from making MPF contributions under the MPFSO, an employer is required to enroll a new employee within the first 60 days of his/her employment. Both regular and casual employees (including part-time employees, who are employed for a period of 60 days or more) should be enrolled in the employer’s selected MPF scheme(s). For casual employees in the catering services industry who are not enrolled in the employer’s selected MPF scheme, an employer is required to enroll them within the first ten days of their employment.

An employer will commit an offence if it fails to enroll its employees in the selected MPF scheme by the specified statutory deadline, and the employer may be subject to a maximum penalty of HK$350,000 and imprisonment for three years, and to daily penalty of HK$500 for continuing offences. If an employer does not pay contributions or fails to pay contributions on time MPF Authority may file civil actions to recover contributions in arrears, and also initiate criminal prosecution against non-complying employers. Upon conviction, offenders are liable to a maximum penalty of HK$450,000 and imprisonment for four years, and an extra daily fine of up to HK$700. If the employer fails to comply with a court order to pay the contributions in arrears or the surcharge within 14 days of a payment deadline, the offender is liable to a maximum penalty of HK$350,000 and imprisonment for three years upon conviction, and an extra daily fine of up to HK$500. A further financial penalty of $5,000 or 10% of the defaulting amount, whichever is greater, is payable by the offender.

67

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees in respect of injuries sustained by or death of the employees caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases suffered by the employees.

Under the Employees’ Compensation Ordinance, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity or dies arising from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

According to section 40 of the Employees’ Compensation Ordinance, all employers (including contractors and subcontractors) are required to take out insurance policies to cover their liabilities both under the Employees’ Compensation Ordinance and at common law for injuries at work in respect of all their employees (including full-time and part-time employees). An employer who fails to comply with the Employees’ Compensation Ordinance to secure an insurance cover is liable on conviction to a fine of HK$100,000 and imprisonment for two years.

According to section 48 of the Employees’ Compensation Ordinance, an employer shall not, without the consent of the Commissioner for Labour, terminate, or give notice to terminate, the contract of service of an employee (who has suffered incapacity or temporary incapacity in circumstances which entitle him to compensation under the Employees’ Compensation Ordinance) before occurrence of certain events. Any person who breaches this provision is liable on conviction for a fine up to HK$100,000.

The Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)

The Minimum Wage Ordinance, which came into effect on 1 May 2011, provides a statutory minimum wage for employees in Hong Kong. In essence, wages payable to an employee in respect of any wage period, when averaged over the total number of hours worked in the wage period, should be no less than the statutory minimum wage. With effect from 1 May 2013, the Minimum Wage Ordinance provided for a prescribed minimum hourly wage rate at HK$30.0 per hour for every employee employed under the Employment Ordinance. Effective as of May 1, 2017, the statutory minimum wage increased to HK$34.5 per hour. Effective as of May 1, 2019, the statutory minimum wage was further increased to HK$37.5 per hour. Effective as of May 1, 2023, the statutory minimum wage increased to HK$40.0 per hour. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employees by the Minimum Wage Ordinance is void.

The Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong)

The Occupiers Liability Ordinance regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the land.

The Occupiers Liability Ordinance imposes a common duty of care on an occupier of a premises to take reasonable care of the premises in all circumstances so that a visitor will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

The Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong)

The Occupational Safety and Health Ordinance provides for the safety and health protection to employees in workplaces, both industrial and non-industrial.

Employers must as far as reasonably practicable maintain the safety and health in their workplaces by:

(i)	providing and maintaining plant and work systems that are safe and without risks to health;
(ii)	making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances;
(iii)	providing all necessary information, instruction, training, and supervision for ensuring safety and health;
(iv)	providing and maintaining safe access to and egress from the workplaces; and
(v)	providing and maintaining a working environment that is safe and without risks to health.

Failure to comply with the above provisions constitutes an offence and the employer is liable on conviction to a fine up to HK$200,000. An employer who fails to do so intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine up to HK$200,000 and imprisonment up to six months.

The Commissioner for Labour may also issue improvement notices against non-compliance of the Occupational Safety and Health Ordinance or suspension notices against activity at a workplace which may create imminent hazard to the employees. Failure to comply with such notices constitutes an offence punishable by a fine of HK$200,000 and HK$500,000, respectively, and imprisonment up to one year.

The Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

The Inland Revenue Ordinance imposes taxes on property, earnings and profits in Hong Kong. Pursuant to section 14(1) of the Inland Revenue Ordinance, profits tax shall be charged for each year of assessment on every person carrying on a trade, profession or business in Hong Kong in respect of his/her/its assessable profits arising in or derived from Hong Kong for that year from such trade, profession or business (excluding profits arising from the sale of capital assets). Section 51C of the Inland Revenue Ordinance requires every person carrying on a trade, profession or business in Hong Kong to keep sufficient records of his/her/its income and expenditure and to retain such records for a period of not less than seven years. Failure to comply with section 51C of the Inland Revenue Ordinance without reasonable excuse may be liable to a maximum fine of HK$100,000.

68

As at the date of this prospectus, the standard profits tax rate for corporations is at 16.5%. The Inland Revenue Ordinance also contains provisions relating to, among others, permissible reductions for outgoings and expenses, set-offs for losses and allowances for depreciation. We as a company carrying out business in Hong Kong is subject to the profits tax regime under the Inland Revenue Ordinance.

Further, under the subsidiary legislation of the Inland Revenue Ordinance, Chapter 112AY of the Laws of Hong Kong, in August 2006, Hong Kong and Mainland China has entered into comprehensive arrangement titled “Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income” (the “Comprehensive Double Taxation Arrangement”) for the allocation of the right to tax between the two jurisdictions on a reasonable basis to avoid double taxation of income. The Comprehensive Double Taxation Arrangement covers income from immovable property, associated enterprises, dividends, interest, royalties, capital gains, pensions and government services etc. The Comprehensive Double Taxation Arrangement has since then been modified in 2008, 2010, 2015 and 2019 under different protocols for the purpose of further develop the economic relationship and to enhance the co-operation in tax matters, intending to eliminate double taxation with respect to taxes on income without creating opportunities for non-taxation or reduced taxation through tax evasion or avoidance (including through treaty-shopping arrangements aimed at obtaining tax reliefs provided in the Comprehensive Double Taxation Arrangement for the indirect benefit of residents of third tax jurisdictions). For instance, the latest fifth protocol entered in July 2019, under the subsidiary legislation, Chapter 112DH of the Laws of Hong Kong, the Comprehensive Double Taxation Arrangement widens the coverage of tax relief to qualified Hong Kong and Mainland China teachers and researchers.

The Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong)

Products sold in Hong Kong are subject to the Trade Descriptions Ordinance. The Trade Descriptions Ordinance was amended in July 2013 to expand the scope of certain provisions, including the prohibition of false trade description in respect of goods and services in the course of trade, prohibition on certain unfair trade practices and the introduction of a civil, compliance-based enforcement mechanism.

Section 2 of the Trade Descriptions Ordinance provides that a trade description (including fitness for purpose, performance and manufacturing details) which is false to a material degree; or though not false, is misleading, that is to say, likely to be taken for a trade description of a kind that would be false to a material degree, would be regarded as false trade description.

Section 7 of the Trade Descriptions Ordinance provides that it is an offence for any person, in the course of his trade or business, to apply a false trade description to any goods; or supply or offer to supply any goods to which a false trade description is applied. It is also an offence for any person to have in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied.

To amount to a false trade description, the falsity of the trade descriptions has to be to a material degree. Trivial errors or discrepancies in trade descriptions would not constitute an offence. What constitutes a material degree will vary with the facts.

Sections 13E, 13F, 13G, 13H and 13I provide that a trader who engages in relation to a consumer in a commercial practice that (a) is a misleading omission; or (b) is aggressive; (c) constitutes bait advertising; (d) constitutes a bait and switch; or (e) constitutes wrongly accepting payment for a product, commits an offense.

Contravention of the prohibitions in the Trade Descriptions Ordinance is an offence, with a fine up to HK$500,000 and imprisonment up to five years. However, the Trade Descriptions Ordinance also empowers regulators with the ability to accept (and publish) written undertakings from businesses and individuals not to continue, repeat or engage in unfair trade practices in return of which regulators will not commence or continue investigations or proceedings relating to that matter. Regulators will also be empowered to seek an injunction against businesses and persons engaging in unfair trade practices or who have breached their undertakings.

The Competition Ordinance (Chapter 619 of the Laws of Hong Kong)

The Competition Ordinance prohibits conduct that prevents, restricts or distorts competition in Hong Kong, prohibits mergers that substantially lessen competition in Hong Kong, and provides for incidental and connected matters.

The Competition Ordinance includes the First Conduct Rule, which states that an undertaking shall not make or give effect to an agreement, engage in a concerted practice, or, as a member of an association of undertakings, make or give effect to a decision of the association, if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong, and the Second Conduct Rule, which prohibits anti-competitive conduct by a party with substantial market power; and the Merger Rule, which states that an undertaking must not carry out a merger that has or is likely to have, the effect of substantially lessening competition in Hong Kong.

Pursuant to section 82 of the Competition Ordinance, if the Competition Commission has reasonable cause to believe that a contravention of the First Conduct Rule has occurred; and the contravention does not involve serious anti-competitive conduct, it must, before bringing proceedings in the Competition Tribunal against the undertaking whose conduct is alleged to constitute the contravention, issue a notice (a “warning notice”) to the undertaking.

However, under section 67 of the Competition Ordinance, where a contravention of the First Conduct Rule has occurred and the contravention involves serious anti-competitive conduct or a contravention of a Second Conduct Rule has occurred, the Competition Commission may, instead of bringing proceedings in the Tribunal in the first instance, issue a notice (an “infringement notice”) to the person against whom it proposes to bring proceedings, Offering not to bring those proceedings on condition that the person makes a commitment to comply with requirements of the infringement notice. “Serious anti-competitive conduct” means any conduct that consists of any of the following or any combination of the following — (a) fixing, maintaining, increasing or controlling the price for the supply of goods or services; (b) allocating sales, territories, customers or markets for the production or supply of goods or services; (c) fixing, maintaining, controlling, preventing, limiting or eliminating the production or supply of goods or services; or (d) bid-rigging.

In the event of a breach of the Competition Ordinance, the Competition Tribunal may make orders including: imposing a pecuniary penalty if satisfied that an entity has contravened a competition rule; disqualifying a person from acting as a director of a company or taking part in the management of a company; prohibiting an entity from making or giving effect to an agreement; modifying or terminating an agreement; and requiring the payment of damages to a person who has suffered loss or damage.

69

MANAGEMENT

The following table sets forth the names, ages and titles of our directors, executive officers and key employees:

Name	Age	Title

Mr. Cheung Lui	52	chief executive officer and executive director

Mr. Jose Sfez	69	chairman and executive director

Mr. Chak Ka Wai	52	chief financial officer

Mr. Lau Kai San	35	independent director and chairman of audit committee

Ms. Luk Huen Ling, Claire	46	independent director and chairman of nomination committee

Ms. Yau Yin Hung	37	independent director and chairman of compensation committee

Ms. Ho Pui Shan Charlotte	51	Product development manager

Ms. Tsui Yim Ling	59	Merchandising manager

Directors and Executive Officers

Mr. Cheung Lui

Mr. Cheung Lui owned and led our Group since May 2022. He is primarily responsible for the overall corporate strategies and management of our Group. Mr. Cheung graduated from The University of Hong Kong with a bachelor’s degree in economics in November 1995. Mr. Cheung spent approximately 10 years in the banking sector and almost 20 years in the garment industry where he gained extensive experience in management skills and knowledge of garment business.

Prior to joining the garment industry, Mr. Cheung worked in The Hongkong and Shanghai Banking Corporation Limited for almost 10 years from a graduate trainee to a relationship manager in the commercial banking division, responsible for overseeing credit, trade finance facility arrangement to corporate clients.

Mr. Cheung decided to take on new challenges in his career in 2005and joined the then HTP Group Limited in Hong Kong, a company which was principally engaged in sourcing of garment products as chief financial officer. Between April 2005 and June 2013, Mr. Cheung worked in group companies of HTP Group Limited (which became a member of Li & Fung Group) which was specialized in garment manufacturing and sourcing as the chief financial officer where Mr. Cheung could integrate his extensive banking knowledge and management skills in the position under which he was responsible for overseeing the finance, accounting and human resources. In January 2010, he was further promoted to vice president, responsible for managing merchandising, design and operation team as well as business development of the company.

In June 2013, Mr. Cheung founded Seazon Pacific Limited, which is principally engaged in the sales of apparel products and the provision of apparel supply chain management total solutions to customers including market trend analysis, design and product development, sourcing, production management, quality control and logistics services. The holding company of Seazon Pacific Limited, Season Pacific Holdings Limited (currently known as DL Holdings Group Limited) was listed on GEM of The Hong Kong Stock Exchange Limited in October 2015, and was subsequently transferred to the listing on the Main Board of the Hong Kong Stock Exchange in September 2017. Mr. Cheung resigned as executive director of DL Holdings Group Limited in March 2020.

Mr. Jose Sfez

Mr. Jose Sfez joined our Group in February 2024 and was appointed as our executive director and chairman on March 7, 2025. He is primarily responsible for overseeing our Group’s business development. Mr. Jose Sfez possesses over 30 years of garment experience with profound knowledge in sourcing, marketing, design and brands developments. Before expanding his business into Hong Kong and Asia in 2004, Jose had been managing a number of garment/brands business in the U.S. In 2004, Mr. Sfez expanded his business to Hong Kong by joining HTP Group to engage in sourcing and distribution of Seven7 premium denim to the U.S., Europe and Asia. Other than Seven7, Mr. Sfez had also successfully signed up a number of licensed brand business such as Ed Hardy (jeans), Christian Audigier (jeans and kids) and Z-brand (acquired through brand acquisition) where HTP started from design, sourcing, manufacturing and distribution of the licensed brand products. In July 2010, HTP Group merged with Li & Fung Group and Mr. Sfez served as the chief executive officer of the fashion division to handle HTP licensed business as well as other private label business with focus in denim and fashion labels. Mr. Sfez left Li & Fung Gorup in July 2013 after completing a 3-year service contract and then joined Season Group, serving as a consultant to advise on sales and marketing related issues until December 1, 2022.

70

Mr. Chak Ka Wai

Mr. Chak Ka Wai joined our Group in September 2023 as chief financial officer. He is primarily responsible for the overall financial accounting and reporting and company secretarial matters of our Group.

Mr. Chak obtained a bachelor’s degree in finance from the City Polytechnic of Hong Kong (currently known as the City University of Hong Kong) in December 1994. He was subsequently awarded a postgraduate diploma in professional accounting and a master’s degree in professional accounting and information systems in November 1998 and November 2005 respectively. In July 2003, he became a member of the Hong Kong Institute of Certified Public Accountants. Mr. Chak has over 20 years of accounting experience. He started working as a management trainee in the accounts department of Logic Office Supplies Ltd in July 1994 and was promoted to analyst in April 1995, responsible for management reporting. He was further promoted to MIS officer of the MIS Department, responsible for sales reporting until he left in May 1997. He then joined the finance department of Mattel Asia Pacific Sourcing Limited in May 1997 as assistant management accountant and was subsequently promoted to accountant in October 2000 until he left in March 2001. From March 2001, Mr. Chak worked for J. V. Fitness Limited initially as assistant accountant and was promoted to accountant in March 2003 and then to financial analyst in January 2005 for the regions, including Hong Kong, Taiwan, Singapore and Malaysia until October 2006. Since then, Mr. Chak worked for several garment-related companies, including HTP Sourcing Limited as a senior accountant from October 2006 to September 2007 and Burberry Asia Limited as assistant accounting manager from September 2007 to February 2008. Mr. Chak worked for Z Brand International Limited as finance manager from February 2008 and was promoted to financial controller in June 2009 and other related companies as manager in operations until 2013. In June 2013, Mr. Chak joined Season Group as financial controller and was promoted to chief financial officer on 1 August 2015. Mr. Chak was the executive director of Season Pacific Holdings Limited (currently known as DL Holdings Group Limited) from June 2015 to April 2019. Mr. Chak left Season Group in August 2023 and continued to work for Mr. Cheung under our Group from September 2023.

Independent Directors:

Mr. Lau Kai San

Mr. Lau Kai San is an independent non-executive director and is responsible for providing independent judgement on accounting and financial aspects. He is the chairperson of our audit committee and a member of our nomination committee and our compensation committee.

Mr. Lau obtained his Bachelor of Business Administration degree in accountancy in 2012 from the City University of Hong Kong, and has become a member of Hong Kong Institute of Certified Public Accountants since September 2016. After his bachelor graduation, he joined Crowe Horwath (HK) CPA Limited as an auditor until December 2015. Mr. Lau then worked for Deloitte Touche Tohmatsu between December 2015 and July 2021 as a senior manager in audit and assurance. Since October 2021, Mr. Lau has been the financial controller of Manful Power Asia Limited, responsible for all financial matters including financial reporting, management report, treasury, tax and compliance.

Ms. Luk Huen Ling Claire

Ms. Luk Huen Ling Claire is our independent non-executive director. Ms. Luk possesses over 13 years of experience in corporate communications and marketing. She is the chairperson of our compensation committee and a member of our audit committee and our nomination committee.

Ms. Luk obtained a bachelor’s degree in fine arts from the Hong Kong Academy for Performing Arts in July 2003, a master’s degree of business in marketing from the University of Technology, Sydney, Australia in March 2010. She is currently pursuing her education doctoral degree from the Meridian University in the United States. From November 2006 to May 2008 she worked as a wardrobe manager at the Ocean Park, one of the largest theme parks in Hong Kong, where she was responsible for strategic planning, administration and management of all wardrobe staff. Ms. Luk also gained experience in marketing, business development and investor relation activities in previous engagements. Ms. Luk then joined Roma Group Limited as a senior consultant in December 2008 and became marketing director of the group in February 2011. Between March 2010 and December 2010, she worked as head of communications, Asia at Aedas Limited. Ms. Luk has been a part-time lecturer at the Hong Kong Academy for Performing Arts teaching management related subjects. In November 2014, Ms. Luk founded ST8GE Group Limited, a private company specializing in corporate training, team building and executive coaching in Hong Kong. Ms. Luk is the chief executive officer of Roma Green Finance Limited, a company listed on the Nasdaq.

Ms. Luk had been an independent non-executive director of various listed companies on the Hong Kong Stock Exchange and GEM of the Hong Kong Stock Exchange, including DL Holdings Group Limited (formerly known as Season Pacific Holdings Limited), from September 2015 to September 2020, Hon Corporation Limited (a company whose shares were listed on GEM of the Hong Kong Stock Exchange and delisted on June 22, 2022) from November 2019 to May 2022 and Orient Securities International Holdings Limited (stock code: 08001) from February 2023 to August 2023. Ms. Luk has been appointed as an independent non-executive director of Cool Link (Holdings) Limited, a company listed on GEM of the Hong Kong Stock Exchange since February 2019.

Ms. Yau Yin Hung

Ms. Yau Yin Hung is an independent non-executive director and is responsible for providing independent judgement on issues of strategy, policy, performance, accountability, resources, key appointments and standards of conduct. She is the chairperson of our nomination committee and a member of our audit committee and our compensation committee.

71

Ms. Yau has approximately 12 years of experience in the banking industry with a focus on providing securities and asset management services. She started her career as an account executive trainee at HSBC Broking Securities (Asia) Limited in December 2009, where she was responsible for handling client account matters, with her last position as an account executive when she left the firm in February 2011. From March 2011 to April 2011, Ms. Yau worked as a securities officer of Citibank (Hong Kong) Limited, where she provided securities dealing services to bank retail customers. From April 2011 to February 2016, Ms. Yau served in Nomura International (Hong Kong) Limited, an investment firm, as an analyst. Ms. Yau then worked for Credit Suisse AG Hong Kong Branch from March 2016 to December 2018 and provided services on Type 1 (dealing in securities) and Type 4 (advising on securities) regulated activities as defined under the SFO. From September 2019 to September 2020, she was employed by Parksong Mining and Resource Recycling Limited, a subsidiary of Greentech Technology International Limited (a company listed on the Main Board of the Hong Kong Stock Exchange (stock code: 195) (“Greentech”), and was a responsible officer of Ocean Cedar Asset Management Company Limited, also a subsidiary of Greentech, for Type 4 (advising on securities) and Type 9 (asset management) regulated activities defined under the Securities and Futures ordinance of Hong Kong from May 2020 to September 2020. Since then, Ms. Yau has been devoting her time to managing accounts for her family business.

Ms. Yau was appointed as director of Green Education Foundation Limited since October 2021 and independent non-executive director of Shenghui Cleanness Group Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange since November 2023. Ms. Yau obtained a Bachelor of Science with a major in Environmental Economics and Policy from the University of California, Berkeley in December 2008. She further obtained a Master of Finance from the University of Hong Kong in November 2012.

Key Employees

Ms. Tsui Yim Ling

Ms. Tsui Yim Ling Linder, our merchandising manager, joined us in March 2022. Ms. Tsui has over 20 years of solid apparel merchandising experience in both buying office and trading firm. She was graduated Kapiolani Community College, University of Hawaii with an Associate in Science Degree in Sales and Marketing in 1991. Ms. Tsui then worked for Tommy Hilfiger (HK) Limited and PVH Far East Limited from August 1996 to January 2021 with her last position as a director of sourcing, overseeing the products supply and supplier selection.

Ms. Ho Pui Shan Charlotte

Ms. Ho Pui Shan Charlotte, our product development manager, joined us in December 2022, has over 20 years in apparel merchandising experience. Ms. Ho has extensive experience product development, knits and sweater, fabric and yarn sourcing. She had been working with Ralph Lauren Sourcing Company from May 2003 to April 2022 with roles from being a senior merchandiser in sweater division at the time she joined and being promoted to regional raw materials lead for raw materials when she left in 2022. Prior to that, Ms. Ho had been working for various firms as a merchandiser for over 10 years.

Family Relationships

There is no family relationship among any of our directors, executive officers, independent directors and key employee.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nomination committee, each of which operate pursuant to a charter adopted by our board of directors. The board of directors may also establish other committees from time to time to assist our Company and the board of directors. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq and SEC rules and regulations. Each committee’s charter are available on our website at http://www.707limited.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

72

Audit committee

Mr. Lau Kai San, Ms. Luk Huen Ling Claire and Ms. Yau Yin Hung serve on the audit committee, which is chaired by Mr. Lau. Our board of directors has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and the Nasdaq. Our board of directors has designated Mr. Lau Kai San as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing earnings releases.

Compensation committee

Mr. Lau Kai San, Ms. Luk Huen Ling Claire and Ms. Yau Yin Hung serve on the compensation committee, which is chaired by Ms. Luk. The compensation committee’s responsibilities include:

●	evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

●	reviewing and recommending to the board of directors the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable the Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the board of directors the compensation of our directors; and

●	preparing the compensation committee report required by SEC rules, if and when required.

73

Nomination committee

Mr. Lau Kai San, Ms. Luk Huen Ling Claire and Ms. Yau Yin Hung serve on the nomination committee, which is chaired by Ms. Yau. Our board of directors has determined that each member of the nomination committee is “independent” as defined in the applicable the Nasdaq rules. The nomination committee’s responsibilities include:

●	developing and recommending to the board of directors criteria for board and committee membership;

●	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders; and

●	reviewing the composition of the board of directors to maintain that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and board of directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (including, but not limited to race, gender or national origin). Our nomination committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Controlled Company

JME, our Controlling Shareholder beneficially owns 71.13% of our total issued and outstanding Ordinary Shares, representing 71.13% of the total voting power. As a result, we are a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholder holds more than 50% of the voting power for the election of directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. JME is owned and controlled by Mr. Cheung, our chief executive officer and executive director.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;
●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and
●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

We currently do not intend to rely on any of the exemptions although we may elect to rely on one or more of the exemptions in the future.

Foreign Private Issuer Status

The Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable Nasdaq corporate governance standards. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq in respect of the following:

●	the Shareholder Approval Requirements under Section 5635 of the Nasdaq listing rules.

74

Code of Conduct and Code of Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions. This code is posted on the Corporate Governance section of our website, which is located at http://www.707limited.com. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the code of ethics, and any waivers of the code of ethics or the code of conduct for our directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and Nasdaq corporate governance rules.

Compensation of Directors, Executive Officers and Key Employee

The following table summarizes all compensation received by our directors, our executive officers and our key employees during the years ended September 30, 2023 and 2024.

Bonuses are not payable pursuant to a bonus plan, but rather are made on a discretionary basis in consideration of contributions and profitability of the Company for the year under which such bonus was paid.

Summary Compensation Table

			Compensation Paid	Other
Name and Principal Position	Year	Salary (HK$’000)	Bonus (HK$’000)	Compensation (HK$’000)

Mr. Cheung Lui, chief executive officer and executive director	2023 2024	700 1,200	- -	18 18

Mr. Jose Sfez, chairman and executive director	2023 2024	- 400	- -	- -

Mr. Chak Ka Wai, chief financial officer	2023 2024	50 600	- -	2 18

Mr. Lau Kai San, independent director	2023 2024	- -	- -	- -

Ms. Luk Huen Ling Claire, independent director	2023 2024	- -	- -	- -

Ms. Yau Yin Hung, independent director and	2023 2024	- -	- -	- -

Ms. Tsui Yim Ling Linder, merchandising manager	2023 2024	600 600	- -	18 18

Ms. Ho Pui Shan Charlotte, product development manager	2023 2024	481 720	- -	14 18

75

Independent Directors’ Agreements

Each of our independent directors have entered into a director’s agreement with the Company. The terms and conditions of the directors’ agreements are similar in all material aspects. Each director’s agreement is for an initial term of one year and will continue until the director’s successor is duly elected and qualified. Each director will be up for re-election each year at the annual shareholders’ meeting and, upon re-election, the terms and provisions of his or her director’s agreement will remain in full force and effect. Any director’s agreement may be terminated for any or no reason by the director or at a meeting called expressly for that purpose by a vote of the shareholders holding more than 50% of the Company’s issued and outstanding Ordinary Shares entitled to vote.

Under the directors’ agreements, the initial monthly director fees that will be payable to our independent directors are HK$10,000 to Mr. Lau Kai San, HK$10,000 to Ms. Luk Huen Ling Claire and HK$10,000 to Ms. Yau Yin Hung. Such director fees are payable in cash on a monthly basis.

In addition, our independent directors will be entitled to participate in such share option scheme as may be adopted by the Company, as amended from time to time. The number of options granted, and the terms of those options will be determined from time to time by a vote of the board of directors; provided that each director shall abstain from voting on any such resolution or resolutions relating to the grant of options to that director.

Other than as disclosed above, none of our directors has entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

Employment Agreements

We have entered into employment agreements with Mr. Cheung and Mr. Jose Sfez, which were effective from June 1, 2022 and February 1, 2024, respectively.

2025 Equity Incentive Plan

On March 7, 2025, subject to the completion of the IPO, our shareholders and Board adopted the 2025 707 Cayman Holdings Limited Equity Incentive Plan (the “2025 Equity Incentive Plan”), to motivate attract and retain the best available personnel, provide additional incentives to staff and directors and promote the success of our business. Under the 2025 Equity Incentive Plan, the maximum aggregate number of Ordinary Shares which may be issued pursuant to all awards constitutes 20% of the total issued and outstanding Ordinary Shares of our Company on a fully-diluted basis as of the date which our Ordinary Shares are listed on the Nasdaq. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2025 Equity Incentive Plan. Any Ordinary Shares covered by an award granted under the 2025 Equity Incentive Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the 2025 Equity Incentive Plan. As of the date of this prospectus, we have not granted any awards under the 2025 Equity Incentive Plan.

76

The following paragraphs summarize the principal terms of the 2025 Equity Incentive Plan.

Types of awards.

The 2025 Equity Incentive Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by our Board or the compensation committee.

Plan administration.

Our Board or the compensation committee administers the 2025 Equity Incentive Plan. Our Board or the compensation committee determines, among other things, the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award agreement.

Awards granted under the 2025 Equity Incentive Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility.

We may grant awards to our staff and directors.

Vesting schedule.

In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of awards.

The exercise price per share subject to an option is determined by the plan administrator and set forth in the award agreement, which may be a fixed price or a variable price related to the fair market value of the Ordinary Shares. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant.

Transfer restrictions.

Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions, such as transfers to our company or a subsidiary of ours, transfers to the immediate family members of the participant by gift, the designation of a beneficiary to receive benefits if the participant dies, permitted transfers or exercises on behalf of the participant by the participant’s duly authorized legal representative if the participant has suffered a disability, or, subject to the prior approval of the plan administrator or our executive officer or director authorized by the plan administrator, transfers to one or more natural persons who are the participant’s family members or entities owned and controlled by the participant and/or the participant’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the participant and/or the participant’s family members, or to such other persons or entities as may be expressly approved by the plan administrator, pursuant to such conditions and procedures as the plan administrator may establish.

Termination and amendment.

Unless terminated earlier, the 2025 Equity Incentive Plan has a term of 10 years. Our Board may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no such action may adversely affect in any material way any award previously granted without prior written consent of the participant.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, to be effective upon the Registration Statement of which this prospectus forms a part becoming effective. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.]

77

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

●	each of our named executive officers;

●	each of our directors and independent directors; and

●	all of our current executive officers, directors and independent directors as a group.

Applicable ownership percentages are based on 21,950,000 of our Company’s shares issued and outstanding after giving effect to the IPO.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

Unless otherwise noted below, the address of each person and entity listed on the table is 5/F., AIA Financial Centre, 712 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong.

	Shares Beneficially Owned Before the IPO		Shares Beneficially Owned After the IPO(1)
Name of Beneficial Owner	Number	Percentage	Number	Percentage

Named Executive Officers and directors:

Mr. Cheung Lui	16,362,000	81.0	15,612,000	71.13
Mr. Jose Sfez	-	-	-	-

Mr. Chak Ka Wai	-	-	-	-

Independent Directors:
Mr. Lau Kai San	-	-	-	-
Ms. Luk Huen Ling Claire	-	-	-	-
Ms. Yau Yin Hung	-	-	-	-

All Executive Officers, directors and independent directors

5% Stockholders:

JME(2)	16,362,000	81.0	15,612,000	71.13

(1) The number of our Ordinary Shares to be outstanding after this Offering is based on 21,950,000 Ordinary Shares outstanding after giving effect to the IPO.

(2) JME is a company in which Mr. Cheung Lui holds 100% of the voting power.

78

RESALE SHAREHOLDERS

We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities. Further, none of the Resale Shareholders hold or have held any positions, offices or have any material relationships between the Company or any predecessor or affiliate of the Company, including JME.

Mr. Cheung and the Resale Shareholders were business acquaintances. The beneficial owners of Harmony Prime and Expert Core have potential referrals of customers and suppliers to the Group. Mr. Cheung has known the beneficial owners of the Resale Shareholders from when he was a director and chief executive director of Season Pacific Holdings Limited, a company which he headed and the shares of which were listed on the Stock Exchange of Hong Kong nearly a decade ago.

The Ordinary Shares being offered by Expert Core Enterprises Limited were acquired from JME on March 20, 2024 for approximately US$US$267,500 and from allotment from the Company for cash at par on October 9, 2024, which were allotted and issued for the purpose of maintaining proportional shareholding before and after the offering and taking into account of the offering valuation and the requirements of the public float requirement of Nasdaq Capital Market. We are registering those Ordinary Shares in order to permit Expert Core Enterprises Limited to offer their shares for resale from time to time. Expert Core Enterprises Limited is wholly-owned by Mr. Ho Tong Ho. Neither Expert Core Enterprises Limited or Mr. Ho has had any position, office or other material relationship with the Company within the past three years.

The Ordinary Shares being offered by Harmony Prime Limited were acquired from JME on March 20, 2024 for approximately US$US$267,500 and from allotment from the Company for cash at par on October 9, 2024, which were allotted and issued for the purpose of maintaining proportional shareholding before and after the offering and taking into account of the offering valuation and the requirements of the public float requirement of Nasdaq Capital Market. We are registering those Ordinary Shares in order to permit Harmony Prime Limited to offer their shares for resale from time to time. Harmony Prime Limited is wholly-owned by Ms. Law Kam Yan, Debby. Neither Harmony Prime Limited or Ms. Law has had any position, office or other material relationship with the Company within the past three years.

The Ordinary Shares being offered by Goldstone Capital Limited were acquired from JME on March 19, 2024 for approximately US$US$254,800 and from allotment from the Company for cash at par on October 9, 2024, which were allotted and issued for the purpose of maintaining proportional shareholding before and after the offering and taking into account of the offering valuation and the requirements of the public float requirement of Nasdaq Capital Market. We are registering those Ordinary Shares in order to permit Goldstone Capital Limited to offer their shares for resale from time to time. Goldstone Capital Limited is wholly-owned by Mr. Kwok Shun Tim. Neither Goldstone Capital Limited or Mr. Kwok has had any position, office or other material relationship with the Company within the past three years.

The Ordinary Shares being offered by Long Vehicle Capital Limited were acquired from JME on March 19, 2024 for approximately US$US$254,800 and from allotment from the Company for cash at par on October 9, 2024, which were allotted and issued for the purpose of maintaining proportional shareholding before and after the offering and taking into account of the offering valuation and the requirements of the public float requirement of Nasdaq Capital Market. We are registering those Ordinary Shares in order to permit Long Vehicle Capital Limited to offer their shares for resale from time to time. Long Vehicle Capital Limited is wholly-owned by Mr. Zhang Xiongfeng. Neither Long Vehicle Capital Limited or Mr. Zhang has had any position, office or other material relationship with the Company within the past three years.

This prospectus covers the Offering for resale of in aggregate 3,838,000 Ordinary Shares by the Resale Shareholders. This prospectus and any prospectus supplement will only permit to sell the number of Ordinary Shares identified in the column “Number of Ordinary Shares to be Sold.” The Ordinary Shares issued to the Resale Shareholders are “restricted” securities under applicable U.S. federal and state securities laws and are being registered to provide the Resale Shareholders the opportunity to sell those Ordinary Shares.

The following table sets forth the name of each Resale Shareholder who is Offering the Ordinary Shares for resale by this prospectus, the number and percentage of Ordinary Shares beneficially owned by it, the number of Ordinary Shares that may be offered for resale by this prospectus and the number and percentage of Ordinary Shares it will own after the Offering. The information appearing in the table below is based on information provided by the Resale Shareholder. We will not receive any proceeds from the resale of the Ordinary Shares by the Resale Shareholders. The Resale Shareholders may sell all, some or none of its shares in this Offering. See “Plan of Distribution.”.

Name of Resale Shareholder	Ordinary Shares Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering(1)	Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned After Offering(2)	Percentage Ownership After Offering
Expert Core Enterprises Limited	989,800	4.90%	989,800	-	-
Harmony Prime Limited	989,800	4.90%	989,800	-	-
Goldstone Capital Limited	929,200	4.60%	929,200	-	-
Long Vehicle Capital Limited	929,200	4.60%	929,200	-	-

Notes:

(1) Based on 20,200,000 Ordinary Shares issued and outstanding prior to completion of the Company’s IPO.

(2) Since we do not have the ability to control how many, if any, of the Ordinary Shares held by the Resale Shareholders will sell, we have assumed that a Resale Shareholder will sell all of its shares offered herein for purposes of determining how many shares it will own after the Offering and its percentage of ownership following the Offering, subject to any Lock up/Leak Out Agreement applicable to Goldstone and Long Vehicle.

79

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are material transactions of our Company entered into with related entities for the three fiscal years ended September 30, 2022 and 2023 and 2024 and for the period up to the date of this prospectus, which are identified in accordance with the rules prescribed under Form F-1 and Form 20-F and may not be considered as related party transactions under Hong Kong law.

List of Related Parties

Name of related party	Relationship with the Company
Cheung Lui (Mr. Cheung)	Chief Executive Officer, and indirect controlling shareholder of the Company
Jose Sfez (Mr. Sfez)	Chairman and Director of the Company
JME Holdings Limited	Holding company of the Company
707 Licensing Limited	Entity controlled by Mr. Cheung
Seven Retail Limited	Entity controlled by Mr. Sfez
Seven Limited	Entity controlled by Mr. Cheung
Red and Blue LLC	Entity controlled by Mr. Sfez

Related party balances consisted of the following:

		As of September 30,				January 22,
		2022	2023	2024	2024	2025
Name	Nature	HKD	HKD	HKD	USD	HKD

Mr. Cheung	Amount due from (to) a shareholder	$7,850	$(2,692,150)	$(3,598,750)	$(463,201)	(4,098,750)
Red and Blue LLC	Accounts receivable	-	717,208	97,449	12,543	102,434
707 Licensing Limited	Amount due from a related party	63,388	3,829,476	-	-	-
Seven Retail Limited	Amount due to a related party	(3,060,000)	(1,020,000)	-	-	-
Seven Limited	Amount due to a related party	$-	$(2,402,910)	$-	$-	-

As of September 30, 2022, 2023 and 2024, the amount due from (to) a shareholder represented the temporary advances made by the Company. The amount is unsecured, interest-free and due on demand.

As of September 30, 2022, 2023 and 2024, the account receivable represented the trade receivable from product sales with the related party. The amount is unsecured, interest-free and 30 days credit term is granted. The balance was subsequently settled in full.

As of September 30, 2022, 2023 and 2024, the amount due from a related party represented temporary advances made by the Company, which are unsecured, non-interest bearing and repayable on demand. The balance subsequently settled on January 8, 2024.

As of September 30, 2022, 2023 and 2024, the amount due to a related party, Seven Retail Limited, represented temporary advances made to the Company in trade nature, which is unsecured, non-interest bearing and payable on demand.

As of September 30, 2022, 2023 and 2024, the amount due to a related party, Seven Limited, represented temporary advances made to the Company, which is unsecured, non-interest bearing and payable on demand.

In October 2023, the Company entered into the loan facility with its major shareholder, Mr. Cheung to obtain his personal loan to support the transactions in connection with the IPO, up to the aggregate amount of HK$15 million (US$1.9 million). This facility is non-interest bearing, unsecured and payable promptly after the date on which the Company consummates the IPO.

The related party transactions were as follows:

		For the years ended September 30,
		2022	2023	2024	2024
Name	Nature	HKD	HKD	HKD	USD

Mr. Cheung	Dividends declared	$-	$5,700,000	$-	$-

Seven Retail Limited	Consultancy fee	$2,040,000	$2,040,000	$680,000	$87,524

Red and Blue LLC	Product sales	$-	$865,816	$921,256	$118,576

For the years ended September 30, 2022, 2023 and 2024, the director of the Company, Mr. Cheung provided the personal guarantees and a legal charge over his personal property under banking facilities at no fee charge.

For further information regarding the related party transactions, please see Note 12 (“Related Party Balances and Transactions”) to the Financial Statements on page F-20.

80

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act, and the common law of Cayman Islands.

As of the date of this prospectus and giving effect to our IPO, our authorized share capital is US$500,000 divided into 500,000,000 shares, par value of US$0.001 each and we have 21,950,000 Ordinary Shares issued and outstanding. All of our shares issued and outstanding are and will be fully paid, and all of our shares to be issued in the IPO were issued as fully paid.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Our Post-Offering Memorandum and Articles of Association

Our amended and restated memorandum and articles of association became effective and replaced our current memorandum (“post-Offering memorandum”) and articles of association in its entirety immediately prior to the completion of the IPO. The following are summaries of material provisions of the post-Offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company. Under our post-Offering memorandum and articles of association, the objects of our Company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our post-Offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account or as otherwise permitted by the Companies Act provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution is paid.

Voting Rights. Subject to any rights and restrictions attached to any shares, on a show of hands every shareholder present in person and every person representing a shareholder by proxy shall, at a general meeting of our Company, each have one vote and on a poll every shareholder and every person representing a shareholder by proxy shall have one vote for each Ordinary Share of which he or the person represented by proxy is the holder. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our post-Offering memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-Offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of at least seventeen calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-Offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders representing, as at the date of the deposit of requisition in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings, our chairman or board of directors will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting.

81

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors.

Liquidation. On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, out of the share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our Company is being wound-up, may be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or series or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-Offering memorandum and articles of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Declaration of Interest. Pursuant to our post-Offering memorandum and articles of association, a director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the listing rules of the designated stock exchange and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Compensation. Under the post-Offering memorandum and articles of association, the remuneration of the directors may be determined by our directors.

Borrowing Powers. Our directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Qualification of directors. There is no shareholding qualification for directors nor is there any specified age limit for directors.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (except for the post-Offering memorandum and articles of association of our Company, any special resolutions passed by our Company and the register of mortgages and charges of our Company). However, we will provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions. Some provisions of our post-Offering memorandum and articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and
●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

82

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-Offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;
●	is not required to open its register of members for inspection;
●	does not have to hold an annual general meeting;
●	may issue shares with no par value;
●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	may register as an exempted limited duration company; and
●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company in a proposed merger or consolidation is required unless this requirement is waived by a court in the Cayman Islands.

83

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will exclude the enforcement by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to institute proceedings to obtain relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved (i) in the case of a shareholder scheme, by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and (ii) in the case of a creditor scheme only, by a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;
●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;
●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and
●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

84

Indemnification of directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-Offering memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-Offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Resolution. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our articles of association provide that any ordinary or special resolution of shareholders and any other action that may be taken by the shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all shareholders who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

85

The Companies Act provides shareholders with only limited rights to requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our post-Offering articles of association allow our shareholders holding at the date of deposit of requisition shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company that as at the date of the deposit entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our chairman or board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. As an exempted Cayman Islands company, we may, but are not obliged by law, to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-Offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-Offering articles of association, directors may be removed by the affirmative vote of two-thirds of the directors then in office (except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors) or by an ordinary resolution (except with regard to the removal of the chairman, who may be removed from office by special resolution) of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; or (iv) is removed from office pursuant to any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

86

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-Offering articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-Offering memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-Offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-Offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

87

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at http://www.707limited.com or through phone number +852 3471 8000.

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

Exclusive Forum

Our Memorandum and Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Memorandum and Articles of Association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

88

MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands, Hong Kong and U.S. federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, Hong Kong and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Harney Westwood & Riegels, our counsel as to Cayman Islands law. To the extent that this discussion relates to matters of Hong Kong tax law, it is the opinion of Neo Solicitors LLP, our counsel as to Hong Kong law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2024 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. A Cayman Islands company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Hong Kong Tax Considerations

The following brief description of HK laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy” on page 34.

Profits tax

No tax is imposed in HK in respect of capital gains from the sale of property, such as our Ordinary Shares. However, trading gains from the sale of property by persons carrying on a trade, profession or business in HK where such gains are derived from or arise in HK from such trade, profession or business will be chargeable to HK profit tax. Liability for HK profits tax would therefore arise in respect of trading gains from the sale of Ordinary Shares realized by persons in the course of carrying on a business of trading or dealing in securities in HK where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in HK. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses.

In addition, HK does not impose withholding tax on gains derived from the sale of stock in HK companies and does not impose withholding tax on dividends paid outside of HK by HK companies. Accordingly, investors will not be subject to HK withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the Ordinary Shares exists between HK and the United States.

89

Stamp duty

HK stamp duty is generally payable on the transfer of “Hong Kong stocks.” The term “stocks” refers to shares in companies incorporated in HK, as widely defined under the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong), or SDO, and includes shares. However, our Ordinary Shares are not considered “Hong Kong stocks” under the SDO since the transfer of the Ordinary Shares are not required to be registered in HK given that the books for the transfer of Ordinary Shares are located in the United States. The transfer of Ordinary Shares is therefore not subject to stamp duty in HK. If HK stamp duty applies, both the purchaser and the seller are liable for the stamp duty charged on each of the sold note and bought note at the current ad valorem rate of 0.1% on the higher of the consideration stated on the contract notes or the fair market value of the shares transferred. In addition, a fixed duty, currently of HK$5.00, is payable on an instrument of transfer.

BVI Tax Considerations

The Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of the Company.

All instruments relating to transfers of property to or by the Company and all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI. This assumes that the Company does not hold an interest in real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its members.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below) that acquire our Ordinary Shares in this Offering and hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

90

Dividends

The entire amount of any cash distribution paid with respect to our Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Hong Kong dollars or another currency other than U.S. dollars on the disposition of our Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

91

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this Offering) and the expected market price of our Ordinary Shares following this Offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and we own any equity in a non- United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to apply for the listing of our Ordinary Shares on the Nasdaq, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Ordinary Shares are considered marketable for these purposes.

92

If an effective mark-to-market election is made with respect to our Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Ordinary Shares held at the end of the taxable year over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

93

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, investor may not have standing to sue Cayman Islands companies before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Hong Kong. All of the directors and executive officers of our Company and the auditors of our Company reside outside the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Harney Westwood & Riegels, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would: (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six (6) years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six (6) years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Hong Kong

Neo Solicitors LLP, our counsel as to Hong Kong law, has advised us that there is currently no arrangement providing for the reciprocal enforcement of judgements between Hong Kong and the United States, as such judgments of United States courts will not be directly enforced in Hong Kong. However, under common law, a foreign judgment (including one from federal or state court in the United States) obtained against the Company may generally be treated by the courts of Hong Kong as a cause of action in itself and sued upon as a debt between the parties. In a common law action for enforcement of a foreign judgment, the judgment creditor has to prove that (a) the judgment is in personam; (b) the judgment is in the nature of a monetary award; (c) the judgment is final and conclusive on the merits and has not been stayed or satisfied in full; and (d) the judgement is from a court of competent jurisdiction. The defenses available to the defendant in a common law action for enforcement of a foreign judgment include breach of natural justice, fraud and contrary to public policy of Hong Kong. In order to enforce the foreign judgement at common law, fresh proceedings must be initiated in Hong Kong, which involves issuing a Writ of Summons and Statement of Claim attaching the foreign judgment as proof of the debt.

There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Our Board is comprised of five directors, all executive directors are located in Hong Kong. The directors are Mr. Cheung Lui, Mr. Jose Sfez, Mr. Lau King Sun, Ms. Luk Huen Ling Claire and Ms. Yau Yin Hung.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is: (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

94

PLAN OF DISTRIBUTION

The Resale Shareholders and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Ordinary Shares covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Resale Shareholders may use any one or more of the following methods when selling its Ordinary Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Resale Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Resale Shareholders may also sell its Ordinary Shares under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Resale Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Resale Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission.

The Resale Shareholders and any broker-dealers or agents that are involved in selling the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Ordinary Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Resale Shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Ordinary Shares.

The Company is required to pay certain fees and expenses incurred by the Company incidental to the registration of the Ordinary Shares.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Ordinary Shares may be resold by the Resale Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect; or (ii) all of the Ordinary Shares held by the Resale Shareholders have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Ordinary Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Ordinary Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Ordinary Shares may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Resale Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Resale Shareholders or any other person. We will make copies of this prospectus available to the Resale Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Lock-up/Leak-Out Agreements

Goldstone, one of the Resale Shareholders selling 929,200 Ordinary Shares (“Goldstone Relevant Resale Shares”) entered into a leak-out agreement with the Company, pursuant to which Goldstone has agreed not to sell the Goldstone Relevant Resale Shares for a period of 60 days after the date our Ordinary Shares commence trading on the Nasdaq Capital Market, except as follows:

(a) Goldstone may sell up to 50% of the Goldstone Relevant Resale Shares if (i) the Nasdaq Official Closing Price of the Ordinary Shares of the Company as reported on nasdaq.com (“NOCP”) on any consecutive trading day equals or exceeds 125% of the offer price per share in the initial public offer; and (ii) the average daily trading volume (as reported as the NLS Volume on nasdaq.com) (“Trading Volume”) of the Ordinary Shares on Nasdaq over such two consecutive trading days equals or exceeds 500,000 Ordinary Shares;

(b) Goldstone may sell the remaining 50% of the Goldstone Relevant Resale Shares if (i) the NOCP on any consecutive trading day equals or exceeds 150% of the offer price per share in the initial public Offering; and (ii) the average daily Trading Volume of the Ordinary Shares on Nasdaq over such two consecutive trading days equals or exceeds 500,000 Ordinary Shares.

For the purpose of clarity, the price and volume amounts in the above subparagraphs (a) through (b) shall be subject to adjustment for sub-divisions, consolidations or similar transactions affecting the Ordinary Shares following the effective date of the lock-up/leak-out agreement. The conditions in the above subparagraphs are mutually inclusive and one condition need not be met before the others take effect. For example, if the offer price in this Offering is $4.00, the average NOCP of the Ordinary Shares is $6.00 and the average Trading Volume of the Ordinary Shares on Nasdaq is 500,000 for any two consecutive days, then all three of the above-mentioned conditions have been met and all of the Goldstone Relevant Resale Shares can be sold collectively.

95

Long Vehicle, one of the Resale Shareholders selling 929,200 Ordinary Shares (“Long Vehicle Relevant Resale Shares”) entered into a leak-out agreement with the Company, pursuant to which Long Vehicle has agreed not to sell the Long Vehicle Relevant Resale Shares for a period of 60 days after the date our Ordinary Shares commence trading on the Nasdaq Capital Market, except as follows:

(a) Long Vehicle may sell up to 50% of the Long Vehicle Relevant Resale Shares if (i) the NOCP on any consecutive trading day equals or exceeds 125% of the offer price per share in the initial public offer; and (ii) the average daily trading volume (as reported as the NLS Volume on nasdaq.com) (“Trading Volume”) of the Ordinary Shares on Nasdaq over such two consecutive trading days equals or exceeds 500,000 Ordinary Shares;

(b) Long Vehicle may sell the remaining 50% of the Long Vehicle Relevant Resale Shares if (i) the NOCP on any consecutive trading day equals or exceeds 150% of the offer price per share in the initial public Offering; and (ii) the average daily Trading Volume of the Ordinary Shares on Nasdaq over such two consecutive trading days equals or exceeds 500,000 Ordinary Shares.

For the purpose of clarity, the price and volume amounts in the above subparagraphs (a) through (b) shall be subject to adjustment for sub-divisions, consolidations or similar transactions affecting the Ordinary Shares following the effective date of the lock-up/leak-out agreement. The conditions in the above subparagraphs are mutually inclusive and one condition need not be met before the others take effect. For example, if the offer price in this Offering is $4.00, the average NOCP of the Ordinary Shares is $6.00 and the average Trading Volume of the Ordinary Shares on Nasdaq is 500,000 for any two consecutive days, then all three of the above-mentioned conditions have been met and all of the Long Vehicle Relevant Resale Shares can be sold collectively.

96

EXPENSES RELATED TO THE IPO

Set forth below is an itemization of the total expenses, excluding underwriting discounts, which are expected to be incurred by us in connection with the offer and sale of the Ordinary Shares by us in the IPO. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the Nasdaq entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$	4,677
FINRA Filing Fee		5,254
Nasdaq Listing Fee		75,000
Printing and engraving expenses		13,980
Legal fees and expenses		509,698
Accounting fees and other expenses		166,175
Underwriting accountable expenses		325,400

Total	US$	1,100,184

These expenses will be borne by us.

97

LEGAL MATTERS

We are being represented by Troy Gould PC with respect to certain legal matters of U.S. federal securities. The validity of the Ordinary Shares offered in this Offering and certain legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. Legal matters as to Hong Kong law will be passed upon for us by Neo Solicitors LLP. Troy Gould PC may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law, Neo Solicitors LLP with respect to matters governed by Hong Kong law and Guangdong Wesley Law Firm with respect to matters governed by the laws of the PRC.

98

EXPERTS

The financial statements as of September 30, 2023 and 2024, and for each of the two years in the period ended September 30, 2023 and 2024 included in this prospectus have been audited by ARK Pro CPA & Co, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements). Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of ARK Pro CPA & Co is located at Unit 1602-3, 16th Floor, Stelux House, 698 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong.

99

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Ordinary Shares to be sold in this Offering. For the purposes of this section, the term “Registration Statement” means the original registration statement and any and all amendments thereto including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the Registration Statement on Form F-1, does not contain all of the information contained in the Registration Statement. You should read our Registration Statements and their exhibits and schedules for further information with respect to us and our Ordinary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the Registration Statement, can be obtained over the Internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As we are a foreign private issuer, we are required to file our annual report on Form 20-F within 120 days of the end of each year. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders.

100

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of

707 Cayman Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated and combined balance sheets of 707 Cayman Holdings Limited (“the Company”) as of September 30, 2023 and 2024, and the related consolidated and combined statements of operations, change in stockholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes (collectively referred to as the “consolidated and combined financial statements”). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the consolidated and combined financial position of the Company as of September 30, 2023 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the consolidated and combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
PCAOB ID: 3299

We have served as the Company’s auditor since 2024.

Hong Kong, China
January 22, 2025

F-2

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED AND COMBINED BALANCE SHEETS

	As of September 30,
	2023	2024	2024
	HKD	HKD	USD
ASSETS
Current assets:
Cash and cash equivalents	$12,750,082	$12,820,596	$1,650,161
Accounts receivable, net, third parties	7,158,728	7,355,202	946,701
Accounts receivable, net, related parties	717,208	97,449	12,543
Amount due from a related party	3,829,476	-	-
Inventories, net	-	103,991	13,385
Deferred offering costs	-	3,719,760	478,777
Deposit, prepayments, and other receivables	1,669,916	1,077,930	138,742
Total current assets	26,125,410	25,174,928	3,240,309

Non-current assets:
Plant and equipment, net	852,992	602,550	77,555
Right-of-use assets, net	9,402,318	6,156,518	792,416
Rental deposit	862,464	862,464	111,009
Total non-current assets	11,117,774	7,621,532	980,980

TOTAL ASSETS	$37,243,184	$32,796,460	$4,221,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,858,512	$6,603,523	$849,951
Customer deposits	783,326	421,146	54,206
Accrued liabilities and other payables	921,599	2,351,692	302,691
Amounts due to related parties	3,422,910	-	-
Amount due to a shareholder	2,692,150	3,598,750	463,201
Bills payable	730,353	-	-
Current portion of lease liabilities	3,004,702	3,415,438	439,607
Income tax payable	1,182,290	2,745,767	353,412
Total current liabilities	27,595,482	19,136,316	2,463,068

Long-term liabilities:
Lease liabilities	6,648,060	3,232,622	416,076
Other long-term liabilities	52,769	19,563	2,518
Total long-term liabilities	6,700,829	3,252,185	418,594

TOTAL LIABILITIES	34,296,671	22,388,501	2,881,662

Commitments and contingencies	—	—	—

Shareholders’ equity:
Ordinary share, US$0.001 par value, 500,000,000 shares authorized, 20,200,000 shares issued and outstanding as of September 30, 2023 and 2024*	158,570	158,570	20,410
Subscription receivables	(150,720)	(150,720)	(19,399)
Retained earnings	2,938,663	10,400,109	1,338,616
Total shareholders’ equity	2,946,513	10,407,959	1,339,627

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,243,184	$32,796,460	$4,221,289

* The share amounts are presented on a retroactive basis, due to the completion of group reorganization (see Note 1).

See accompanying notes to the consolidated and combined financial statements.

F-3

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Years ended September 30,
	2023	2024	2024
	HKD	HKD	USD
Revenues, net
Revenue from external customers	$83,130,627	$86,757,848	$11,166,753
Revenue from related parties	865,816	921,256	118,576
	83,996,443	87,679,104	11,285,329
Cost of revenue	(66,496,755)	(62,143,414)	(7,998,586)

Gross profit	17,499,688	25,535,690	3,286,743

Operating expenses:
Sales and distribution expenses, third parties	(547,544)	(778,226)	(100,167)
Sales and distribution expenses, related parties	(2,040,000)	(680,000)	(87,524)
Personnel and benefit costs	(4,899,068)	(7,115,663)	(915,869)
General and administrative expenses	(2,389,880)	(7,543,938)	(970,993)
Total operating expenses	(9,876,492)	(16,117,827)	(2,074,553)

Income from operations	7,623,196	9,417,863	1,212,190

Other income (expense):
Interest income	914	30,451	3,919
Interest expense	(55,363)	(456,597)	(58,769)
Government subsidies	4,800	-	-
Sundry income	-	33,206	4,274
Total other expense, net	(49,649)	(392,940)	(50,576)

Income before income taxes	7,573,547	9,024,923	1,161,614

Income tax expense	(1,012,496)	(1,563,477)	(201,238)

NET INCOME	$6,561,051	$7,461,446	$960,376

Weighted average number of ordinary shares:
Basic and diluted *	20,200,000	20,200,000	20,200,000

EARNINGS PER SHARE – BASIC AND DILUTED	$0.32	$0.37	$0.05

* The share amounts are presented on a retroactive basis, due to the completion of group reorganization (see Note 1).

See accompanying notes to the consolidated and combined financial statements.

F-4

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares
	No. of shares *	Amount	Subscription receivables	Retained earnings	Total shareholders’ equity
		HKD	HKD	HKD	HKD

Balance as of October 1, 2022	20,200,000	$158,570	$(150,720)	$2,077,612	$2,085,462

Dividend distribution	-	-	-	(5,700,000)	(5,700,000)
Net income for the year	-	-	-	6,561,051	6,561,051

Balance as of September 30, 2023	20,200,000	158,570	(150,720)	2,938,663	2,946,513

Net income for the year	-	-	-	7,461,446	7,461,446

Balance as of September 30, 2024	20,200,000	$158,570	$(150,720)	$10,400,109	$10,407,959

Balance as of September 30, 2024 (US$)	20,200,000	$20,410	$(19,399)	$1,338,616	$1,339,627

* The share amounts are presented on a retroactive basis, due to the completion of group reorganization (see Note 1).

See accompanying notes to the consolidated and combined financial statements.

F-5

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Years ended September 30,
	2023	2024	2024
	HKD	HKD	USD
Cash flows from operating activities:
Net income	$6,561,051	$7,461,446	$960,376
Adjustments to reconcile net income to net cash provided by operating activities
Allowance for expected credit losses	-	55,341	7,123
Defined benefit cost	52,769	(33,206)	(4,274)
Depreciation of plant and equipment	177,715	300,575	38,688
Non-cash lease expense	390,444	3,687,878	474,674

Change in operating assets and liabilities:
Accounts receivable	(6,561,050)	367,944	47,359
Inventories	-	(103,991)	(13,385)
Deposits, prepayments, and other receivables	(1,129,766)	591,986	76,196
Accounts payable	3,415,642	(8,254,989)	(1,062,514)
Bills payable	730,353	(730,353)	(94,005)
Customer deposits	(1,012,555)	(362,180)	(46,617)
Accrued liabilities and other payables	406,075	1,430,093	184,069
Amounts due from related parties	(3,403,178)	406,566	52,329
Lease liabilities	(140,000)	(3,446,780)	(443,641)
Income tax payable	1,012,496	1,563,477	201,238
Net cash provided by operating activities	499,996	2,933,807	377,616

Cash flows from investing activities:
Purchase of plant and equipment	(855,588)	(50,133)	(6,453)
Net cash used in investing activities	(855,588)	(50,133)	(6,453)

Cash flows from financing activities:
Dividends paid	-	(2,690,000)	(346,235)
Payment of offering costs	-	(3,719,760)	(478,777)
(Advance to) repayment from a shareholder	(3,000,000)	3,596,600	462,925
Net cash used in financing activities	(3,000,000)	(2,813,160)	(362,087)

Net change in cash and cash equivalent	(3,355,592)	70,514	9,076

BEGINNING OF YEAR	16,105,674	12,750,082	1,641,085

END OF YEAR	$12,750,082	$12,820,596	$1,650,161

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest	$-	$14,519	$1,869

Non-cash investing and financing activities:
Special dividends to the shareholder offset with amount due from the shareholder	$3,000,000	$-	$-

See accompanying notes to the consolidated and combined financial statements.

F-6

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS OVERVIEW AND BASIS OF PRESENTATION

707 Cayman Holdings Limited (“the Company”) was incorporated in Cayman Islands (“Cayman”) on February 2, 2024. The Company through its subsidiaries (collectively referred to as the “Company”) are principally engaged in (i) the sale of quality apparel products and (ii) the provision in supply chain management total solutions, among the customers throughout Western Europe, North America and the Middle East. The operation is mainly based in Hong Kong.

Description of subsidiaries incorporated and controlled by the Company:

Name	Background	Ownership

Beta Alpha Holdings Limited (“Beta Alpha”)	● BVI company ● Incorporated on February 14, 2024 ● Issued and outstanding 1 ordinary share for US$1 ● Investment holding	100% owned by the Company

707 International Limited (“707IL”)	● Hong Kong company ● Incorporated on January 4, 2021 ● Issued and outstanding 10,000 ordinary shares for HK$10,000 ● Sale and distribution of fashion apparel	100% owned by Beta Alpha

Reorganization

Since February 2024, the Company anticipated several transactions for the purposes of a group reorganization (“Group Reorganization”).

Prior to a Group Reorganization, 707IL was held as to 100% by Mr. Cheung Lui (“Mr. Cheung”). Following the formation of the Company, JME International Holdings Limited (“JME”), who is controlled by Mr. Cheung, ultimately owned 999,999 ordinary shares of the Company.

On August 26, 2024, the Company issued 1 ordinary share to JME in exchange of transferring 100% equity interest of 707IL by Mr. Cheung. The Company completed a share swap transaction on August 26, 2024, whereby the entire share capital of 707IL was transferred to Beta Alpha resulting in the Company being comprised of Beta Alpha and 707IL as its direct and indirect wholly-owned subsidiaries, respectively.

On October 9, 2024, for the purpose of the initial public offering, all of the current shareholders proportionately subscribed the additional 19,200,000 ordinary shares at par value, for a cash consideration of US$19,200, in aggregate. At the date of filing, the total number of ordinary shares which the Company is authorized to issue 500,000,000 ordinary shares, consisting of 20,200,000 ordinary shares issued and outstanding, at US$0.001 par value.

The Company completed a Group Reorganization on October 9, 2024.

During the years presented in these consolidated and combined financial statements, the control of these entities has been demonstrated by Mr. Cheung, as a sole owner, as if the Group Reorganization had taken place at the beginning of the earlier date presented. Accordingly, the combination has been treated as a corporate restructuring of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The combination of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated and combined financial statements.

F-7

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated and combined financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated and combined financial statements and notes.

● Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is not an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

● Basis of Presentation

The accompanying consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

● Principles of Consolidation

The consolidated and combined financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

● Use of Estimates and Assumptions

The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the years presented. Significant accounting estimates reflected in the Company’s consolidated and combined financial statements include the useful lives of plant and equipment, impairment of long-lived assets, allowance for expected credit losses, allowance for revenue recognition, retirement plan cost, leases, income tax provision, deferred taxes and uncertain tax position.

● Foreign Currency Transaction

The accompanying consolidated and combined financial statements are presented in the Hong Kong dollar (“HKD” or “HK$”), which is the reporting currency of the Company. HKD is also the functional currency of the Company’s operating subsidiary.

F-8

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Company accounts for foreign currency transactions pursuant to ASC Topic 830, Foreign Currency Matters (“ASC 830”). In accordance with ASC 830, monetary balances denominated in or linked to foreign currency are stated on the basis of the exchange rates prevailing at the applicable balance sheet date. For foreign currency transactions included in the statement of operations, the exchange rates applicable on the relevant transaction dates are used. Gains or losses arising from changes in the exchange rates used in the translation of such transactions and from the remeasurement of the monetary balance sheet items are recorded as gain (loss) on foreign currency transactions.

● Convenience Translation

Translations of amounts in the consolidated and combined balance sheets, consolidated and combined statements of operations and consolidated and combined statements of cash flows from HK$ into US$ as of and for the year ended September 30, 2024 are solely for the convenience of the readers and were calculated at the rate of US$ = HK$7.7693, as published in the United States Federal Reserve Board on September 30, 2024. No representation is made that the HK$ amounts could have been, or could be, converted, realized, or settled into US$ at such rate or at any other rate.

● Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. They consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

● Accounts Receivable

Accounts receivable are recorded at the gross billing amount less an allowance for any uncollectible accounts due from the customers. Accounts receivable do not bear interest and are considered overdue after 90 days from the date of sale invoices. The Company records impairment losses for accounts receivable based on assessments of the recoverability of the accounts receivable and individual account analysis, including the current creditworthiness and the past collection history of each customer and current economic industry trends. Impairments arise when there is objective evidence indicating that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on analysis of customers’ credit and ongoing relationship, management makes conclusions about whether any balances outstanding at the end of the period will be deemed non-collectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated and combined statements of operations and comprehensive income. Delinquent account balances are written off against the allowance for expected credit losses after management has determined that the likelihood of collection is not probable.

● Allowance for Credit Losses

In accordance with ASC Topic 326 Credit Losses — Measurement of Credit Losses on Financial Instruments (“ASC 326”), the Company utilizes the current expected credit losses (“CECL”) model to determine an allowance that reflects its best estimate of the lifetime expected credit losses on accounts receivable and deposit, prepayments, and others receivable which is recorded as a liability to offset the receivables. The CECL model is prepared after considering historical experience, current conditions, and reasonable and supportable economic forecasts to estimate lifetime expected credit losses. Accounts receivable and deposit, prepayments, and others receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction of bad debt expense. As of September 30, 2023 and 2024, the allowance for expected credit losses was $0 and $55,341 (US$7,123), respectively.

● Inventories

Inventories are comprised of finished apparel products, and are stated at cost, on a weighted average basis, which does not exceed net realizable value. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, new product development schedules, product obsolescence, and other factors. The Company continuously evaluates the recoverability of the Company’s inventories. Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage, or declining selling prices.

F-9

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

● Deferred Offering Costs

Deferred offering costs consist principally of all direct offering costs incurred by the Company, such as underwriting, legal, consulting, printing, and other registration related costs in connection with the initial public offering (“IPO”). Such costs are deferred until the closing of the IPO offering, at which time the deferred costs are offset against the offering proceeds. In the event the IPO offering is unsuccessful or aborted, the costs will be expensed.

● Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Leasehold improvements	Shorter of 3 years or the term of lease
Office equipment	5 years
Motor vehicle	5 years
Computer equipment	3 years

Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

● Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as plant and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. No impairment losses were recognized for the years ended September 30, 2023 and 2024.

● Revenue Recognition

The Company receives revenue from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”).

ASC Topic 606 provided the following overview of how revenue is recognized from the Company’s contracts with customers: The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price — The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract — Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation — An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

F-10

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Certain portion of the Company’s income is derived from contracts with customers, and as such, the revenue recognized depicts the transfer of promised goods or services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The Company’s revenue recognition policies are in compliance with ASC Topic 606, as follows:

The Company typically enters into purchase orders with its customers where the rights of the parties, including payment terms, are identified and sales prices to the customers are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of merchandise. The Company’s performance obligation is to deliver products according to contract specifications. The Company recognizes gross product revenue at a point in time when the control of products or services is transferred to customers.

Revenue from product sales is recognized at a point in time when the goods are delivered and transferred to customers, being at the point that the customer obtains the control of the goods under the free on board (“FOB”) and the Company has presented the right of payment and collection of the consideration is probable.

Payments received at the signing of the contracts with the customers are recognized as customer deposits and included in liabilities on the balance sheet. Customer deposits are recognized as revenue when the goods and services are transferred to and accepted by the customers. As of September 30, 2023 and 2024, the customer deposits were HK$783,326 and HK$421,146 (US$54,206), respectively.

The Company began the sales of products under its own label since February 2024. The Company recognizes revenue when the customer obtains control of the Company’s product based on the contractual shipping terms, at which time the performance obligation is deemed to be completed. The Company is primarily responsible for fulfilling the promise to deliver the product and bears risk of loss while the inventory is in-transit to the purchaser.

The Company only accepts the return of products that are defective or non-conforming due to defects in manufacturing and/or workmanship within 10-30 days upon the receipt of products by the customers.

Revenue from sourcing service is generated as a merchandizer to facilitate the production, price and tariff, stability and quality of fabric and apparel for Company’s customers, upon the agreed upon terms and condition, as a single performance obligation. Such fees are charged at the specific percentage based on the invoice value of the order made by the Company’s customer and billed to its customer when the service is rendered. The Company recognizes such revenue in the period when the amounts are determined to be fixed and the performance obligation is satisfied as the Company completes each period’s obligations.

Revenue from logistic service encompasses fees paid for logistic and supply chain support provided by the Company to the customer, with a single performance obligation. Such fees are fixed and billed on a monthly basis. The Company recognizes such revenue in the period when the amounts are determined to be fixed and the performance obligation is satisfied as the Company completes each period’s obligations.

Principal vs Agent Considerations

When another party is involved in providing goods to the customer, the Company will apply the principal versus agent guidance in ASC Topic 606 to determine if the Company is acting as the principal or an agent to the transaction. This evaluation determined that the Company is in control of establishing the transaction price, managing all aspects of the shipment term, and taking the risk of loss for delivery, collection, and returns. Based on the Company’s evaluation of the control model, it determined that all the Company’s major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

F-11

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Disaggregation of Revenue

The Company has disaggregated its revenue from contracts with customers into categories based on the nature of the revenue. The following tables present the revenue streams by products and geographical region as follows:

		For the years ended September 30,
Type of revenue	Point of recognition	2023	2024	2024
		HKD	HKD	USD

Product sales	Point in time	$81,623,606	$84,490,029	$10,874,857
Product sales (self-branded)	Point in time	-	601,458	77,415
Sourcing service	Point in time	2,207,276	594,708	76,546
Logistic service	Point in time	165,561	1,992,909	256,511
Total		$83,996,443	$87,679,104	$11,285,329

	For the years ended September 30,
By geographic region	2023	2024	2024
	HKD	HKD	USD

Western Europe	$51,550,492	$55,421,000	$7,133,333
North America	31,488,475	23,930,354	3,080,117
Middle East	103,868	5,569	717
Others	853,608	8,322,181	1,071,162
Total	$83,996,443	$87,679,104	$11,285,329

● Interest income

Interest income is mainly generated from savings and time deposits and is recognized on an accrual basis using the effective interest method.

● Cost of Revenues

Cost of revenues primarily consist of purchase costs of merchandizes, the shipping and fulfilment costs incurred during the delivery to the customers.

● Shipping and Handling Costs

Shipping costs incurred to deliver the products from the warehouse to the fulfilment location of the Company are included in cost of revenue in the consolidated and combined statements of operations and comprehensive income and totaled HK$1,413,459 and HK$1,534,507 (US$197,509) for the years ended September 30, 2023 and 2024, respectively.

● Government Assistance

Government assistance is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government assistance but the conditions attached to the grants have not been fulfilled, such government assistance is deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is depended on the management’s expectation of when the conditions attached to the grant can be fulfilled. For the years ended September 30, 2023 and 2024, the Company received aggregated government assistances of HK$4,800 and HK$0 (US$0), respectively from government grants in Hong Kong. Government assistance is recognized as government subsidy income in the consolidated and combined statements of operations and comprehensive income.

● Segment Reporting

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. As the Company’s chief operating decision maker has been identified as the chief executive officer, who reviews the combined results when making decisions about allocating resources and assessing performance of the Company, thus for the years ended September 30, 2023 and 2024, the Company has one single business segment operating in Hong Kong.

F-12

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

● Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying consolidated and combined statements of operations and comprehensive income as the related employee service are provided.

The Company also recognizes long service payments to be made by the Company to its employees upon the termination of services as a defined benefit plan under post-employment benefits. The cost of providing benefits is measured using projected unit credit method with actuarial valuations to determine its present value and service cost. When the calculation results in a benefit to the Company, the recognized assets are limited to lower of the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan and the asset ceiling. The net defined benefit liabilities recognized in the consolidated and combined balance sheets represent the present value of the obligation under defined benefit plan minus the fair value of plan assets. The Company carried out a comprehensive actuarial valuation at the end of reporting period. The remeasurement of the net defined benefit liabilities during a period are recognized as cost of defined benefit plan during the period.

● Leases

The Company adopts the FASB Accounting Standards Update (“ASU”) 2016-02 “Leases (Topic 842).” for all periods presented. This standard requires lessees to recognize lease assets (“right-of-use”) and related lease obligations (“lease liabilities”) on the balance sheet for leases with terms in excess of twelve months. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the consolidated and combined balance sheets. Finance leases are included in finance lease ROU assets and finance lease liabilities in the consolidated and combined balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease and finance lease ROU assets and liabilities are recognized, based on the present value of lease payments over the lease term discounted using the rate implicit in the lease. In cases where the implicit rate is not readily determinable, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term. The Company depreciated the ROU assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the ROU assets or the end of the lease term. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

All of the Company’s real estate leases are classified as operating leases and there was no lease with a duration of twelve months or less.

● Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the years ended September 30, 2023 and 2024, the Company did not have any interest and penalties associated with tax positions. As of September 30, 2023 and 2024, the Company did not have any significant unrecognized uncertain tax positions.

The Company is subject to tax in local and foreign jurisdictions. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

● Net Income Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC Topic 260, Earnings per Share (“ASC 260”). ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the year. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

F-13

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

● Related Parties

The Company follows the ASC Topic 850-10, Related Party (“ASC 850”) for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850, the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of ASC Topic 825—10—15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated and combined financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated and combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operations are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

● Commitments and Contingencies

The Company follows the ASC Topic 450-20, Contingencies, to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

● Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

F-14

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The carrying value of the Company’s financial instruments: cash and cash equivalents, accounts receivable, amounts due from related parties, deposit, prepayments and other receivables, accounts payable, customer deposits, accrued liabilities and other payables, bills payable and amounts due to related parties and shareholder approximate at their fair values because of the short-term nature of these financial instruments.

● Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification. This update will improve disclosure and presentation requirements of a variety of topics and align the requirements in the FASB codification with the SEC’s regulations. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements, but does not expect the impact to be material.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The purpose of the update was to improve financial reporting by requiring disclosures of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all periods presented in the consolidated and combined financial statements. Management is evaluating the impact on the Company’s consolidated and combined financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated and combined financial statements and disclosures.

In March 2024, the FASB issued ASU No. 2024-02, which removes references to the Board’s concepts statements from the FASB Accounting Standards Codification (the “Codification” or ASC). The ASU is part of the Board’s standing project to make “Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance, and other minor improvements.” The Company’s management does not believe the adoption of ASU 2024-02 will have a material impact on its consolidated and combined financial statements and disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires that an entity disclose, in the notes to financial statements, specified information about certain costs and expenses. The amendment in the ASU is intended to enhance the transparency and decision usefulness to better understand the major components of an entity’s income statement. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact of the new standard on its consolidated financial statements which is expected to result in enhanced disclosures.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have a material impact on the consolidated and combined balance sheets, statements of operations and cash flows.

F-15

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET

	As of September 30,
	2023	2024	2024
	HKD	HKD	USD

Accounts receivable, at cost	$7,875,936	$7,507,992	$966,367
Less: allowance for expected credit losses	-	(55,341)	(7,123)
Accounts receivable, net	$7,875,936	$7,452,651	$959,244

For the years ended September 30, 2023 and 2024, allowance of expected credit losses was recognized $0 and $55,341 (US$7,123), respectively. The Company has not experienced any significant bad debt or write-offs of accounts receivable in the past.

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and an allowance for expected credit losses, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecasted economic and market conditions. Accounts receivable are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

Up to the date of the report, the Company fully collected the net balance of accounts receivable as of September 30, 2024.

NOTE 4 — INVENTORIES

	As of September 30,
	2023	2024	2024
	HKD	HKD	USD

Goods for product sales	$-	$103,991	$13,385

For the years ended September 30, 2023 and 2024, the Company did not record an allowance for obsolete inventories and there have been no write-offs.

NOTE 5 — PLANT AND EQUIPMENT, NET

Plant and equipment consisted of the following:

	As of September 30,
	2023	2024	2024
	HKD	HKD	USD
As cost:
Leasehold improvements	$196,022	$196,022	$25,230
Office equipment	155,260	185,927	23,931
Motor vehicles	290,000	290,000	37,326
Computer equipment	416,480	435,946	56,111
	1,057,762	1,107,895	142,598
Less: accumulated depreciation	(204,770)	(505,345)	(65,043)
Plant and equipment, net	$852,992	$602,550	$77,555

Depreciation expense for the years ended September 30, 2023 and 2024 were HK$177,715 and HK$300,575 (US$38,688), respectively.

F-16

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 6 － ACCRUED LIABILITIES AND OTHER PAYABLES

	As of September 30,
	2023	2024	2024
	HKD	HKD	USD

Accrued audit fee	$12,800	$416,737	$53,639
Accrued offering costs	-	880,000	113,266
Accrued operating expenses	908,799	1,054,955	135,786

	$921,599	$2,351,692	$302,691

NOTE 7 — BILLS PAYABLE

On January 3, 2023, the Company obtained the import facility with HSBC Bank and granted the line of credit in the maximum principal of HK$12,000,000 (US$1,544,541), in the form of loan against import and trust receipts, with the tenor up to 90 days. Only trust receipts bear annual interest at the bank prevailing rates ranging as follows:

HKD currency	At HIBOR + 2% per annum

USD currency	At USD reference rate + 2.14% per annum

These banking facilities are secured and guaranteed, with the details of which are set out as follows:

(a)	a legal charge over the property held by Mr. Cheung, the director of the Company; and

(b)	unlimited personal guaranteed by Mr. Cheung, the director of the Company

As of September 30, 2023 and 2024, the Company borrowed HK$730,353 and HK$0 (US$0), respectively.

NOTE 8 — LEASES

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Generally, the implicit rate of interest (“discount rate”) in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

The Company has entered into commercial operating leases with various third parties for the use of offices and warehouse in Hong Kong. These leases have original terms exceeding 1 year, but not more than 3 years. These operating leases are included in “Right-of-use Assets” on the balance sheet and represent the Company’s right to use the underlying assets during the lease term. The Company’s obligation to make lease payments are included in “Lease liabilities” on the balance sheet.

Supplemental balance sheet information related to operating leases was as follows:

	As of September 30,
	2023	2024	2024
	HKD	HKD	USD
Operating lease:
Right-of-use assets, net	$9,402,318	$6,156,518	$792,416

Lease liabilities:
Current lease liabilities	$3,004,702	$3,415,438	$439,607
Non-current lease liabilities	6,648,060	3,232,622	416,076
Total lease liabilities	$9,652,762	$6,648,060	$855,683

Operating lease expense for the years ended September 30, 2023 and 2024 were HK$390,444 and HK$3,687,878 (US$474,673), respectively.

Other supplemental information about the Company’s operating lease as of September 30,

	2023	2024
Weighted average discount rate	5.6%	5.6%
Weighted average remaining lease term (years)	2.8-2.9 years	1.8-1.9 years

Operating lease commitments:

The following table summarizes the future minimum lease payments due under the Company’s operating leases as of September 30, 2024:

For the year ending September 30,	HKD	USD

2025	$3,683,760	$474,143
2026	3,306,780	425,621
Total minimum lease payments	6,990,540	899,764
Less: imputed interest	(342,480)	(44,081)
Future minimum lease payments	$6,648,060	$855,683

F-17

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 9 — SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was established under the laws of Cayman Island on February 2, 2024, with authorized to issue one class of ordinary share. At the date of filing, the total number of ordinary shares which the Company is authorized to issue 500,000,000 ordinary shares, consisting of 20,200,000 ordinary shares issued and outstanding, at par value of US$0.001 per share.

Unless indicated or the context otherwise requires, all share numbers of ordinary shares in this report have been retroactively presented to reflect the completion of group reorganization (see Note 1), as if such transactions occurred on the earliest day of the periods presented.

Dividend Distribution

For the year ended September 30, 2024, the Company did not declare any dividend.

For the year ended September 30, 2023, the Company declared to distribute a special dividend of HK$5,700,000. The special dividend was partially paid by cash and the balance was fully settled by offsetting with the amount due from a shareholder.

NOTE 10 — NET INCOME PER SHARE

	Years ended September 30,
	2023	2024	2024
	HKD	HKD	USD
Numerator:
Net income attributable to the Company’s shareholders	$6,561,051	$7,461,446	$960,376

Denominator:
Weighted average ordinary shares outstanding
Basic and diluted*	20,200,000	20,200,000	20,200,000

Net income per share
Basic and diluted	$0.32	$0.37	$0.05

* The shares amounts are presented on a retroactive basis, due to the completion of group reorganization (see Note 1).

NOTE 11 — INCOME TAX EXPENSE

The provision for income tax expense consisted of the following:

	Years ended September 30,
	2023	2024	2024
	HKD	HKD	USD

Current income tax	$1,012,496	$1,563,477	$201,238
Deferred income tax	-	-	-

Income tax expense	$1,012,496	$1,563,477	$201,238

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rate. The Company mainly operates in Hong Kong that are subject to taxes in the jurisdictions in which it operates, as follows:

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

F-18

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

British Virgin Islands

Beta Alpha is incorporated in the British Virgin Islands and is not subject to taxation. In addition, upon payments of dividends by these entities to their shareholder, no British Virgin Islands withholding tax will be imposed.

Hong Kong

707IL is operating in Hong Kong and is subject to the Hong Kong profits tax at the two-tiered income tax rates at the rate of 8.25% on the estimated assessable income up to HK$2,000,000 and 16.5% on any part of assessable income over HK$2,000,000 arising in Hong Kong during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on income before income tax expense for the years ended September 30, 2023 and 2024 are as follows:

	Years ended September 30,
	2023	2024	2024
	HKD	HKD	USD

Income before income taxes	$7,573,547	$9,024,923	$1,161,614
Statutory income tax rate	16.5%	16.5%	16.5%
Income tax expense at statutory rate	1,249,635	1,489,112	191,666
Income not subject to taxes	(943)	(10,503)	(1,352)
Expenses not subject to tax deduction	38,030	262,113	33,737
Tax adjustment	(109,226)	(12,245)	(1,576)
Tax holidays	(165,000)	(165,000)	(21,237)
Income tax expense	1,012,496	$1,563,477	$201,238

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2023 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended September 30, 2023 and 2024 and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2024.

NOTE 12 — PENSION COSTS

Defined contribution plan

The Company is required to make contribution to their employees under a government-mandated defined contribution pension scheme for its eligible full-times employees in Hong Kong. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. For the years ended September 30, 2023 and 2024, the contribution to the defined benefit plans was approximately HK$171,064 and HK$217,317 (US$27,971), respectively.

Defined benefit plan

The Company also recognizes long service payments to be made by the Company to its employees upon the termination of service as a defined benefit plan under post-employment benefits. The defined benefit liabilities relate to government-mandated long-service payments. All full-time employees, including executive directors, are covered by program. An employee employed under a continuous contract for not less than five years is eligible for long service payments if the employee retires, resigns or is dismissed under qualifying conditions.

For the eligible employees to be retired, resigned or dismissed before May 1, 2025, long service payments are calculated based on two-third of the salary of last month (or average monthly salary over last twelve months) and the reckonable years of service subject to a maximum of HK$390,000 (US$50,198).

For the eligible employees to be retired, resigned or dismissed on or after 1 May 2025, long service payments are divided into two portions (i.e. pre-transition portion and post-transition portion). The pre-transition portion is calculated based on two-third of the salary for April 2025 (or average monthly salary for the twelve months ending April 30, 2025) and the reckonable years of service up to April 30, 2025. The post-transition portion is calculated based on two-third of the salary of last month (or average monthly salary over last twelve months) and the reckonable years of service counting from May 1, 2025 to the last day of employment. The total of the two portions is subject to a maximum of HK$390,000 (US$50,198).

The accrued benefit held in a mandatory provident fund scheme in respect of the employer’s contribution up to the end of employment that would be used to offset the pre-transition portion of long service payments is deemed the plan assets for the long-service payments.

The provision of long service payments under defined benefits plan was HK$52,769 and negative HK$33,206 (negative US$4,274) for the years ended September 30, 2023 and 2024.

F-19

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 13 — RELATED PARTY BALANCES AND TRANSACTIONS

Nature of relationships with related parties

Name of related party	Relationship with the Company
Cheung Lui	Chief Executive Officer and indirect controlling shareholder of the Company
Jose Sfez (“Mr. Sfez”)	Chairman and Director of the Company
JME Holdings Limited	Holding company of the Company
707 Licensing Limited	Entity controlled by Mr. Cheung
Seven Retail Limited	Entity controlled by Mr. Sfez
Seven Limited	Entity controlled by Mr. Cheung
Red and Blue LLC	Entity controlled by Mr. Sfez

Related party balances consisted of the following:

			As of September 30,
			2023	2024	2024
Name	Nature		HKD	HKD	USD

Cheung Lui	Amount due to a shareholder	(a)	$2,692,150	$3,598,750	$463,201

707 Licensing Limited	Amount due from a related party	(b)	$3,829,479	$-	$-

Seven Limited	Amount due to a related party	(c)	$2,402,910	$-	$-

Seven Retail Limited	Amount due to a related party	(d)	$1,020,000	$-	$-

Red and Blue LLC	Accounts receivable	(e)	$717,208	$97,449	$12,543

(a) As of September 30, 2023 and 2024, the amount due to a shareholder, Mr. Cheung Lui represented the temporary advances made to the Company to finance the listing fees in connection with this initial public Offering (“IPO”). In October 2023, the Company entered into the loan facility with its major shareholder, Mr. Cheung to obtain his personal fund to support the transaction costs in connection with the IPO, up to the aggregate amount of HK$15 million (US$1.9 million). This advance made by Mr. Cheung under this facility is non-interest bearing, unsecured and payable promptly after the date on which the Company is able to consummate the IPO.

(b) As of September 30, 2023, the amount due from a related party, 707 Licensing Limited, represented non-trade temporary advances made by the Company, which are unsecured, non-interest bearing and repayable on demand. The balance was subsequently settled in full.

(c) As of September 30, 2023, the amount due to a related party, Seven Limited, represented non-trade temporary advances made to the Company, which is unsecured, non-interest bearing and payable on demand. The balance was subsequently settled in full.

(d) As of September 30, 2023, the amount due to a related party, Seven Retail Limited, represented temporary advances made to the Company in trade nature, which is unsecured, non-interest bearing and payable on demand. The balance was subsequently settled in full.

(e) As of September 30, 2023 and 2024, the amount represented trade receivable from product sales with a related party, Red and Blue LLC. The amount is unsecured, interest-free and granted with 45 days’ credit term. The balance was subsequently settled in full.

In the ordinary course of business, during the years ended September 30, 2023 and 2024, the Company has involved with transactions, either at cost or current market prices and on the normal commercial terms among related parties. The following table provides the transactions with these parties for the years as presented (for the portion of such period that they were considered related):

		For the years ended September 30,
		2023	2024	2024
Name	Nature	HKD	HKD	USD

Cheung Lui	Dividends declared	$5,700,000	$-	$-

Seven Retail Limited	Consultancy fee	$2,040,000	$680,000	$87,524

Red and Blue LLC	Product sales	$865,816	$921,256	$118,576

F-20

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the years ended September 30, 2023 and 2024, the director of the Company, Mr. Cheung provided the personal guarantees and a legal charge over his personal property under banking facility at no fee charge. (see Note 7)

Apart from the transactions and balances detailed above and elsewhere in these accompanying consolidated and combined financial statements, the Company has no other significant or material related party transactions during the years presented.

NOTE 14 — CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a) Major customers

For the years ended September 30, 2023 and 2024, the individual customer who accounted for 10% or more of the Company’s revenues and its outstanding receivable balance at year-end dates, as follows:

	Year ended September 30, 2023		As of September 30, 2023
Customer	Revenue	Percentage of Sales	Accounts receivable
	HK$		HK$
Customer A	$40,339,793	48.03%	$3,585,309
Customer B	27,861,434	33.17%	2,392,795
Customer C	$9,893,769	11.78%	$661,987

	Year ended September 30, 2024			As of September 30, 2024
Customer	Revenue		Percentage of Sales	Accounts receivable
	HK$	US$		HK$	US$
Customer D	$25,009,118	$3,218,967	28.52%	$4,880,643	$628,196
Customer A	22,294,011	2,869,501	25.43%	701,253	90,259
Customer B	$20,785,551	$2,675,344	23.71%	$741,774	$95,475

(b) Major vendors

For the years ended September 30, 2023 and 2024, the individual vendor who accounted for 10% or more of the Company’s purchases and its outstanding payable balances at year-end dates, as follows:

	Year ended September 30, 2023		As of September 30, 2023
Vendor	Purchases	Percentage of Purchases	Accounts payable
	HK$		HK$
Vendor A	$13,920,907	20.93%	$709,085
Vendor B	8,679,468	13.05%	-
Vendor C	$7,901,234	11.88%	$8,195,263

	Year ended September 30, 2024			As of September 30, 2024
Vendor	Purchases		Percentage of purchases	Accounts payable
	HK$	US$		HK$	US$
Vendor D	$22,934,115	$2,951,889	36.91%	$2,816,562	$362,525
Vendor C	$10,824,696	$1,393,265	17.42%	$1,118,968	$144,024

(c) Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, restricted cash, and accounts receivable. Cash equivalents are maintained with high credit quality institutions in Hong Kong, the composition and maturities of which are regularly monitored by the management. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$800,000 (US$102,969), effective from October 1, 2024 if the bank in Hong Kong with which an individual/a company hold its eligible deposit fails.

As of September 30, 2023, cash and cash equivalents of HK$12.8 million (US$1.6 million) was maintained at financial institutions in Hong Kong, of which approximately HK$11.9 million (US$1.5 million) was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

F-21

707 CAYMAN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

As of September 30, 2024, cash and cash equivalents of HK$12.8 million (US$1.7 million) was maintained at financial institutions in Hong Kong, of which approximately HK$11.8 million (US$1.5 million) was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the probable losses and sets up an allowance for expected credit losses.

(d) Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of HK$ converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

(e) Interest rate risk

The Company is exposed to interest rate risk primarily relating to the variable-rate import facility and is mainly concentrated on the fluctuation of HIBOR and USD reference rate arising from its bills payable. The Company has not used any derivative instruments to mitigate its exposure associated with interest rate risk. However, the management monitors interest rate exposure and will consider other necessary actions when significant interest rate exposure is anticipated.

As of September 30, 2023 and 2024, the Company had outstanding balance in bills payable of HK$730,353 and HK$0 (US$0).

(f) Economic and political risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

Legal contingency

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

Severance Payment and Long Service Payment

Employment Ordinance of the Laws of Hong Kong requires employers to assure the liability of severance payment if an employee who has been working for the employer for not less than 24 months under a continuous contract is, due to redundancy, dismissed, laid off, or upon expiry of a fixed-term employment contract. The ordinance also requires employers to assure the liability of long service payment if an employee who has been working for the employer for not less than 5 years under a continuous contract is dismissed, dies, resigns on ground of ill health or on or after 65 years old, or upon expiry of a fixed-term employment contract.

As of September 30, 2023 and 2024, the Company has estimated and recorded its long service payment to be HK$52,769 and HK$19,563 (US$2,518), respectively. The provision for long service payment as of September 30, 2023 and 2024 has been reflected in the consolidated and combined balance sheet as “other long-term liabilities” under long-term liabilities and the impact is considered not material to the operations.

No severance payment is provided since the Company has no plan to dismiss any staff due to redundancy, and therefore considers the possibility of meeting the criteria of making severance payment is remote.

As of September 30, 2023 and 2024, the Company did not have any significant commitments and contingencies involved.

NOTE 16 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the consolidated and combined financial statements are issued, the Company has evaluated all events or transactions that occurred after September 30, 2024, up to the date that the audited consolidated and combined financial statements were available to be issued.

The Group Reorganization as detailed in Note 1 above, was completed on October 9, 2024.

F-22

707 Cayman Holdings Limited

3,838,000 Ordinary Shares

RESALE PROSPECTUS

Dated June 9, 2025

Through and including July 4, 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.